UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 240.14a-12
Terra Industries Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☑	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

Common stock, without par value, of Terra Industries Inc.

(2)	Aggregate number of securities to which transaction applies:

As of February 22, 2010, 100,105,516 shares of common stock outstanding, stock-based awards with respect to 1,401,853 shares of common stock and 60,241 shares of common stock issuable upon conversion of outstanding shares of preferred stock (representing the maximum number of shares of common stock issuable upon such conversion).

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The maximum aggregate value was determined based upon the sum of (A) 100,105,516 shares of common stock multiplied by $45.88 per share (represents $41.10 plus the maximum increase in merger consideration, an amount which has been assumed for the purposes of calculating the filing fee for this proxy statement only), (B) other stock-based awards with respect to 1,401,853 shares of common stock multiplied by $45.88 per share and (C) 60,241 shares of common stock issuable upon conversion of outstanding shares of preferred stock multiplied by $45.88 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.0000713 by the sum calculated in the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:

$4,659,921,946.80

(5)	Total fee paid:

$332,252.43
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
               [  ], 2010
To Our Stockholders:
We are pleased to invite you to attend a special meeting of the stockholders of Terra Industries Inc. (“Terra”), a Maryland corporation, to be held at [   ] on [   ], 2010 at [   ].
At the special meeting, you will be asked to approve the merger of Yukon Merger Sub, Inc. (“Merger Sub”), an indirect, wholly owned subsidiary of Yara International ASA (“Yara”), with and into Terra, and the other transactions constituting a part of the merger (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of February 12, 2010, by and among Yara, Merger Sub and Terra (the “Merger Agreement”). If the Merger is completed, each share of our common stock will be converted into the right to receive $41.10 in cash and Terra will become an indirect, wholly owned subsidiary of Yara. As more fully described in the enclosed proxy statement, Yara will also hold a meeting of its stockholders to approve the issuance of common stock to finance a portion of the Merger consideration. If Yara does not hold its stockholders meeting within 90 days from the date of the Merger Agreement, the purchase price is subject to increase.
After careful consideration, our board of directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and has declared the Merger and the other transactions contemplated by the Merger Agreement advisable to, and in the best interests of, Terra and our stockholders. Our board of directors unanimously recommends that you vote “FOR” the approval of the Merger.
The Merger must be approved by the affirmative vote of holders of a majority of the outstanding shares of common stock that are entitled to vote at the special meeting. The completion of the Merger is also subject to the satisfaction or waiver of other conditions. More information about the Merger is contained in the enclosed proxy statement. We urge you to read carefully the enclosed proxy statement and the Merger Agreement, a copy of which is included in the proxy statement as Exhibit A.
Your vote is very important, regardless of the number of shares you own. Whether you plan to attend the special meeting or not, please promptly complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided to ensure that your vote will be received and counted. In the alternative, you may submit your proxy or voting instructions by telephone or via the Internet. The enclosed proxy card contains instructions regarding voting. If you attend the special meeting, you may continue to have your shares voted as instructed in the proxy or you may withdraw your proxy at the special meeting and vote your shares in person. If you fail to vote by proxy or in person, or fail to instruct your broker on how to vote, it will have the same effect as a vote against approval of the Merger.
This proxy statement is dated [   ], 2010 and is first being mailed, along with the enclosed proxy card, to our stockholders on or about [   ], 2010.
If you have any questions or require assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc. toll-free at
(800) 322-2885.

Michael L. Bennett	Henry R. Slack
President and Chief Executive Officer	Chairman
This transaction has not been approved or disapproved by the Securities and Exchange Commission or any state securities commission. Neither the Securities and Exchange Commission nor any state securities commission has passed upon the merits or fairness of this transaction or upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD [   ], 2010
To Our Stockholders:
          Notice is hereby given that the special meeting of the stockholders of Terra Industries Inc. (“Terra”) will be held at [  ] on [  ], 2010 at [  ] in order to:
a.	consider and vote upon a proposal to approve the merger of Yukon Merger Sub, Inc. (“Merger Sub”), an indirect, wholly owned subsidiary of Yara International ASA (“Yara”), with and into Terra, and the other transactions constituting a part of the merger (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of February 12, 2010, by and among Yara, Merger Sub and Terra (the “Merger Agreement”);

b.	consider and vote upon any proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger; and

c.	consider and act upon any other business properly presented at the special meeting or any adjournment or postponement thereof.
          All holders of record of shares of our common stock as of the close of business on [  ], 2010 are entitled to notice of, and to vote at, the special meeting or any postponements or adjournments of the special meeting. Regardless of the number of shares you own, your vote is very important. If you do not plan to attend the special meeting and vote your shares of common stock in person, please submit your proxy by either promptly completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided or submitting your proxy or voting instructions by telephone or via the Internet. Any proxy may be revoked at any time prior to its exercise by delivery of a written notice of revocation or a later-dated proxy card, or by voting in person at the special meeting.
          We encourage you to carefully read the accompanying proxy statement, including the Merger Agreement attached thereto as Exhibit A, which forms a part of this Notice of Special Meeting of Stockholders and is incorporated herein by reference. These documents may also be obtained for free from Terra by directing a request to Terra Industries Inc., Investor Relations, Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, Iowa 51102.
          If you have any questions or require assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

John W. Huey
Vice President, General Counsel
and Corporate Secretary
Sioux City, Iowa
[  ], 2010

IMPORTANT
     Whether or not you plan to attend the special meeting, please promptly either complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided or submit your proxy or voting instructions by telephone or via the Internet. Details are outlined in the enclosed proxy card. If you hold your shares through a broker, dealer, trustee, bank or other nominee, you also may be able to submit your proxy or voting instructions by telephone or via the Internet in accordance with the instructions your broker, dealer, trustee, bank or other nominee provides. Returning a signed proxy will not prevent you from attending the special meeting and voting in person, if you wish to do so. Please note that if you execute multiple proxies for the same shares, the last proxy you execute revokes all previous proxies.

SUMMARY TERM SHEET
     This summary term sheet highlights material information in this proxy statement relating to the Merger contemplated by the Merger Agreement and may not contain all of the information that is important to you. To understand the Merger and the related transactions fully and for a more complete description of the legal terms of the transactions contemplated by the Merger Agreement, you should carefully read this entire document as well as the additional documents to which it refers, including the Merger Agreement, which is attached to this proxy statement as Exhibit A and incorporated herein by reference. In this proxy statement, the terms “Terra”, “we”, “us” and “our” refer to Terra Industries Inc.
The Parties (Page 16)
Terra Industries Inc.
600 Fourth Street
Sioux City, Iowa 51102
(712) 277-1340
     Terra Industries Inc. is a Maryland corporation. Terra is a leading North American producer and marketer of nitrogen products, serving agricultural, industrial and environmental customers. Terra owns and operates six North American nitrogen products manufacturing facilities and owns a 50% interest in joint ventures in the United Kingdom and The Republic of Trinidad and Tobago.
Yara International ASA
Bygdoy alle 2
N-0202 Oslo
Norway
+47 24 15 70 00
     Yara International ASA is a Norwegian public company limited by shares. Yara is the world’s largest supplier of plant nutrients and a leading global trader of ammonia. With operations in 50 countries and sales to more than 120 countries, Yara is a significant provider of fertilizers globally.
Yukon Merger Sub, Inc.
Bygdoy alle 2
N-0202 Oslo
Norway
+47 24 15 70 00
     Yukon Merger Sub, Inc. is a Maryland corporation and was organized solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger. Merger Sub is wholly owned by Yara. If the Merger is completed, Merger Sub would cease to exist after it merges with and into Terra.
The Merger (Page 16)
•	If the Merger is completed, Merger Sub will be merged with and into Terra with the result that Terra will become an indirect, wholly owned subsidiary of Yara. We sometimes use the term “Surviving Corporation” in this proxy statement to describe Terra as the surviving entity following the Merger. As part of the Merger, the charter of Terra will be amended and restated as provided in Exhibit A to the Merger Agreement, and such amended and restated charter will be the charter of the Surviving Corporation.
•	The Merger will become effective at the time the State Department of Assessments and Taxation of Maryland accepts the articles of merger for record, or at such later time (not to exceed 30 days after such acceptance) that we and Yara specify in the articles of merger. We sometimes use the term “effective time” in this proxy statement to describe the time the Merger becomes effective under Maryland law.

When the Merger Will be Completed
     We are working to complete the Merger as promptly as practicable. We anticipate completing the Merger in the second quarter of 2010, subject to the approval of the Merger by our stockholders, the approval of Yara’s stockholders of the issuance of Yara common stock to finance a portion of the Merger consideration at a meeting of the stockholders of Yara, the receipt of applicable U.S., Canadian and European antitrust, competition, trade regulation and foreign investment or similar approvals and the satisfaction of the other closing conditions. Further, Yara is not obligated to complete the Merger until the expiration of the “Marketing Period”, as described in further detail under “The Merger Agreement—Effective Time; Closing”, beginning on page 41.
Merger Consideration (Page 42)
     If the Merger is completed, each share of our common stock that is issued and outstanding immediately prior to the effective time of the Merger (other than shares of our common stock owned by Terra, Yara, Merger Sub or any wholly owned subsidiary of Terra or Yara), including shares of restricted stock, will be cancelled and automatically converted into the right to receive an amount in cash equal to $41.10 plus the “Additional Per Share Consideration” (as described in “The Merger Agreement—Merger Consideration”, beginning on page 42) (the “Merger Consideration”), without interest and less any applicable taxes required to be withheld.
     If the Merger is completed, each equity award relating to shares of our common stock granted pursuant to any of our equity incentive plans that is subject to time-based vesting and is settled in cash pursuant to its terms (a “Phantom Unit”) will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the number of shares of common stock subject to such Phantom Unit immediately prior to the effective time of the Merger and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger.
     If the Merger is completed, each equity award relating to shares of our common stock granted under any of our equity incentive plans that is subject to performance-based vesting and is settled in shares of our common stock pursuant to its terms (a “Performance Share Award”) and each equity award relating to shares of our common stock granted under any of our equity incentive plans that is subject to performance-based vesting and is settled in cash pursuant to its terms (a “Phantom Performance Share Award”) will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the greater of (A) the number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award based on our actual performance calculated during the quarters completed through the effective time of the Merger and (B) the target number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger.
The Special Meeting
     Place, Date and Time of the Special Meeting
     The special meeting will be held at [  ] on [  ], 2010 at [  ].
     Purpose (Page 11)
     The purpose of the special meeting is for you to consider and vote upon a proposal to approve the Merger and to vote upon any proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger.
     Record Date and Quorum (Page 11)
     The holders of record of Terra common stock as of the close of business on the record date, which is [  ], 2010 (the “Record Date”), are entitled to receive notice of, and to vote at, the special meeting. On the Record Date, there were [  ] shares of Terra common stock outstanding. The presence in person or by proxy of stockholders entitled to cast a majority of all votes entitled to be cast at the special meeting shall constitute a quorum for the purpose of considering both proposals. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned by the presiding officer of the special meeting to permit solicitation of additional proxies. For purposes of determining whether a quorum exists, broker non-votes and abstentions will be counted. You will have one vote at the special meeting for each share of Terra common stock held on the Record Date.
     Required Vote; Abstentions and Broker Non-Votes (Page 11)
     Completion of the Merger requires the approval of the Merger by the affirmative vote of the holders of a majority of the outstanding shares of Terra common stock that are entitled to vote at the special meeting. Because the required vote is based on the number of shares of Terra common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the Merger.
     Approval of any proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on this proposal.
Share Ownership of Directors and Executive Officers (Page 32)
     As of February 22, 2010, our executive officers and directors beneficially owned an aggregate of approximately 1,537,431 shares of Terra common stock (184,200 of which were restricted shares), representing 1.5% of the total beneficial ownership of Terra common stock and entitling them to exercise approximately 1.5% of the voting power of Terra common stock entitled to vote at the special meeting.
Interests of Terra’s Directors and Executive Officers in the Merger (Page 32)
     Aside from their interests as Terra stockholders, Terra’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of other Terra stockholders generally. In considering the recommendation of our board of directors that you vote to approve the Merger, you should be aware of these interests. The interests of Terra’s executive officers in the Merger that are different from, or in addition to, those of other Terra stockholders consist of: the accelerated vesting of Terra restricted stock awards and Performance Share Awards, and the cancellation of such awards in exchange for cash, at the effective time of the Merger; the fixing of the performance metric under Terra’s annual incentive compensation plan at the effective time of the Merger at the greater of (i) target performance and (ii) actual performance during the quarters completed through the effective time of the Merger; the receipt of certain payments and benefits under the executive officers’ employment severance agreements, as well as prorated bonuses under Terra’s annual incentive compensation plan, upon certain types of terminations of employment following the Merger; the receipt of gross-up payments to make the executive officers whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), on any compensation received; the funding of a rabbi trust with respect to certain executive officers’ supplemental retirement benefits and the continuation of certain compensation and benefits until December 31, 2011 pursuant to the Merger Agreement.
     In addition, the Merger Agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers.
     The members of our board of directors were aware of and considered these interests, among other matters, in making its decision.
Opinion of Credit Suisse Securities (USA) LLC (Page 25 and Exhibit B)
     On February 12, 2010, Credit Suisse Securities (USA) LLC (“Credit Suisse”) rendered its oral opinion to the Terra board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of February 12, 2010, and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $41.10 in cash per share of Terra common stock to be received by the holders of shares of Terra’s common stock in the Merger was fair, from a financial point of view, to such stockholders.

     Credit Suisse’s opinion was directed to our board of directors and only addressed the fairness from a financial point of view of the $41.10 in cash per share of Terra common stock to be received by the holders of Terra common stock in the Merger, and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Exhibit B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any holder of Terra common stock as to how such holder should vote or act on any matter relating to the Merger.
Financing (Page 29)
     Pursuant to the Merger Agreement, Yara is obligated to use its reasonable best efforts to arrange financing that is sufficient to permit Yara and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement.
     Yara intends that the payment of the Merger Consideration and the other funds necessary to consummate the transactions contemplated by the Merger Agreement will be partly financed through a planned $2.0-2.5 billion rights issue by Yara (the “Rights Issue”) and partly through other sources of financing.
     The closing of the Merger is not conditioned on the receipt of the financing by Yara, but Yara is not obligated to complete the Merger until the expiration of the Marketing Period.
Limitation on Considering Other Takeover Proposals (Page 47)
     The Merger Agreement contains restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions involving Terra or our subsidiaries. Notwithstanding these restrictions, under certain limited circumstances, our board of directors may respond to an unsolicited written bona fide takeover proposal or terminate the Merger Agreement and enter into an acquisition agreement with respect to a superior proposal to acquire Terra.
Conditions to the Merger (Page 51)
     Completion of the Merger is subject to the satisfaction or waiver of a number of conditions, including:
•	the affirmative vote of the holders of a majority of the outstanding shares of Terra common stock entitled to vote at the special meeting (the “Terra Stockholders Meeting”) to approve the Merger (the “Terra Stockholder Approval”);
•	the affirmative vote of the holders of at least two-thirds of the shares of Yara common stock represented in person or by proxy at the meeting of the stockholders of Yara (the “Yara Stockholders Meeting”) to approve the Rights Issue (the “Yara Stockholder Approval”);
•	there must be no law, order or injunction or other judgment by any governmental entity enjoining, making illegal, or otherwise prohibiting the consummation of the Merger;
•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), the Canadian Competition Act and the Canada Transportation Act must have expired or been terminated and any applicable approvals pursuant to the antitrust, competition, trade regulation, foreign investment review or similar law of the European Union must have been obtained;
•	any review or investigation under Section 721 of the Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”), must have been concluded, or the Committee on Foreign Investment in the United States (“CFIUS”) or the President of the United States must have determined not to take action authorized thereunder or have determined to take action that would not reasonably be expected to materially adversely affect the business or operations of Yara and its subsidiaries, taken as a whole;

•	there must be no pending lawsuit by any governmental entity that seeks to prohibit the consummation of the Merger that would reasonably be expected to result in a “material adverse effect” on Terra;
•	the representation with respect to the absence of a “material adverse effect” on Terra must be true and correct in all respects as of the date of the Merger Agreement and as of the date the Merger closes and the other representations and warranties of Terra in the Merger Agreement (disregarding all qualifications or limitations as to materiality and “material adverse effect”) must be true and correct as of the date of the Merger Agreement and as of the date the Merger closes (other than representations and warranties that by their terms speak as of another date, which representations and warranties must be true and correct as of such date), except for any failures of such representations and warranties to be true and correct that, individually or in the aggregate, do not have and are not reasonably expected to result in a “material adverse effect” on Terra, provided that the representations and warranties with respect to Terra’s capitalization, corporate authority, board approval, stockholder voting requirements and anti-takeover statutes must be true and correct in all material respects;
•	Terra must have performed or complied, in all material respects, with all of its obligations under the Merger Agreement at or prior to the closing of the Merger; and
•	the outstanding shares of Terra’s 4.25% Series A Cumulative Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”) must have been converted into shares of Terra common stock and there must be no shares of Series A Preferred Stock outstanding (Terra currently intends to consummate the conversion of the Series A Preferred Stock prior to the Record Date).
Termination of the Merger Agreement (Page 52)
     We and Yara may agree in writing to terminate the Merger Agreement at any time without completing the Merger whether before or after the approval of the Merger by Terra’s stockholders. Under certain circumstances, prior to the closing of the Merger, either we or Yara may terminate the Merger Agreement without the consent of the other party.
Termination Fees and Expenses (Page 53)
     Under certain circumstances in connection with the termination of the Merger Agreement, we will be required to pay to Yara an aggregate termination fee of $123 million. If Yara is unable to obtain the Yara Stockholder Approval and the Merger Agreement is terminated, Yara will be required to pay us an aggregate termination fee of $123 million.
Enforcement (Page 53)
     The Merger Agreement provides that disputes arising out of the Merger Agreement will be subject to binding arbitration before the American Arbitration Association in Delaware. Arbitrators will be able to grant both specific enforcement and damage awards.
Certain Material United States Federal Income Tax Consequences (Page 39)
     The receipt by holders of our common stock of the Merger Consideration pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. holder of our common stock generally will recognize gain or loss measured by the difference, if any, between (i) the cash received in the Merger and (ii) the holder’s adjusted tax basis in the shares of Terra common stock exchanged. A non-U.S. holder of our common stock generally will not be subject to U.S. federal income tax in respect of the Merger Consideration unless such holder has certain connections to the United States. You should consult your own tax advisor for a full understanding of the tax consequences of the Merger to you.
Regulatory Matters (Page 38)
     Completion of the Merger is subject to the following regulatory conditions: (i) the waiting periods under the HSR Act, the Canadian Competition Act and the Canada Transportation Act must have expired or been terminated,

(ii) any applicable approvals pursuant to the antitrust, competition, trade regulation, foreign investment review or similar law of the European Union must have been obtained and (iii) any review or investigation undertaken by CFIUS must have been concluded and any action authorized pursuant to the Exon-Florio Amendment would not reasonably be expected to materially adversely affect Yara and its subsidiaries, taken as a whole.
Market Price of Terra’s Common Stock (Page 55)
     Our common stock is listed on the New York Stock Exchange under the trading symbol “TRA”. The closing sale price of our common stock on February 12, 2010, which was the last trading day before we announced that we had entered into the Merger Agreement, was $33.25 per share. On [ ] , 2010, which is the latest practicable date before the date of this proxy statement, the closing price of Terra’s common stock was $ [ ] per share.
Procedure for Receiving Merger Consideration (Page 42)
     As soon as reasonably practicable after the effective time of the Merger, an exchange agent will mail a letter of transmittal and instructions to you and the other Terra stockholders. The letter of transmittal and instructions will tell you how to surrender your stock certificates in exchange for the Merger Consideration. You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the exchange agent without a letter of transmittal.
Dissenters’ Rights (Page 38)
     Holders of Terra’s common stock are not entitled to dissenting stockholders’ appraisal rights in connection with the Merger or any of the transactions contemplated by the Merger Agreement. The Maryland General Corporation Law (the “MGCL”) does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if, on the record date for determining stockholders entitled to vote on the matter, the shares of the corporation are listed on a national securities exchange. On the Record Date, Terra’s common stock was listed on the New York Stock Exchange, which is a national securities exchange.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
     The following questions and answers address briefly some questions you may have regarding the special meeting and the Merger. These questions and answers may not address all questions that may be important to you as a stockholder of Terra. Please refer to the more detailed information contained elsewhere in this proxy statement, as well as the additional documents to which this proxy statement refers or incorporates by reference, including the Merger Agreement, a copy of which is attached to this proxy statement as Exhibit A.
Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement because you were a stockholder of Terra on the Record Date and are being asked to vote to approve the Merger and to vote for any adjournment of the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Terra by Yara under an agreement and plan of merger, dated as of February 12, 2010, by and among Yara, Merger Sub, an indirect, wholly owned subsidiary of Yara, and Terra. Once the Merger has been approved by Terra’s stockholders and the other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub will merge with and into Terra and as part of the Merger, Terra’s charter will be amended and restated as provided in Exhibit A to the Merger Agreement. Terra will be the Surviving Corporation in the Merger and will become an indirect, wholly owned subsidiary of Yara. The amended and restated charter will be the charter of the Surviving Corporation and shares of Terra common stock will not be publicly traded after the Merger.

Q:	What will I receive in the Merger?

A:	You will be entitled to receive the Merger Consideration, without interest and less any applicable taxes required to be withheld, for each outstanding share of Terra common stock that you own as of the effective time of the Merger.

Q:	How does Terra’s board of directors recommend that I vote?

A:	Our board of directors unanimously recommends that our stockholders vote “FOR” the approval of the Merger and “FOR” any proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger. For a description of the factors considered by our board of directors, please see “The Merger—Background of the Merger” and “The Merger—Reasons for the Merger and Recommendation of Our Board of Directors”, beginning on page 17 and 22, respectively.

Q:	Have any stockholders already agreed to approve the Merger?

A:	No. There are no agreements between Merger Sub or Yara and any Terra stockholder in which that stockholder has agreed to vote in favor of approval of the Merger.

Q:	Is the Merger contingent upon Yara obtaining financing?

A:	No. The Merger Agreement does not have a financing contingency.

Q:	What are the financial interests of Terra’s directors and executive officers in the Merger?

A:	Terra’s directors and executive officers will receive the Merger Consideration for each share of Terra common stock that they own as of the effective time of the Merger in the same manner as other stockholders. In addition, Terra’s executive officers hold restricted stock and Performance Share Awards, which will be treated as described below. In addition to their interests in equity awards, Terra’s executive officers have interests deriving from individual employment severance agreements, Terra’s annual incentive compensation plan, the funding of a rabbi trust with respect to retirement benefits and the continuation of certain compensation and benefits under the Merger Agreement.

In addition, the Merger Agreement provides for indemnification and liability insurance arrangements for each of our current and former directors and officers. For more information on the interests of our directors and executive officers in the Merger, see “Interests of Certain Persons in the Merger”, beginning on page 32.

Q:	When do you expect to complete the Merger?

A:	We are working toward completing the Merger as promptly as practicable. If our stockholders vote to approve the Merger and the other conditions to the Merger are satisfied or waived, then we intend to complete the Merger as soon as possible after the special meeting and after the Marketing Period has expired. The Merger Agreement provides that the closing will occur no later than 10:00 a.m., New York time, on the third business day after the satisfaction or, to the extent permitted by law, waiver of the closing conditions set forth in the Merger Agreement (other than those conditions that by their terms are to be satisfied at the closing, but subject to the satisfaction or, to the extent permitted by law, waiver of those conditions), but Yara is not obligated to complete the Merger until the expiration of the Marketing Period.

Q:	If I hold restricted stock, Phantom Units, Performance Share Awards or Phantom Performance Share Awards, how will these be treated in the Merger?

A:	Each outstanding share of restricted stock will become fully vested pursuant to its terms and will be converted into the right to receive the Merger Consideration, without interest and less any applicable taxes required to be withheld. Each Phantom Unit will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the number of shares of common stock subject to such Phantom Unit immediately prior to the effective time of the Merger and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger. Each Performance Share Award and each Phantom Performance Share Award will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the greater of (A) the number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award based on our actual performance calculated during the quarters completed through the effective time of the Merger and (B) the target number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger.

Q:	What vote of our stockholders is required to approve the Merger?

A:	Approval of the Merger requires the affirmative vote of a majority of the shares of Terra common stock that are outstanding and entitled to vote at the special meeting. Because the required vote is based on the number of shares of Terra common stock outstanding and not the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as voting against approval of the Merger. We urge you either to complete, sign and return the enclosed proxy card or to submit your proxy or voting instructions by telephone or via the Internet to assure the representation of your shares of Terra common stock at the special meeting.

Q:	Will I have dissenter’s rights in connection with the Merger?

A:	No. Holders of Terra’s common stock are not entitled to dissenting stockholders’ appraisal rights in connection with the Merger or any of the transactions contemplated by the Merger Agreement. The MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if, on the record date for determining stockholders entitled to vote on the matter, the shares of the corporation are listed on a national securities exchange. On the Record Date, Terra’s common stock was listed on the New York Stock Exchange, which is a national securities exchange.

Q:	Should I send in my Terra stock certificates now?

A:	No. You should not send in your Terra stock certificates now. After we complete the Merger, you will receive a letter of transmittal and instructions describing how you may exchange your Terra stock certificates for the Merger Consideration. At that time, you must send in your share certificates or execute an appropriate instrument of transfer of your shares of Terra common stock, as applicable, with your completed letter of transmittal to receive the Merger Consideration. If you do not hold any physical share certificates, you must execute a properly completed letter of transmittal and arrange to electronically transfer your shares of Terra common stock. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q:	If my Terra shares are held in “street name” by my broker, will my broker vote my shares for me if I do not give instructions?

A:	If you hold your shares in “street name” through a broker, dealer, trustee, bank or other nominee, your broker, dealer, trustee, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You should instruct your broker, dealer, trustee, bank or other nominee how to vote your shares by following the directions your broker, dealer, trustee, bank or other nominee will provide to you. If you do not provide instructions to your broker, dealer, trustee, bank or other nominee with respect to the proposal to approve the Merger, your shares will not be voted and this will have the same effect as a vote against the proposal to approve the Merger. If a quorum is present, but you did not provide instructions to your broker, dealer, trustee, bank or other nominee with respect to the vote on adjournment for the purpose of soliciting additional proxies, your shares will not be voted and this will have no effect on the outcome of the adjournment proposal.

Q:	What happens if I sell my shares before the special meeting?

A:	The Record Date of the special meeting is earlier than the date of the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of our common stock after the Record Date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive the Merger Consideration in the same manner as other common stock to be received by our stockholders in the Merger. In order to receive the Merger Consideration in the same manner as other common stock, you must hold your shares through the completion of the Merger.

Q:	What should I do now?

A:	This proxy statement contains important information regarding the special meeting, the Merger, as well as information about Terra, Yara and Merger Sub. It also contains important information about some of the factors our board of directors considered in approving the Merger. We urge you to carefully read this proxy statement, including its exhibits, and to consider how the Merger affects you. Then complete, sign and return the enclosed proxy card in the postage-paid envelope provided. Should you prefer, you may deliver your voting instructions by telephone or via the Internet in accordance with the instructions on the enclosed proxy card or the voting instructions received from your broker or other nominee that may hold shares of Terra common stock on your behalf. You may also want to review the documents referenced in the section captioned “Where You Can Find More Information”, beginning on page 58.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	Can I change my vote?

A:	Yes. You may change your vote at any time before the shares reflected on your proxy are voted at the special meeting. If you own your shares in your name, you can do this in one of three ways. First, you can send a written notice of revocation to our secretary at our principal executive offices. Second, you can complete, sign, date and return a proxy card or submit your proxy or voting instructions by telephone or via the Internet at a later date than your previously submitted proxy. Third, you can attend the special meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker, dealer, trustee, bank or other nominee to vote your shares, you must follow the directions received from the broker, dealer, trustee, bank or other nominee to change your instructions.

Q:	Where can I find more information about Terra?

A:	We file certain information with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You may read and copy this information at the SEC’s public reference facilities. You may call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available on the Internet site the SEC maintains at www.sec.gov and on our Investor Relations page on our corporate website at www.terraindustries.com. Information contained on our website is not part of, or incorporated in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information”, beginning on page 58.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	Terra will pay the costs of soliciting proxies for the special meeting. In addition, our officers, directors and employees may solicit proxies by mail, telephone, email, facsimile, on the Internet or in person for no additional compensation. We have also retained MacKenzie Partners, Inc. (“MacKenzie”) to assist us in soliciting proxies. We will pay MacKenzie up to $30,000 plus reasonable fees and expenses. We will also request that brokerage houses, banks, custodians, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of shares of common stock held of record by such persons, and we will, upon request of such record holders, reimburse their reasonable out-of-pocket expenses for forwarding solicitation materials to stockholders.

Q:	What if I have additional questions?

A:	If you have questions about the Merger Agreement, the special meeting or where to send your proxy, or if you would like additional copies of this proxy statement, you should contact our proxy solicitor, MacKenzie, at (800) 322-2885.

THE SPECIAL MEETING
The Proposals
     This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by the Terra board of directors for use at a special meeting to be held at [ ] on [ ], 2010 at [ ]. The purpose of the special meeting is for you to consider and vote upon a proposal to approve the Merger and the other transactions to be effected as, or constituting, a part of the Merger, including the amendment and restatement of Terra’s charter, all as provided in the Merger Agreement, and to consider and vote upon any proposal to adjourn the special meeting for the purpose of soliciting additional proxies and to transact any other business that may properly come before the special meeting or any adjournment or postponement thereof. A copy of the Merger Agreement is attached as Exhibit A to this proxy statement.
Record Date; Stock Entitled to Vote; Quorum
     The holders of record of our common stock as of the close of business on [ ], 2010, which is the Record Date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.
     On the Record Date, there were [ ] shares of our common stock outstanding held by approximately [ ] stockholders of record. The presence in person or by proxy of stockholders entitled to cast a majority of the votes of all votes entitled to be cast at the special meeting will constitute a quorum for the purpose of considering both proposals. A quorum is necessary to hold the special meeting. Each holder of our common stock is entitled to one vote per share of our common stock held. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that the presiding officer of the special meeting will adjourn or postpone the special meeting to solicit additional proxies. If a new record date is set for an adjourned or postponed special meeting, then a new quorum must be established. Broker “non-votes” result when the beneficial owners of shares of common stock do not provide specific voting instructions to their brokers with respect to a particular matter.
Vote Required
     Completion of the Merger requires the approval of the Merger by the affirmative vote of the holders of a majority of Terra’s outstanding common stock entitled to vote at the special meeting. Approval of any proposal to adjourn the special meeting requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on any proposal to adjourn the special meeting.
     Each holder of shares of Terra common stock that were outstanding on the Record Date is entitled to one vote at the special meeting for each share held. Because the required vote with respect to the Merger is based on the number of shares of Terra common stock outstanding rather than on the number of votes cast, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as a vote against the proposal to approve the Merger. Accordingly, in order for your shares of common stock to be included in the vote, you must either have your shares voted by returning the enclosed proxy card or by submitting your proxy or voting instructions by telephone or via the Internet, or you must vote in person at the special meeting.
     Our board of directors unanimously recommends that you vote “FOR” the approval of the Merger and “FOR” any proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger.
Proxies
     Record holders may cause their shares of Terra common stock to be voted using one of the following methods:
•	complete, sign and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or via the Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.
     Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your shares of Terra common stock as described above as promptly as possible.
     If you hold your shares of Terra common stock through a broker, dealer, trustee, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, dealer, trustee, bank or other nominee provides to you. You should instruct your broker, dealer, trustee, bank or other nominee as to how to vote your shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, dealer, trustee, bank or other nominee, who can give you directions on how to vote your shares of Terra common stock.
     As of February 22, 2010, our executive officers and directors beneficially owned an aggregate of approximately 1,537,431 shares of Terra common stock (184,200 of which were restricted shares), representing 1.5% of the total beneficial ownership of Terra common stock and entitling them to exercise approximately 1.5% of the voting power of Terra common stock entitled to vote at the special meeting.
     Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact our proxy solicitor, MacKenzie, at (800) 322-2885.
Revocation
     If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares of Terra common stock will be voted “FOR” the approval of the Merger and “FOR” any proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger. In addition, you will be giving Henry R. Slack, Michael L. Bennett and Daniel D. Greenwell the authorization to vote your shares of Terra common stock on such other matters as may properly come before the special meeting or any adjournment or postponement thereof.
     You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:
•	by delivering a written revocation, dated after the date of the proxy that is being revoked, to the Secretary of Terra at Terra Industries Inc., Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102;

•	by delivering to the Secretary of Terra a later-dated, duly executed proxy or by submitting your proxy or voting instructions by telephone or via the Internet at a date after the date of the previously submitted proxy relating to the same shares; or

•	by attending the special meeting and voting in person by ballot.
     Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you hold your shares of Terra common stock in street name, you may revoke or change a previously given proxy by following the instructions provided by the broker, dealer, trustee, bank or other nominee that is the registered owner of the shares.
Solicitation of Proxies
     Terra will pay the costs of soliciting proxies for the special meeting. In addition, our officers, directors and employees may solicit proxies by mail, telephone, e-mail, facsimile, on the Internet or in person for no additional compensation. We will also request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. We have engaged MacKenzie to solicit proxies and distribute materials to brokerage houses, banks, custodians, nominees, fiduciaries and other like parties for a fee not to exceed $30,000 plus reasonable fees and expenses. We will reimburse brokerage houses, banks, custodians, nominees, fiduciaries and other like parties for their reasonable out-of-pocket expenses for forwarding solicitation materials to stockholders.
Adjournments and Postponements; Other Business
     Adjournments may be made for the purpose of, among other things, soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger. Any such adjournment to solicit additional votes requires that holders of more Terra common stock vote in favor of than vote against adjournment without further notice other than by an announcement made at the special meeting of the date, time and place at which the special meeting will be reconvened. If no instructions are indicated on your proxy card, your shares of our common stock will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the adjourned special meeting. We do not currently intend to seek an adjournment of the special meeting. We do not expect that any matter other than Proposal 1, and if necessary or appropriate to solicit additional proxies, Proposal 2, will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
     Certain statements in this proxy statement and in the documents to which we refer you in this proxy statement may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and Terra undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law. Words such as “expects”, “intends”, “plans”, “projects”, “believes”, “estimates”, and similar expressions are used to identify these forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations of our company, the expected completion and timing of the Merger and other information relating to the Merger. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:
•	the possibility that various conditions to the closing of the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Merger,

•	the risk that Terra’s stockholders fail to approve the Merger,

•	the risk that Yara’s stockholders fail to approve the Rights Issue,

•	that risk that the Merger will not close within the anticipated time period,

•	the risk that disruptions from the Merger will harm Terra’s relationships with its customers, employees and suppliers,

•	the diversion of management time on issues related to the Merger,

•	the outcome of any legal proceedings challenging the Merger,

•	the amount of the costs, fees, expenses and charges related to the Merger,

•	changes in financial and capital markets,

•	general economic conditions within the agricultural industry,

•	competitive factors and price changes (principally, sales prices of nitrogen and methanol products and natural gas costs),

•	changes in product mix,

•	changes in the seasonality of demand patterns,

•	changes in weather conditions,

•	changes in environmental and other government regulations,

•	changes in agricultural regulations, and

•	changes in the securities trading markets.
     Additional information as to these factors can be found in Terra’s 2008 Annual Report/10-K and in Terra’s subsequent Quarterly Reports on Form 10-Q, in each case in the sections entitled “Business”, “Risk Factors”, “Legal

Proceedings”, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and in the Notes to the consolidated financial statements. See “Where You Can Find More Information”, beginning on page 58.

PROPOSAL 1 — APPROVAL OF THE MERGER
     This discussion of the Merger is qualified by reference to the Merger Agreement, which is attached to this proxy statement as Exhibit A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
The Parties to the Merger
Terra
     Terra Industries Inc. is a Maryland corporation. Terra is a leading North American producer and marketer of nitrogen products, serving agricultural, industrial and environmental customers. Terra owns and operates six North American nitrogen products manufacturing facilities and owns a 50% interest in joint ventures in the United Kingdom and The Republic of Trinidad and Tobago.
Yara
     Yara International ASA is a Norwegian public company limited by shares. Yara is the world’s largest supplier of plant nutrients and a leading global trader of ammonia. With operations in 50 countries and sales to more than 120 countries, Yara is a significant provider of fertilizers globally.
Merger Sub
     Yukon Merger Sub, Inc. is a Maryland corporation and was organized solely for the purpose of effecting the Merger. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the Merger. Merger Sub is wholly owned by Yara. If the Merger is completed, Merger Sub would cease to exist after it merges with and into Terra.
Structure of the Transaction
     The proposed transaction is a merger of Merger Sub with and into Terra, with Terra surviving the Merger as an indirect, wholly owned subsidiary of Yara. The following will occur in connection with the Merger:
•	each share of our common stock issued and outstanding immediately prior to the effective time of the Merger (other than those shares owned by us, Yara, Merger Sub or any of our or Yara’s wholly owned subsidiaries), including shares of restricted stock, will be converted into the right to receive the Merger Consideration, without interest and less any applicable taxes required to be withheld;

•	all shares so converted will, by virtue of the Merger and without any action on the part of the holder, be automatically cancelled and will cease to exist, and each certificate formerly representing any of the common shares will thereafter represent only the right to receive the Merger Consideration, without interest and less any applicable taxes required to be withheld;

•	each share of common stock owned by us, Yara, Merger Sub or any of our or Yara’s wholly owned subsidiaries will be automatically cancelled and cease to exist, without payment of any consideration;

•	each common share of Merger Sub issued and outstanding at the effective time of the Merger will be converted into one common share, par value $0.01 per share, of the Surviving Corporation;

•	each Phantom Unit will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the number of shares of common stock subject to such Phantom Unit immediately prior to the effective time of the Merger and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger;

•	each Performance Share Award and each Phantom Performance Share Award will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the greater of (A) the number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award based on our actual performance calculated during the quarters completed through the effective time of the Merger and (B) the target number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger;

•	as part of the Merger, Terra’s charter will be amended and restated as provided in Exhibit A to the Merger Agreement at the effective time of the Merger and the amended and restated charter will be the charter of the Surviving Corporation;

•	our stockholders will no longer have any interest in, and will no longer be stockholders of, Terra, and will not participate in any of our future earnings or growth;

•	our common stock will no longer be listed on the New York Stock Exchange and price quotations with respect to our common stock in the public market will no longer be available; and

•	the registration of our common stock and our reporting obligations under the Exchange Act will be terminated.
Background of the Merger
     On September 14, 2007, Terra and Kemira GrowHow Oyj, which was acquired by Yara later that month, formed GrowHow UK, a joint venture operation in the United Kingdom. As a result, senior executives of both Terra and Yara periodically engage in discussions about the joint venture, the industry and their respective companies. In May 2008, Dr. Thorleif Enger, then President and Chief Executive Officer of Yara, contacted Mr. Michael L. Bennett, President and Chief Executive Officer of Terra, to arrange a meeting between them, which was scheduled for June 2, 2008, in London, United Kingdom. At that meeting, Dr. Enger suggested that Yara was interested in exploring a potential acquisition of Terra. In early June 2008, Mr. Bennett told Dr. Enger that he had discussed Yara’s interest with Terra’s Board of Directors (the “Board”), however the Board was not convinced that it was the right time for Terra to pursue a business combination transaction.
     During June and July of 2008, Mr. Bennett and Dr. Enger continued their dialogue regarding a possible strategic transaction between Terra and Yara. However, in July 2008, Dr. Enger informed Mr. Bennett of Yara’s intention to pursue an alternative transaction, and that while Yara remained interested in pursuing discussions with Terra, it would now have to focus on its other transaction.
     On January 15, 2009, CF Industries Holdings, Inc. (“CF”) made an unsolicited proposal to acquire Terra in exchange for shares of CF common stock. On February 25, 2009, Agrium Inc. (“Agrium”) made an unsolicited proposal to acquire CF for a mix of cash and Agrium common stock, conditioned upon CF not acquiring Terra. During 2009, CF made several revised proposals for a business combination with Terra, and Agrium made several revised proposals for a business combination with CF. CF eventually changed the form of consideration to a mix of cash and stock in its proposal to Terra of November 1, 2009. Under that proposal, CF proposed to acquire Terra on the basis of $24.50 in cash (net of Terra’s previously declared $7.50 per common share special cash dividend (as described below)) and 0.1034 shares of CF common stock for each share of Terra common stock. CF’s November 1 proposal had a value of $33.11 per Terra share, based on CF’s closing stock price on Friday, October 30, 2009.
     Each of CF’s proposals was carefully considered by the Board, with the assistance of Terra’s legal advisors, Cravath, Swaine & Moore LLP (“Cravath”) and Wachtell, Lipton, Rosen & Katz (“Wachtell” and together with Cravath, the “Legal Advisors”), Terra’s financial advisor, Credit Suisse Securities (USA) LLC (“Credit Suisse”), and Mr. William R. Loomis, Jr., the former Chairman of the Board of Directors of Terra, who had been engaged by the Board as a consultant in January 2009 (together with the Legal Advisors and Credit Suisse, the “Advisors”). The Board unanimously rejected each such proposal as being contrary to the best interests of Terra and its stockholders for, among other things, failure to appropriately value Terra.

     In furtherance of its proposals for a business combination with Terra, on February 3, 2009 and again on September 9, 2009, CF notified Terra that it had nominated and would solicit proxies for an opposition slate of three nominees for election as directors at Terra’s 2009 annual meeting of stockholders. On October 14, 2009, CF filed a definitive proxy statement with the SEC with respect to such solicitation.
     Following the public announcement of CF’s initial proposal in January 2009, Mr. Jørgen Ole Haslestad, President and Chief Executive Officer of Yara, telephoned Mr. Bennett to express Yara’s continued interest in Terra. Throughout the course of 2009, Mr. Bennett engaged in preliminary conversations with the chief executive officers of several companies in the industry, including Yara, to gauge their possible interest in an alternative transaction to a CF/Terra combination. In furtherance of those conversations, Terra entered into confidentiality agreements with two such companies in August and September of 2009.
     On October 29, 2009, Terra issued a press release announcing that the Board had declared a $7.50 per common share special cash dividend. The special cash dividend was paid to Terra stockholders on December 11, 2009.
     In late October of 2009, Mr. Haslestad telephoned Mr. Bennett to arrange a meeting between them, which was scheduled for November 3, 2009, in Minneapolis, Minnesota. At that meeting, Mr. Haslestad indicated to Mr. Bennett that Yara remained interested in a strategic transaction with Terra, though no specifics were proposed or discussed.
     In early November of 2009, Mr. Bennett telephoned Mr. Haslestad to arrange a meeting between them, which was scheduled for December 1, 2009, in London, United Kingdom.
     On November 13, 2009, CF sent a letter to the Board stating that if Terra stockholders elected CF’s three nominees to the Board at Terra’s 2009 annual meeting, CF would not object if the Board decided to reappoint Terra’s three incumbent directors.
     During the morning of November 20, 2009, Terra held its 2009 annual meeting of stockholders. Later that day, Terra issued a press release announcing that based on a preliminary review of the proxies voted at the annual meeting, it appeared that Terra stockholders had elected to the Board the three individuals nominated by CF.
     On the evening of November 20, 2009, representatives of CF contacted representatives of Terra to express CF’s interest in negotiating a proposed merger agreement over that weekend. The next day, a representative of CF’s legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP and Affiliates (“Skadden”), provided a draft merger agreement to a representative of Cravath, reflecting the terms of CF’s proposal of November 1, 2009, and including a “go-shop” with a proposed break-up fee of $150 million, plus expense reimbursement.
     On November 22, 2009, the Board held a meeting by teleconference to discuss CF’s approach of November 20, 2009, and to review such approach with Terra’s Advisors. The Board unanimously rejected engagement with CF on those terms. At that same meeting, the Board, by a unanimous vote of those directors whose terms did not expire in 2009, expanded the number of directors constituting the whole Board to eleven, effective as of the time the results of the election of directors at the 2009 annual meeting of stockholders were certified and declared final, and voted to fill the vacancies created at such time by reappointing Ms. Martha O. Hesse, Mr. Dennis McGlone and Mr. Henry R. Slack to the Board.
     On December 1, 2009, Mr. Bennett and Mr. Loomis met with Mr. Haslestad and Mr. Hallgeir Storvik, Chief Financial Officer and Head of Strategy of Yara, in London, United Kingdom. They discussed in general terms Yara’s expressions of interest to Terra regarding the possibility of a strategic transaction. Mr. Storvik described the nature of the approvals and financing which would be required by Yara if the parties were to pursue a transaction. There was no negotiation concerning price or other terms. However, Mr. Haslestad stated that he believed the value of a Yara proposal would be competitive with that proposed by CF in its most recent proposal and that the form of consideration would be all cash. Mr. Haslestad also stated that Yara had no interest in participating in a bidding contest.
     On the same day, Terra issued a press release confirming that Terra stockholders had elected CF’s three nominees to the Board.

     During the morning of December 4, 2009, Mr. Haslestad telephoned Mr. Bennett to inform him that he had discussed with Yara’s Board of Directors a potential transaction with Terra, and that Yara would be in a position to match the value of the proposal made by CF on November 1, 2009, with an all cash proposal, if Terra decided it was interested in pursuing a transaction. Mr. Haslestad again reiterated that while Yara would be interested in exploring a transaction with Terra, it would not be drawn into a bidding contest.
     During the afternoon of December 4, 2009, CF submitted to the Board its seventh proposal over the course of the year, pursuant to which CF proposed to acquire all of the outstanding shares of Terra for $29.25 in cash (net of Terra’s previously declared $7.50 per common share special cash dividend) and 0.1034 shares of CF common stock for each share of Terra common stock. In its December 4, 2009 letter to the Board, CF stated that it had previously provided to Terra a form of merger agreement that it was prepared to enter into, but proposed a revised break-up fee of $1 per Terra share, plus expense reimbursement. CF’s December 4 proposal had a value of $38.41 per Terra share, based on CF’s closing stock price that day.
     Later that day, a representative of Skadden submitted to a representative of Cravath a confirmatory due diligence request list on behalf of CF. Representatives of CF and Terra engaged in several general conversations over the course of that weekend, during which time representatives of CF stated that CF’s most recent proposal was its “all in” value and that CF had at most “nickels and quarters” left in the context of signing a transaction. Those statements, and the statement that CF had “emptied its pockets”, were repeated in press accounts following public disclosure of CF’s proposal on December 7, 2009, and attributed to representatives of CF.
     On December 5, 2009, Mr. Bennett telephoned Mr. Haslestad to inform him of CF’s revised proposal. Over the course of that day, Messrs. Bennett and Haslestad arranged a meeting between representatives of Terra and Yara, to enable Yara to determine whether it would be in a position to provide a proposal competitive with that of CF. The meeting was scheduled for December 7, 2009, in London, United Kingdom. Mr. Bennett also sent Mr. Haslestad a draft confidentiality agreement that would allow for the exchange of confidential information between the parties.
     On the same day, Mr. Bennett called the chief executive officers of the two other companies in the industry with which Terra had previously entered into confidentiality agreements, to gauge their interest in a potential business combination transaction with Terra. Both chief executive officers indicated that their companies would not be interested in pursuing such a transaction with Terra.
     On December 6, 2009, at a meeting of the Board held by teleconference, the Board reviewed CF’s proposal of December 4, 2009, with Terra’s Advisors, and was provided with an update on communications with CF’s advisors and on Mr. Bennett’s conversations with the chief executive officers of three companies in the industry, including Yara’s Chief Executive Officer, Mr. Haslestad.
     On December 7, 2009, Mr. Daniel D. Greenwell, Senior Vice President and Chief Financial Officer of Terra, and a representative of Credit Suisse discussed with Mr. Storvik and Mr. Gaute Andreassen, Head of Strategy and Business Development at Yara, certain financial and other information relating to Terra to enable Yara to come to a more definitive view as to value.
     On December 7 and 8, 2009, Messrs. Bennett and Haslestad had several telephone conversations to further discuss Yara’s view as to value. Mr. Haslestad indicated to Mr. Bennett that he felt confident that Yara would be in a position to make an all-cash offer that would be competitive with CF’s most recent proposal.
     On December 9, 2009, at a regularly scheduled meeting of the Board, and again on December 13, 2009, at a meeting of the Board held by teleconference, the Board reviewed CF’s proposal of December 4, 2009, with Terra’s Advisors. Representatives of Terra’s Legal Advisors reviewed with the Board their duties as directors under Maryland law, and Credit Suisse reviewed with the Board its financial analysis of CF’s proposal. The Board was also provided with an update on communications with CF’s advisors, on Mr. Bennett’s conversations with the chief executive officers of the three companies in the industry with whom Mr. Bennett had spoken since CF’s latest proposal, including Yara’s Chief Executive Officer, Mr. Haslestad, and on stockholder reaction to CF’s proposal. On December 13, 2009, the Board unanimously rejected CF’s proposal of December 4, 2009 because, among other things, the latest improvement to CF’s bid did not fully reflect Terra’s brighter prospects as the fertilizer sector continued to strengthen. The Board also authorized Mr. Bennett to continue his conversations with Mr. Haslestad in order to determine Yara’s seriousness as a potential bidder and ascertain Yara’s ultimate position on valuation.

     During the evening of December 13, 2009, Mr. Bennett telephoned Mr. Haslestad to inform him of the Board’s unanimous rejection of CF’s proposal, and Mr. Haslestad suggested a meeting between representatives of Terra and Yara, which was subsequently scheduled for December 21, 2009, at the offices of Credit Suisse in New York, New York.
     On December 15, 2009, CF issued a press release announcing that it would allow its financing commitments for its proposed acquisition of Terra to expire on December 31, 2009.
     On December 17, 2009, Terra and Yara executed a confidentiality agreement (the “Confidentiality Agreement”).
     On December 21, 2009, representatives of Yara and Yara’s financial advisor, Citigroup Global Markets Limited (“Citigroup”), conducted a due diligence meeting with Mr. Greenwell and representatives of Credit Suisse. During the next several weeks, Yara continued its review of Terra’s business.
     On January 4, 2010, a representative of CF’s financial advisor, Morgan Stanley & Co. Incorporated (“Morgan Stanley”), telephoned a representative of Credit Suisse to request that Terra provide to CF whatever information was reviewed by the Board in connection with its decision to reject CF’s proposal of December 4, 2009, as well as the confirmatory due diligence requested in such proposal. The representative of Credit Suisse telephoned the representative of Morgan Stanley on January 12, 2010, to inform him that Terra had declined to provide CF with the information requested.
     On January 8, 2010, Mr. Haslestad telephoned Mr. Bennett to inform him that Yara’s Board of Directors continued to be supportive of a potential transaction with Terra, but had certain preconditions. Mr. Haslestad sent a confirming note stating that Yara would be able to match and add a margin on top of the value of CF’s proposal of December 4, 2009. Mr. Haslestad set forth four primary conditions of Yara’s Board of Directors to pursuing a transaction with Terra: (i) that Terra commit to negotiate exclusively with Yara for a period of 30 working days, (ii) absolute confidentiality during the exclusivity period, (iii) completion by Yara of its confirmatory due diligence and (iv) that the definitive merger agreement contain a break-up fee and “no-shop” provision. The note also stated that the definitive merger agreement would need provision for Norwegian Parliamentary approval of an equity issuance by Yara. On the basis of the foregoing, Yara indicated its willingness to meet with Terra and its legal and financial advisors the following week.
     On January 9, 2010, a representative of Credit Suisse telephoned a representative of Citigroup to discuss the January 8, 2010 letter from Mr. Haslestad. The Credit Suisse representative informed Citigroup that the terms and conditions in the January 8, 2010 letter could not be evaluated absent a proposed acquisition price and additional detail regarding Yara’s proposed closing conditions to a transaction, in particular the sort of protection Yara would provide Terra regarding Yara’s need for a stockholder vote for its proposed equity issuance.
     On January 10, 2010, Mr. Bennett telephoned Mr. Haslestad to tell him that his note did not provide sufficient clarity as to the terms Yara was prepared to propose for a potential transaction to merit its consideration by the Board. Accordingly, Mr. Bennett suggested that the parties and their respective legal and financial advisors meet in New York later in the week to discuss with more specificity Yara’s proposal as to price, deal certainty and deal protection. The meeting was scheduled for January 13, 2010, at the offices of Cravath in New York, New York.
     On January 13, 2010, Mr. Bennett and representatives of Terra’s Legal Advisors discussed with Mr. Trygve Faksvaag, Chief Legal Counsel of Yara, and representatives of Yara’s legal advisor, Latham & Watkins LLP (“Latham”), certain of the terms and conditions in the January 8, 2010 letter from Mr. Haslestad. During the meeting, Terra’s Legal Advisors stated that valuation, deal certainty and deal protection would be critical to the Board’s assessment of whether to even consider Yara’s requirement that Terra enter into exclusive discussions with it.
     Later that afternoon, Mr. Bennett and Mr. Haslestad met at the offices of Cravath in New York, New York and further discussed certain of the terms and conditions in the January 8, 2010 letter from Mr. Haslestad. In that discussion, Mr. Haslestad stated that his view as to value was $40.75 in cash per Terra share, that he was firm in his view and that he saw no basis for continuing discussions unless that was understood.

     On January 14, 2010, CF announced, without prior notice to Terra, that it had withdrawn its proposal to acquire Terra, that it had sold all of its shares of Terra common stock and that it was no longer pursuing a business combination with Terra.
     On January 15, 2010, Mr. Haslestad telephoned Mr. Bennett to inform him that Yara’s Board of Directors had formally authorized Mr. Haslestad to offer to acquire all of the outstanding shares of Terra common stock for $40.75 per share in cash.
     On January 20, 2010, Mr. Haslestad sent Mr. Bennett a letter outlining Yara’s non-binding expression of interest for the potential acquisition of Terra. In the letter, Mr. Haslestad stated his expectation that, in consideration of the time and effort necessary to proceed with discussions, Terra would agree to negotiate exclusively with Yara for a period of 20 days, and stated that Yara was interested in acquiring through a merger all of the outstanding shares of Terra common stock for $40.75 per share in cash. The letter further indicated that Yara would require a $200 million break-up fee if the transaction was not consummated for certain customary reasons, and that Yara would be willing to agree to a reverse break-up fee of equivalent size payable in the event Yara’s required stockholder approval for its proposed equity issuance was not received.
     On January 21, 2010, Citigroup sent Credit Suisse a confirmatory due diligence request list on behalf of Yara.
     On January 22, 2010, the Board held a meeting by teleconference to review Mr. Haslestad’s letter of January 20, 2010, with Terra’s Advisors. Later that day, Mr. Bennett telephoned Mr. Haslestad to inform him that the Board had authorized Mr. Bennett to pursue further discussions with Yara and grant exclusivity to Yara.
     Over the next several days, the parties and their respective legal advisors negotiated the terms of an exclusivity agreement. Terra and Yara entered into an exclusivity agreement dated as of January 24, 2010, pursuant to which the parties agreed to negotiate exclusively with one another for a period starting on the date of such agreement and ending at 11:59 p.m. New York City time on February 14, 2010, which included a right of Terra, consistent with the duties of the directors, to engage in discussions with third parties who approached it on an unsolicited basis during the exclusivity period. No third parties approached Terra with an unsolicited proposal for a business combination during the exclusivity period.
     On January 24, 2010, Mr. Haslestad telephoned Mr. Bennett to arrange a meeting between them in New York later that week, which was subsequently scheduled for January 28, 2010, at the offices of Cravath in New York, New York. At that meeting, Mr. Bennett and Mr. Haslestad discussed the proposed terms contained in Mr. Haslestad’s letter of January 20, 2010, including both value and the size of the break-up fee and reverse break-up fee.
     On February 1, 2010, Mr. Haslestad sent Mr. Bennett a letter outlining Yara’s revised non-binding expression of interest for the potential acquisition of Terra. In the letter, Mr. Haslestad indicated that, subject to the completion of confirmatory due diligence, the execution of definitive documentation and the receipt of required approvals for the execution of such definitive documentation, Yara was interested in acquiring through a merger all of the outstanding shares of Terra common stock for $41.10 per share in cash. The letter further indicated that the definitive merger agreement would (i) entitle Terra stockholders to receive the regularly paid Terra quarterly dividend of $0.10 per share for the first quarter of 2010, (ii) contain a “no-shop” provision, (iii) provide for a break-up fee and reverse break-up fee symmetrically sized at 3% of the transaction value and (iv) require Yara to hold a general meeting of its stockholders to approve the capital increase necessary to conduct the rights offering within 90 days of signing the merger agreement and provide for a weekly penalty fee of $5.0 million for the first week, $5.0 million for the second week, $10.0 million for the third week and $15.0 million for every week thereafter in the event that Yara failed to meet the 90 day target for holding its stockholders meeting. The letter stated that the transaction would not be subject to any financing condition beyond the approval of the capital increase at the Yara stockholders meeting. The letter further stated that the foregoing terms and conditions constituted Yara’s “best and final offer”.
     On February 2, 2010, the Board held a meeting by teleconference to review Mr. Haslestad’s letter of February 1, 2010, with Terra’s Advisors. Later that day, Mr. Bennett telephoned Mr. Haslestad to inform him that the Board had authorized him to pursue further discussions with Yara.

     On the evening of February 2, 2010, Terra’s Legal Advisors submitted a draft merger agreement to Latham.
     On February 5, 2010, a representative of Latham telephoned a representative of Cravath to discuss the draft merger agreement, and arranged a meeting between Terra’s Legal Advisors, Credit Suisse and representatives of Yara, which was scheduled for that afternoon at the offices of Latham in New York, New York. At that meeting, Mr. Faksvaag and representatives of Latham and Citigroup updated representatives of Terra’s Legal Advisors and Credit Suisse regarding Yara’s financing for the proposed transaction.
     The parties executed an amendment to the Confidentiality Agreement dated as of February 6, 2010, permitting Yara to furnish confidential information regarding Terra to potential financing sources.
     On February 8, 2010, Latham sent a confirmatory due diligence request list to Cravath on behalf of Yara. Later that day, Latham submitted a mark-up of the draft merger agreement to Terra’s Legal Advisors.
     On the evening of February 8, 2010, Terra executed a confidentiality agreement with UBS Limited, financial advisor to the Government of Norway, in connection with the Norwegian Government’s review of Yara’s proposed acquisition of Terra.
     On February 9, 2010, representatives of Terra’s Legal Advisors telephoned a representative of Latham to discuss Latham’s mark-up of the draft merger agreement.
     On February 10, 2010, Terra’s Legal Advisors submitted a revised draft of the merger agreement to Latham. From the afternoon of February 10, 2010 through the evening of February 11, 2010, Mr. Bennett and Terra’s Legal Advisors, on the one hand, and Mr. Haslestad, Mr. Faksvaag and Latham, on the other hand, negotiated the terms of the definitive Merger Agreement.
     During the afternoon of February 12, 2010, the Board held a special meeting at the offices of Cravath in New York, New York to review the proposed definitive Merger Agreement that had been negotiated between representatives of Terra and Yara. Representatives of Terra’s Legal Advisors reviewed with the Board their duties as directors under Maryland law, and reviewed with the Board in detail the proposed terms of the Merger Agreement. Also at this meeting, Credit Suisse reviewed with the Board its financial analysis of the $41.10 per share consideration and delivered to the Board an oral opinion, which opinion was confirmed by delivery of a written opinion dated February 12, 2010, to the effect that as of that date and based upon and subject to the qualifications, limitations and assumptions set forth therein, the $41.10 in cash per share to be received by the holders of Terra common stock pursuant to the Merger Agreement is fair, from a financial point of view, to such holders. Following further discussion and deliberations, and after consultation with Terra’s Advisors, the Board unanimously (i) approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, (ii) declared that the Merger and the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of, Terra and its stockholders and (iii) recommended that Terra stockholders approve the Merger.
     Following the February 12, 2010 meeting of the Board, Terra, Yara and Merger Sub executed the Merger Agreement.
     On February 15, 2010, Terra issued a press release announcing the Merger. The material terms of the Merger Agreement are described below under “The Merger Agreement”, beginning on page 41 of this proxy statement, which description is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit A to this proxy statement.
Reasons for the Merger and Recommendation of Our Board of Directors
     After careful consideration, our board of directors unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, declared that the Merger and the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of, Terra and its stockholders and recommended that Terra stockholders approve the Merger.

     In the course of reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, our board of directors consulted with Terra management, as well as its financial and legal advisors, and considered a number of factors that it believed supported its decision, including the following:
•	recent and historical market prices for Terra common stock, as compared to the financial terms of the Merger, including the fact that the $41.10 in cash per share offered by Yara represented a 23.6% premium over the closing price of Terra common stock on February 12, 2010, the last trading day prior to the announcement of the Merger;

•	its knowledge of Terra’s business, operations, financial condition, earnings and prospects, as well as the risks in achieving those prospects;

•	its knowledge of the current industry environment affecting Terra, including the trend toward consolidation in the fertilizer industry and the strong correlation between general macroeconomic conditions and industry conditions;

•	the financial analyses reviewed and discussed with our board of directors by representatives of Credit Suisse on February 12, 2010, as well as the oral opinion of Credit Suisse rendered to our board of directors on such date (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that as of such date and based upon and subject to the assumptions, limitations and qualifications set forth therein, the $41.10 in cash per share to be received by the holders of Terra common stock in the Merger was fair, from a financial point of view, to such stockholders. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by the full text of Credit Suisse’s opinion, which is attached to this proxy statement as Exhibit B;

•	the fact that the Merger Consideration consists solely of cash, providing Terra stockholders with certainty of value and liquidity;

•	its assessment of the Merger Consideration in light of knowledge acquired over the past year through CF’s public proposals and management’s private discussions with other industry participants;

•	CF’s private and public statements in conjunction with its proposal of December 4, 2009 as to having “emptied its pockets” and having only “nickels and quarters” left, and CF’s announcement on January 14, 2010 that it had withdrawn its proposal to acquire Terra, that it had sold all of its shares of Terra common stock and that it was no longer pursuing a business combination with us;

•	its belief, based on statements by Yara, that Yara was not willing to participate in a bidding contest for Terra;

•	its belief that the Merger Agreement and the transactions contemplated by the Merger Agreement were more favorable to Terra stockholders than other strategic alternatives reasonably available to Terra and its stockholders;

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, Terra is permitted to furnish information to and conduct negotiations with any third party that makes a bona fide written unsolicited acquisition proposal for Terra;

•	the fact that, subject to compliance with the terms and conditions of the Merger Agreement, Terra is permitted to terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal after giving Yara the opportunity to match the superior proposal and upon the payment to Yara of a termination fee;

•	the fact that the financial and other terms and conditions of the Merger Agreement and the transactions contemplated by the Merger Agreement, including the level of commitment by Yara to obtain applicable regulatory approvals, the absence of a financing condition and the inclusion of a “ticking fee” tied to the date of Yara’s stockholders meeting to approve the Rights Issue, were the product of extensive negotiations between the parties and were designed to provide as much certainty as was possible that the Merger would ultimately be consummated on a timely basis; and

•	the fact that if Yara fails to obtain the approval of its stockholders of the issuance of Yara common stock to finance a portion of the Merger Consideration and the Merger Agreement is terminated, Yara would be required to pay Terra a $123 million termination fee.
     Our board of directors also considered a number of risks and other potentially negative factors concerning the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, including the following:
•	the fact that the all-cash consideration, while providing certainty of value, would not allow Terra stockholders to participate in the surviving corporation’s future earnings or growth or to benefit from any appreciation in the value of Yara’s common stock after the Merger;

•	the fact that the Merger might not be completed in a timely manner or at all due to the necessity of receiving regulatory approvals, including under the HSR Act and the applicable competition and foreign investment laws of Canada and the European Union and from CFIUS;

•	the potential disruption to our business that could result from the announcement and pendency of the Merger, including the possible diversion of management and employee attention, potential employee attrition and the potential effect on our business relationships;

•	the restrictions on Terra’s ability to solicit or engage in discussions or negotiations regarding alternative business combination transactions, subject to specified exceptions, and the requirement that Terra pay a termination fee in order to accept a superior proposal, which may discourage a competing proposal to acquire Terra that may be more advantageous to Terra stockholders;

•	the inclusion in the Merger Agreement of a non-solicitation covenant and provision for Terra’s payment of a termination fee of $123 million to Yara in the case of certain events, which was successfully negotiated down from Yara’s initial demand of $200 million and which our board of directors understood, while potentially having the effect of discouraging third parties from proposing a competing business combination transaction after the Merger Agreement was signed, were conditions to Yara’s willingness to enter into the Merger Agreement;

•	the fact that the Merger is conditioned upon the approval of Yara stockholders of the issuance of Yara common stock to finance a portion of the Merger Consideration; and

•	the restrictions on Terra’s business prior to the consummation of the Merger, requiring Terra to conduct its business in all material respects only in the ordinary course of business and consistent with past practice, subject to specific limitations, which may delay or prevent Terra from undertaking business opportunities that may arise during the term of the Merger Agreement, whether or not the Merger is completed.
     The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by our board of directors. In reaching its decision to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, our board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Our board of directors did not reach any specific conclusion on each factor considered, but, with the assistance of Terra management and its financial and legal advisors, conducted an overall review of these factors.
     For the reasons set forth above, our board of directors unanimously determined that the Merger and the other transactions contemplated by the Merger Agreement are advisable to, and in the best interests of, Terra and its stockholders and unanimously approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Our board of directors unanimously recommends that Terra stockholders vote “FOR” the approval of the Merger.
Opinion of Terra’s Financial Advisor
     On February 12, 2010, Credit Suisse rendered its oral opinion to the Terra board of directors (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) to the effect that, as of February 12, 2010, the $41.10 in cash per share of Terra common stock to be received by the holders of shares of Terra’s common stock in the Merger was fair, from a financial point of view, to such stockholders.
     Credit Suisse’s opinion was directed to the Terra board of directors and only addressed the fairness from a financial point of view of the $41.10 in cash per share of Terra common stock to be received by the holders of Terra common stock in the Merger, and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Exhibit B to this proxy statement and sets forth the procedures followed, assumptions made, matters considered, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in preparing its opinion. Holders of Terra common stock are encouraged to read this opinion carefully in its entirety. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and they do not constitute, advice or a recommendation to any holder of Terra common stock as to how such holder should vote or act on any matter relating to the Merger.
     In arriving at its opinion, Credit Suisse:
•	reviewed a draft, dated February 12, 2010, of the Merger Agreement, the purchase agreement related to the Carseland Acquisition (as defined below), as well as certain publicly available business and financial information relating to Terra;

•	reviewed certain other information relating to Terra, including financial forecasts (certain of which were publicly available), as well as pricing information related to natural gas and certain other commodities reflected in such forecasts and data, which were provided to or discussed with Credit Suisse by Terra;

•	met with Terra’s management to discuss the business and prospects of Terra;

•	considered certain financial and stock market data of Terra, and compared that data with similar data for other publicly held companies in businesses Credit Suisse deemed similar to that of Terra;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced; and

•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.
     In connection with its review, Credit Suisse did not independently verify any of the foregoing information and assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Terra and the estimated data for Terra, the management of Terra advised Credit Suisse, and Credit Suisse assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Terra’s management as to the future financial performance of Terra, and that such other data (including the assumptions related to pricing of natural gas and certain other commodities) have also been reasonably prepared on bases reflecting the best currently available estimates. With respect to the publicly available financial forecasts for Terra referred to above, Credit Suisse has reviewed and discussed such forecasts with the management of Terra and has assumed, with Terra’s consent, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of Terra. Credit Suisse also assumed, with Terra’s consent, that Terra will complete, on the terms described to Credit Suisse by management of Terra, the acquisition of a 50% interest in Agrium Inc.’s Carseland, Alberta, Canada nitrogen production assets and certain United States assets for a purchase price of $250 million (which we refer to as the Carseland Acquisition), which is subject to certain closing conditions and contingencies including the completion by Agrium Inc. of the acquisition of CF Industries Holdings, Inc. Credit Suisse also assumed, with Terra’s consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Terra or the Merger in any respect material to the analyses of Credit Suisse and that the Merger would be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of Terra advised Credit Suisse, and Credit Suisse has assumed, that the final form of the Merger Agreement, when executed by the parties thereto, conformed to the draft reviewed by Credit Suisse in all respects material to its analyses. In addition, Credit Suisse has not been requested to make, and has not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Terra, nor has Credit Suisse been furnished with any such evaluations or appraisals.
     Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Terra common stock of the $41.10 in cash per share of Terra common stock to be received by the holders of Terra common stock in the Merger and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the $41.10 in cash per share of Terra common stock to be received by the holders of Terra common stock in the Merger, or otherwise. The issuance of Credit Suisse’s opinion was approved by its authorized internal committee.
     Credit Suisse’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on that date and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on Credit Suisse’s analyses. Credit Suisse’s opinion also was based on assumptions provided by Terra’s management as to the pricing of natural gas and certain other commodities, which is subject to significant volatility and which, if different than assumed, could have a material impact on Credit Suisse’s analyses. Credit Suisse’s opinion did not address the merits of the Merger as compared to alternative transactions or strategies that may be available to Terra, nor did it address Terra’s underlying business decision to proceed with the Merger.
     Credit Suisse’s opinion was for the information of the Terra board of directors in connection with its consideration of the Merger and does not constitute advice or a recommendation to any stockholder of Terra as to how such stockholder should vote or act on any matter relating to the proposed Merger.
     In preparing its opinion, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s valuation analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of a fairness opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
     In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Credit Suisse’s analyses for comparative purposes is identical to Terra or the proposed Merger. While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied reference range values indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Terra’s control and the control of Credit Suisse. Accordingly, the estimates used in, and the results derived from, Credit Suisse’s analyses are inherently subject to substantial uncertainty.
     Credit Suisse’s opinion and analyses were provided to the Terra board of directors in connection with its consideration of the proposed Merger and were among many factors considered by the Terra board of directors in evaluating the proposed Merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the Merger consideration or of the views of the Terra board of directors with respect to the proposed Merger.
     The following is a summary of the material valuation analyses performed in connection with the preparation of Credit Suisse’s opinion and reviewed with the Terra board of directors on February 12, 2010. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying and the assumptions, qualifications and limitations affecting each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.
  Discounted Cash Flow Analysis
     Credit Suisse performed a discounted cash flow analysis to calculate the estimated net present value of the unlevered after-tax free cash flows that Terra could generate from calendar years 2010 through 2014, using projected financial information that was provided by Terra’s management, which included adjustments for the projected impact of the Carseland Acquisition and excluded the incremental estimated net present value of Terra’s Diesel Exhaust Fluid business (which we refer to as DEF), which Credit Suisse calculated separately. For DEF, Credit Suisse separately calculated the estimated net present value of the unlevered after-tax free cash flows that DEF could generate from calendar years 2010 through 2015, using projected financial information that was provided by Terra’s management forecasts. Credit Suisse calculated a range of estimated terminal values for Terra by applying a range of terminal multiples of 4.5x to 7.5x to the average of Terra’s estimated annual earnings before interest, taxes, depreciation and amortization (EBITDA) for the years 2010 through 2014 (and for the years 2010 through 2015 for the separate calculation of DEF). The estimated free cash flows and terminal values were then discounted to present value using discount rates ranging from 8.5% to 12.5%. The estimated free cash flows and terminal values of DEF were separately discounted to present value using discount rates ranging from 10% to 25%.
     These analyses indicated the following implied per share equity value reference range for Terra common stock, as compared to the cash per share of Terra common stock to be received by the holders of Terra common stock in the Merger:

Cash per share of Terra common stock to be received
Implied per Share Equity Value Reference Range for Terra	by the holders of Terra common stock in the Merger
$27.72 to $46.89	$41.10
  Selected Public Companies Analysis
     Credit Suisse reviewed financial and stock market information of Terra and the following selected publicly traded companies in the fertilizer industry located in North America and outside of North America, respectively:
     North America
•	Agrium Inc.

•	CF Industries Holdings, Inc.

•	Intrepid Potash, Inc.

•	The Mosaic Company

•	Potash Corporation of Saskatchewan Inc.
     Outside of North America
•	Israel Chemicals Ltd.

•	Incitec Pivot Limited

•	K+S Aktiengesellschaft

•	Yara International ASA
Although none of the selected public companies is directly comparable to Terra, the companies included were chosen because they are publicly traded companies with operations that, for purposes of analysis, may be considered similar to certain operations of Terra.
     Credit Suisse reviewed the multiples of the selected companies using closing stock prices as of February 5, 2010, and information it obtained from public filings, publicly available research analyst estimates and other publicly available information. Credit Suisse then applied a range of enterprise value to estimated 2010 and 2011 EBITDA multiples for the selected public companies to corresponding financial data for Terra, using EBITDA estimates provided by Terra management, which included adjustments for the projected impact of the Carseland Acquisition. This analysis indicated the following implied per share equity value reference range for Terra common stock, as compared to the cash per share of Terra common stock to be received by the holders of Terra common stock in the Merger:

Cash per share of Terra common stock to be received
Implied per Share Equity Value Reference Range for Terra	by the holders of Terra common stock in the Merger
$30.69 to $47.55	$41.10
  Selected Transactions Analysis
     Credit Suisse reviewed certain transaction values and multiples in the following selected publicly-announced (or proposed) transactions, which involved companies with businesses in the fertilizer industry:

Acquiror	Target
Vale S.A.	Fertilizantes Fofatados S.A. — Fosfertil (Bunge Ltd.’s 42.3% stake)
Agrium Inc.	CF Industries Holdings, Inc.
CF Industries Holdings, Inc.	Terra Industries Inc.
Yara International ASA	Saskferco Products Inc.
Incitec Pivot Limited	Dyno Nobel Limited
Yara International ASA	Kemira Growhow Oyj
Incitec Pivot Limited	Southern Cross Fertilisers Pty Ltd
Terra Industries Inc.	Mississippi Chemical Corporation
Cargill Inc.	IMC Global Inc.
IMC Global Inc.	Harris Chemical Group, Inc.
Terra Industries Inc.	Imperial Chemical Industries PLC’s fertilizer business
Agrium Inc.	Viridian Inc.
Potash Corporation of Saskatchewan Inc.	Arcadian Corporation
While none of the selected transactions are directly comparable with the Merger, the selected transactions involve companies with operations that, for purposes of analysis, may be considered similar to certain operations of Terra.
     Credit Suisse reviewed, among other things, the enterprise value to LTM EBITDA multiples implied by the selected transactions for each of the target companies involved in the selected transactions based on publicly available financial information with respect to those target companies. The enterprise value for each of the target companies was based on the equity value of those target companies implied by the applicable transaction. Credit Suisse then applied a range of enterprise value to LTM EBITDA multiples from the target companies (other than

Terra in the CF Industries Holdings, Inc. — Terra proposal and CF Industries Holdings, Inc. in the Agrium Inc. — CF Holdings Industries, Inc. proposal) involved in the selected transactions to the following financial data for Terra:
•	2009E EBITDA

•	Average EBITDA from 2002-2008

•	Peak EBITDA from 2002-2008
This analysis indicated the following implied per share equity reference range for Terra common stock, as compared to the cash per share of Terra common stock to be received by the holders of Terra common stock in the Merger:

Cash per share of Terra common stock to be received
Implied per Share Equity Value Reference Range for Terra	by the holders of Terra common stock in the Merger
$12.74 — $34.37	$41.10
  Other Matters
     Terra engaged Credit Suisse as its financial advisor in connection with the proposed Merger. Terra selected Credit Suisse based on Credit Suisse’s qualifications, experience and reputation, and its familiarity with Terra and its business. Credit Suisse is an internationally recognized investment banking firm and is regularly engaged in the valuation of business and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Pursuant to Terra’s engagement letter with Credit Suisse, Terra has agreed to pay Credit Suisse a customary fee for its services in connection with the Merger, a significant portion of which is contingent upon consummation of the Merger. Credit Suisse also became entitled to a fee upon the rendering of its opinion. Terra has also agreed to reimburse Credit Suisse for certain expenses and to indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or relating to Credit Suisse’s engagement.
     Credit Suisse and its affiliates have in the past provided investment banking and other financial services to Terra and its affiliates, for which Credit Suisse and its affiliates have received compensation, including having acted as (i) financial advisor to Terra in connection with the consideration of various proposals made in 2009 by CF Industries Holdings, Inc. for a business combination with Terra, (ii) financial advisor to Terra in 2008 in connection with the review of Terra’s strategic alternatives (which alternatives included a potential transaction involving Yara), and (iii) joint lead managing underwriter in connection with the 2009 offering by a subsidiary of Terra of $600,000,000 of 7.75% Senior Notes due 2019. Credit Suisse and its affiliates may in the future provide financial advice and services to Terra, Yara and their respective affiliates or any company that may be involved in the Merger for which Credit Suisse and its affiliates would expect to receive compensation. Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse’s and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Terra, Yara and any other company that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.
Financing
     Pursuant to the Merger Agreement, Yara is obligated to use its reasonable best efforts to arrange financing that is sufficient to permit Yara and Merger Sub to complete the Merger and the other transactions contemplated by the Merger Agreement.
     Yara intends that the Merger Consideration and the other funds necessary to consummate the transactions contemplated by the Merger Agreement will be partly financed through the Rights Issue and partly through other sources of financing. The Rights Issue will not be registered in the United States and therefore the securities issued in the Rights Issue will not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

     Holders of Yara shares and certain other persons will have preemptive rights to subscribe for shares in the Rights Issue in accordance with Yara’s articles of association and the Norwegian Public Limited Liability Companies Act. The subscription rights will be tradable and listed on the Oslo Stock Exchange. Yara’s largest shareholder, the Norwegian Government, which has a 36.21% ownership interest in Yara, has stated its intention, subject to Norwegian parliamentary approval (which Yara expects will be obtained during April 2010), to subscribe for its pro rata share of the Rights Issue. The National Insurance Fund, Folketrygdfondet, which has a 6.57% ownership interest in Yara, has entered into an agreement with Yara to underwrite and subscribe for its pro rata share of the Rights Issue. The remaining portion of the Rights Issue is underwritten by a syndicate of international and regional investment banks, subject to customary terms and conditions and the Norwegian Government and Folketrygdfondet subscribing for their pro rata shares of the Rights Issue.
     The Rights Issue is currently supported by a commitment letter and a term sheet for a bridge loan of $2.5 billion (the “Bridge Loan”) with the same investment banks underwriting the Rights Issue acting as bookrunners and mandated lead arrangers. The lenders under the definitive documents relating to the Bridge Loan will be the three mandated lead arrangers. Yara currently intends to utilize the Bridge Loan if the Rights Issue is delayed, cancelled or terminated.
     Yara has not yet committed to any specific financing to fund the remaining portion of the Merger Consideration and the other funds necessary to consummate the transactions contemplated by the Merger Agreement. Yara has undrawn committed loan agreements in place of $1.5 billion and expects cash receipts during the second quarter of 2010 of approximately $620 million from a divestiture.
     The closing of the Merger is not conditioned on the receipt of the financing by Yara. Yara, however, is not obligated to complete the Merger until the expiration of the Marketing Period.
Delisting and Deregistration of Terra’s Common Stock
     If the Merger is completed, our common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.
Litigation Concerning the Merger
     On February 19, 2010, Philip Perlman filed a putative class action complaint in the Iowa District Court for Woodbury County against Terra, our directors, certain of our officers, Yara and Merger Sub. The complaint generally alleges that the consideration to be received by our stockholders in connection with the Merger is inadequate and that the individual defendants breached their fiduciary duties of care and loyalty by, among other things, approving the Merger on the basis of such allegedly inadequate consideration and under certain circumstances of certain alleged self-dealing. The complaint further alleges that we, Yara and Merger Sub aided and abetted the individual defendants in the breach of their fiduciary duties to our stockholders by entering into the Merger Agreement. The complaint seeks injunctive relief: (i) declaring the Merger Agreement to have been entered into in breach of the fiduciary duties of the individual defendants, and therefore unlawful and unenforceable; (ii) enjoining the defendants from proceeding with the Merger, unless we implement procedures to obtain the highest possible price for our stockholders; and (iii) directing the individual defendants to obtain a transaction which is in the best interests of our stockholders. The complaint also seeks to recover costs and disbursements from the defendants, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage. Terra and Yara each believe that the lawsuit is without merit and intend to defend it vigorously.
     On February 22, 2010, James Lindsay filed a putative class action complaint in the Iowa District Court for Woodbury County against Terra, our directors, certain of our officers, Yara and Merger Sub. The complaint generally alleges that the consideration to be received by our stockholders in connection with the Merger is inadequate and that the individual defendants breached their fiduciary duties of care and loyalty by, among other things, approving the Merger on the basis of such allegedly inadequate consideration and under certain circumstances of certain alleged self-dealing. The complaint further alleges that Yara and Merger Sub aided and abetted the individual defendants in the breach of their fiduciary duties to our stockholders by entering into the Merger Agreement. The complaint seeks injunctive relief: (i) declaring the Merger Agreement to have been entered into in breach of the fiduciary duties of the individual defendants, and therefore unlawful and unenforceable; (ii) enjoining the defendants from proceeding with the Merger, unless we implement procedures to obtain the highest possible price for our stockholders; and (iii) directing the individual defendants to obtain a transaction which is in the best interests of our stockholders. The complaint also seeks to recover costs and disbursements from the defendants, including reasonable attorneys’ and experts’ fees. The lawsuit is in a preliminary stage. Terra and Yara each believe that the lawsuit is without merit and intend to defend it vigorously.

INTERESTS OF CERTAIN PERSONS IN THE MERGER
Overview
     Terra’s directors and executive officers will receive the Merger Consideration, without interest and less any applicable taxes required to be withheld, for each vested share of Terra common stock that they own as of the effective time of the Merger in the same manner as other stockholders. For information regarding beneficial ownership of Terra’s common stock held by Terra’s directors and certain executive officers, please see “Security Ownership of Directors, Management and Certain Beneficial Owners”, beginning on page 56. The Merger Agreement also allows directors to receive their regularly scheduled annual grants of vested shares of Terra common stock in August 2010 if the Merger has not been completed prior to that time.
     Aside from their interests as Terra stockholders, Terra’s directors and executive officers have interests in the Merger that may be different from, or in addition to, those of other Terra stockholders generally. In considering the recommendation of our board of directors that you approve the Merger, you should be aware of these interests. The members of our board of directors were aware of and considered these interests, among other matters, in making its decision. As described in more detail below, the interests of Terra’s executive officers in the Merger that are different from, or in addition to, those of other Terra stockholders consist of:
•	the accelerated vesting of Terra restricted stock awards and Performance Share Awards, and the cancellation of such awards in exchange for cash, at the effective time of the Merger;

•	the fixing of the performance metric under Terra’s annual incentive compensation plan at the effective time of the Merger at the greater of (i) target performance and (ii) actual performance during the quarters completed through the effective time of the Merger;

•	the receipt of certain payments and benefits under the executive officers’ employment severance agreements, as well as prorated bonuses under Terra’s annual incentive compensation plan, upon certain types of terminations of employment following the Merger;

•	the receipt of gross-up payments to make the executive officers whole for any excise tax imposed as a result of Section 280G of the Code on any compensation received;

•	the funding of a rabbi trust with respect to certain executive officers’ supplemental retirement benefits; and

•	the continuation of certain compensation and benefits until December 31, 2011 pursuant to the terms of the Merger Agreement.
     In addition to these interests, the Merger Agreement requires Yara to cause the Surviving Corporation to indemnify all current and former directors and officers of Terra to the fullest extent permitted by law for acts or omissions occurring at or prior to the effective time of the Merger and to honor all existing rights to indemnification in favor of such directors and officers.
     The dates used below to quantify these interests have been selected for illustrative purposes only. They do not necessarily reflect the dates on which certain events will occur.
Equity Awards
     Terra’s executive officers hold restricted stock awards and Performance Share Awards. As described under “The Merger Agreement—Effect on Restricted Stock, Phantom Units, Performance Shares and Phantom Performance Shares”, beginning on page 43, each share of restricted stock that remains outstanding as of immediately prior to the effective time of the Merger, including those held by Terra’s executive officers, will become fully vested at the effective time and will be converted into the right to receive the Merger Consideration, without interest and less any applicable taxes required to be withheld. Each Performance Share Award that remains outstanding as of immediately prior to the effective time of the Merger, including those held by Terra’s executive officers, will be canceled at the effective time, and the holder of such Performance Share Award will be entitled to receive a cash payment equal to the product of:
•	the greater of (i) the number of shares of Terra common stock subject to such Performance Share Award based on Terra’s actual performance calculated during the quarters completed through the effective time of the Merger and (ii) the target number of shares of Terra common stock subject to such Performance Share Award; and

•	the Merger Consideration.
Such amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger.
     The following table summarizes the restricted stock and Performance Share Awards held by our executive officers that will be outstanding as of the effective time of the Merger, and the consideration that each executive officer will receive pursuant to the Merger Agreement in connection with the cancellation of such awards, assuming for these purposes that (i) the effective time of the Merger occurs on June 15, 2010, (ii) Performance Share Awards granted for the 2008-2010 and 2009-2011 performance cycles will vest at 200% of target and (iii) Performance Share Awards granted for the 2010-2012 performance cycle will vest at 100% of target.

		Value of Shares
	Number of Shares	Underlying		Value of	Aggregate
	Underlying	Performance	Number of	Restricted	Equity Award
Executive Officers	Performance Share Awards	Share Awards	Restricted Shares	Shares	Consideration
Michael L. Bennett	256,300	$10,533,927	58,000	$2,383,800	$12,917,727

Daniel D. Greenwell	47,149	$1,937,830	21,200	$871,320	$2,809,150

John W. Huey	37,893	$1,557,411	17,800	$731,580	$2,288,991

Joseph D. Giesler	31,703	$1,303,009	15,100	$620,610	$1,923,619

Richard S. Sanders Jr.	32,046	$1,317,080	14,900	$612,390	$1,929,470

Joe A. Ewing	31,561	$1,297,157	14,500	$595,950	$1,893,107

Douglas M. Stone	37551	$1,543,339	16,400	$674,040	$2,217,379

Earl B. Smith	28,153	$1,157,069	8,400	$345,240	$1,502,309

Geoffrey J. Obeney	26,741	$1,099,042	7,900	$324,690	$1,423,732

Edward J. Dillon	19,469	$800,196	10,000	$411,000	$1,211,196

Employment Severance Agreements
     Terra has entered into individual employment severance agreements with certain officers and key employees, including all of our executive officers, that provide for certain payments and benefits upon a termination of employment by Terra without cause or by the employee for good reason (as described below) any time within the 24 months following a change in control, such as the Merger.
     Under the employment severance agreements with Terra’s executive officers, “good reason” following a change in control means (i) a failure to pay the executive officer any compensation when due, (ii) a delivery by Terra of a notice of intent to terminate the executive officer’s employment for any reason, other than for “cause” or permanent disability, (iii) a 10% or greater reduction in base salary or target bonus, (iv) a relocation of the executive officer’s principal place of employment by more than 50 miles, (v) a material diminution in titles, duties, responsibilities or status, (vi) a removal from any of the offices held immediately prior to the effective time of the change in control or (vii) a material reduction in retirement, insurance or fringe benefits.
     The employment severance agreements for the executive officers provide for the following payments and benefits upon a qualifying termination:
•	a lump-sum cash payment equal to two times the sum of (i) the executive officer’s then-current annual base salary and (ii) the executive officer’s target cash annual incentive opportunity for the year of termination;

•	continuation of company-paid medical and dental benefits for up to 24 months;

•	acceleration of vesting of any unvested equity-based awards;

•	outplacement services for one year; and

•	crediting of two years of additional age and service credit under Terra’s Excess Benefit Plan (the “SERP”) for those executive officers who participate in the SERP (only Messrs. Bennett, Giesler and Sanders participate in the SERP).
     Pursuant to the employment severance agreements, an executive officer will not be entitled to the payments and benefits described above unless he executes and does not revoke a release of claims in favor of Terra. Executive officers will also be subject to non-competition and non-solicitation covenants for one year following termination of employment.
     In addition, each executive officer is entitled to a gross-up payment to make him whole for any excise tax imposed as a result of Section 280G of the Code on any of his compensation.
     Based on compensation and benefit levels as of February 22, 2010 and assuming that the Merger is consummated on June 15, 2010 and that each executive officer experiences a qualifying termination of employment at that time, the executive officers would be entitled to receive the following cash severance payments and other benefits under their employment severance agreements.

		Continuation
		of Medical and	Addition Age and
	Cash	Dental	Service Credit	Outplacement	280G Tax
Executive Officer	Severance	Benefits (1)	under SERP (2)	Services (3)	Gross-Up (4)	Total
Michael L. Bennett	$3,500,000	$23,753	$473,383	$84,000	$	$4,081,136
Daniel D. Greenwell	$1,330,000	$29,674	$	$45,600	$	$1,405,274
John W. Huey	$911,550	$18,346	$	$36,462	$830,985	$1,797,343

		Continuation
		of Medical and	Addition Age and
	Cash	Dental	Service Credit	Outplacement	280G Tax
Executive Officer	Severance	Benefits (1)	under SERP (2)	Services (3)	Gross-Up (4)		Total
Joseph D. Giesler	$790,400	$18,346	$99,164	$29,640	$		$937,550
Richard S. Sanders Jr.	$806,400	$23,753	$81,204	$30,240	$		$941,597
Joe A. Ewing	$816,000	$29,674	$	$30,600	$		$876,274
Douglas M. Stone	$1,050,000	$29,674	$	$36,000		$907,831	$2,023,505
Earl B. Smith	$686,400	$23,752	$	$27,456		$639,527	$1,377,135
Geoffrey J. Obeney	$652,050	$23,753	$	$26,082		$666,027	$1,367,912
Edward J. Dillon	$649,200	$29,674	$	$25,968		$684,159	$1,389,001

(1)	Terra determined the value of medical and dental benefits based on assumptions used for financial reporting purposes under ASC 715, Compensation — Retirement Benefits.

(2)	Terra determined these amounts by adding two years of credited service to the December 31, 2009 total pension benefit (i.e., sum of tax qualified pension and SERP) for the executive officer and then determined the present value of that accrued benefit deferred to the date the executive officer reaches the age of 63, which is the earliest age at which unreduced pension benefits would be available to the executive officer with an extra two years of age.

(3)	Terra determined the value of post-termination outplacement services based on a value equal to approximately 12% of the executive officer’s annual base salary as of February 22, 2010.

(4)	Terra determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payments” that would arise as a result of Section 280G of the Code in connection with the Merger. Terra utilized the following key assumptions to determine the executive officers’ tax gross-up payments:
•	based on Terra’s performance as of February 22, 2010, Performance Share Awards granted for the 2008-2010 performance cycle and the 2009-2011 performance cycle are currently expected to vest at 200% of target. Therefore, the amount of excise tax with respect to such Performance Share Awards was calculated assuming that all performance goals with respect to such Performance Share Awards had already been met at the 200% level. The result is that the amount of the excise tax attributable to both such Performance Share Awards and the restricted shares is based solely on the value of accelerated vesting and the lapse of the obligation to perform future services. Since Terra’s performance for the 2010-2012 performance cycle is not yet predictable, the amount of the excise tax with respect to the Performance Share Awards granted for such cycle was calculated based on the full value for such awards;

•	a statutory federal income tax rate of 35% and a Medicare tax rate of 1.45%;

•	each executive officer’s Section 280G “base amount” was determined based on average W-2 compensation for the period from 2005 through 2009 (or the period of the executive officer’s employment with Terra, if shorter); and

•	the interest rate assumption was 120% of the applicable federal rate as of February 22, 2010.
Annual Incentive Compensation
     Under Terra’s 2010 Officers and Key Employees Annual Incentive Plan, upon a change in control, such as the Merger, the performance metric used to calculate the cash awards will become fixed at the greater of (i) target performance and (ii) actual performance during the quarters completed through the effective time of the change in control. A participant who remains employed through December 31, 2010 will receive his or her full bonus under the plan calculated in such manner. If a participant’s employment is terminated following the effective time of the Merger without cause or for good reason (defined as in the employment severance agreements), the participant will be entitled to a prorated bonus for 2010 through the participant’s termination date. Each of Terra’s executive officers currently participates in the 2010 Officers and Key Employees Annual Incentive Plan.

     Based on compensation levels as of February 22, 2010 and assuming that (i) the Merger is completed on June 15, 2010, (ii) each executive officer experiences a qualifying termination of employment at that time and (iii) actual performance during the quarters completed through the effective time of the Merger is less than or equal to target performance, the executive officers would be entitled to receive the following prorated bonus payments under the 2010 Officers and Key Employees Annual Incentive Plan.

Executive Officer	Prorated Bonus
Michael L. Bennett	$475,962

Daniel D. Greenwell	$129,190

John W. Huey	$68,867

Joseph D. Giesler	$67,179

Richard S. Sanders Jr.	$68,538

Joe A. Ewing	$69,354

Douglas M. Stone	$101,992

Earl B. Smith	$51,857

Geoffrey J. Obeney	$49,262

Edward J. Dillon	$49,074
Rabbi Trust
     Terra maintains a “rabbi trust”, which is intended to provide a source of funds to assist Terra in meeting its liabilities under the SERP. No later than five days following the effective time of a change in control, such as the Merger, Terra will be obligated to make an irrevocable contribution to the trust in an amount such that the trust will, immediately following such contribution, hold assets sufficient to pay each SERP participant or beneficiary, including Messrs. Bennett, Giesler and Sanders, his or her accrued benefits under the SERP as of the effective time of the change in control. The trustee has broad investment powers with respect to the trust assets, but it may not invest in securities or obligations issued by Terra or any affiliate of Terra.
     The following table shows the accrued benefits of each of Messrs. Bennett, Giesler and Sanders under the SERP as of December 31, 2009.

Executive Officer	Accrued Benefits
Michael L. Bennett	$1,208,251

Joseph D. Giesler	$11,276

Richard S. Sanders Jr.	$6,549
Indemnification and Insurance
     The Merger Agreement requires Yara to cause the Surviving Corporation to indemnify all current and former directors and officers of Terra to the fullest extent permitted by law for acts or omissions occurring at or prior to the effective time of the Merger and to honor all existing rights to indemnification in favor of such directors and officers.
     The Merger Agreement also requires Yara to cause the Surviving Corporation to maintain the current directors’ and officers liability insurance (or substitute insurance of at least the same coverage and amounts and on equal or better terms) for six years following the effective time of the Merger. However, the Surviving Corporation will not be required to pay premiums that on an annual basis exceed 300% of the current annual aggregate premiums paid by Terra.
Benefit Arrangements with the Surviving Corporation
     As described under “The Merger Agreement—Employee Benefits”, the Merger Agreement requires Yara to continue to provide certain compensation and benefits through December 31, 2011 to Terra employees, including the executive officers.
REGULATORY MATTERS
     Completion of the Merger is subject to the following regulatory conditions: (i) any applicable waiting periods under the HSR Act, the Canadian Competition Act and the Canada Transportation Act must have expired or been terminated, (ii) any applicable approvals pursuant to the antitrust, competition, trade regulation, foreign investment review or similar law of the European Union must have been obtained and (iii) any review or investigation undertaken by CFIUS must have been concluded and any action authorized pursuant to the Exon-Florio Amendment would not reasonably be expected to materially adversely affect Yara and its subsidiaries, taken as a whole.
     The HSR Act and related rules, the Canadian Competition Act and the relevant law of the European Union (i.e., EC Regulation No. 139/2004 of January 20, 2004 on the control of concentrations between undertakings) provide that transactions such as the Merger may not be completed until specified information has been submitted to the relevant regulatory authorities (i.e., the Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice, the Canadian Competition Bureau and the European Commission, respectively) and specified waiting period requirements have been satisfied. Where applicable, the Canada Transportation Act requires that a transaction may not be completed until specified information has been submitted to the Canadian Minister of Transport and specified waiting period or approval requirements have been satisfied.
DISSENTERS’ RIGHTS
     Holders of Terra’s common stock are not entitled to dissenting stockholders’ appraisal rights in connection with the Merger or any of the transactions contemplated by the Merger Agreement. The MGCL does not provide for appraisal rights or other similar rights to stockholders of a corporation in connection with a merger if, on the record date for determining stockholders entitled to vote on the matter, the shares of the corporation are listed on a national securities exchange. On the Record Date, Terra’s common stock was listed on the New York Stock Exchange, which is a national securities exchange.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
     The following describes generally the material United States federal income tax consequences to “U.S. holders” (as defined below) of the receipt of cash in exchange for shares of our common stock pursuant to the Merger. The summary is based on the Code, applicable current and proposed United States Treasury Regulations, judicial authority and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation.
     For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	a trust (i) if a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source.
     A “non-U.S. holder” is a person (other than an entity or arrangement treated as a partnership) that is not a U.S. holder.
     This discussion assumes that U.S. holders hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under the United States federal income tax laws (including, for example, persons who are non-U.S. holders, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, United States expatriates, persons who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, who are subject to the alternative minimum tax or who acquired our common stock through the exercise of employee stock options or other compensation arrangements). This discussion does not address the tax consequences to any person who actually or constructively owns more than 5% of our common stock. In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than United States federal income tax laws that may be applicable to our stockholders.
     If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner in a partnership holding shares of our common stock, you should consult your tax advisor.
     Holders should consult their own tax advisors to determine the particular tax consequences to them (including the application and effect of any state, local or foreign income and other tax laws), of the receipt of cash in exchange for shares of our common stock pursuant to the Merger.
     The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, a U.S. holder who receives cash in exchange for shares of our common stock pursuant to the Merger will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such shares and (ii) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period of the shares of our common stock is more than one year as of the date of the Merger. Long-term capital gains recognized by U.S. holders that are not corporations generally are eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to limitations. If a U.S. holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.
Information Reporting and Backup Withholding
     Payments of cash made to a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently, 28%), unless the stockholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.
     The foregoing discussion of certain material United States income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. Holders should consult their own tax advisors to determine the particular tax consequences of the Merger to them (including the application and effect of any state, local or foreign income and other tax laws).

THE MERGER AGREEMENT
     The following is a summary of the material terms of the Merger Agreement. However, because the Merger Agreement is the primary legal document that governs the Merger, you should carefully read the complete text of the Merger Agreement for its precise legal terms and other information that may be important to you. The Merger Agreement is attached as Exhibit A to this proxy statement to provide stockholders with information concerning the terms of the Merger Agreement. Information about Terra is available in our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q and other documents filed with the SEC.
     The Merger Agreement has been included in this proxy statement to provide you with information regarding its terms, and we recommend that you read carefully the Merger Agreement in its entirety. Except for its status as a contractual document that establishes and governs the legal relations among the parties thereto with respect to the Merger, we do not intend for its text to be a source of factual, business or operational information about Terra. The Merger Agreement contains representations, warranties and covenants that are qualified by information in the confidential disclosure letter referenced in the Merger Agreement that Terra delivered to Yara in connection with the execution of the Merger Agreement. Representations and warranties may be used as a tool to allocate risks between the respective parties to the Merger Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing such matters as facts. Furthermore, the representations and warranties may be subject to different standards of materiality applicable to the contracting parties, which may differ from what may be viewed as material to stockholders. While we do not believe that the confidential disclosure letter contains non-public information that applicable securities laws require us to publicly disclose (other than information that has already been disclosed or is disclosed in this proxy statement), the confidential disclosure letter does contain information that modifies, qualifies and creates exceptions to the Merger Agreement, including to the representations and warranties of Terra. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, because (i) they were only made as of the date of the Merger Agreement or a prior, specified date, (ii) in some cases they are subject to materiality, “material adverse effect” or knowledge qualifiers and (iii) they are modified in important part by the confidential disclosure letter. The confidential disclosure letter contains information that has been included in Terra’s prior public disclosures, as well as non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Terra’s public disclosures. Information about Terra can be found elsewhere in this proxy statement and in such other public filings we make with the SEC, which are available without charge at www.sec.gov.
Form of the Merger
     The Merger Agreement provides that at the effective time of the Merger, Merger Sub will be merged with and into Terra. As a result of the Merger, the separate corporate existence of Merger Sub will cease and Terra will continue as the Surviving Corporation following the Merger as an indirect, wholly owned subsidiary of Yara. At the effective time of the Merger, all of the property, rights, privileges, powers and franchises of Merger Sub will vest in the Surviving Corporation, and all debts and obligations of Merger Sub will become the debts and obligations of the Surviving Corporation.
Effective Time; Closing
     The effective time of the Merger will occur at the time the articles of merger are duly filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time (not to exceed 30 days after such acceptance) that we and Yara specify in the articles of merger. The Merger Agreement provides that the closing date will occur no later than the third business day after all of the conditions to the Merger set forth in the Merger Agreement have been satisfied or waived (or such other date as we and Yara may agree). However, Yara will not be obligated to effect the closing until the earlier of (i) three business days after the consummation of the Rights Issue and (ii) the date that is twenty-five business days after the date the Terra Stockholder Approval is received, which earlier period we refer to in this proxy statement as the “Marketing Period”.

Charter and Bylaws
     The charter of Terra, as in effect immediately prior to the effective time of the Merger, will be amended and restated at the effective time of the Merger to be in the form attached as Exhibit A to the Merger Agreement and will be the charter of the Surviving Corporation. The bylaws of Merger Sub in effect immediately prior to the effective time of the Merger will be the bylaws of the Surviving Corporation.
Directors and Officers
     The directors and officers of Merger Sub in office immediately prior to the effective time of the Merger will be the initial directors and officers of the Surviving Corporation. The directors and officers will serve in accordance with the charter and bylaws of the Surviving Corporation.
Merger Consideration
     The Merger Agreement provides that each share of common stock of Terra (other than shares owned by Terra, Yara, Merger Sub, or any wholly owned subsidiary of Terra or Yara) issued and outstanding immediately prior to the effective time of the Merger will be automatically cancelled and cease to exist and will be converted into the right to receive the Merger Consideration, which is equal to an amount in cash equal to $41.10 plus the “Additional Per Share Consideration”, if any, without interest and less any applicable taxes required to be withheld.
     The Merger Agreement defines “Additional Per Share Consideration” as the amount equal to (i) if the Yara Stockholders Meeting occurs on or prior to May 13, 2010, zero; (ii) if the Yara Stockholders Meeting occurs on or after May 14, 2010 but prior to May 21, 2010, $5 million divided by the “Fully Diluted Denominator” (as defined in the following sentence); (iii) if the Yara Stockholders Meeting occurs on or after May 21, 2010 but prior to May 28, 2010, $10 million divided by the Fully Diluted Denominator; (iv) if the Yara Stockholders Meeting occurs on or after May 28, 2010 but prior to June 4, 2010, $20 million divided by the Fully Diluted Denominator; and (v) if the Yara Stockholders Meeting occurs on or after June 4, 2010, the sum of (A) an amount equal to $20 million divided by the Fully Diluted Denominator plus (B) for each subsequent seven day period (or portion thereof) beginning on June 4, 2010, an amount equal to $15 million divided by the Fully Diluted Denominator. The Merger Agreement defines “Fully Diluted Denominator” as the actual number of shares of Terra common stock and Terra stock-based awards that are entitled to receive the Merger Consideration upon the closing of the Merger pursuant to the terms of the Merger Agreement.
     At the effective time of the Merger, shares of common stock that are owned by Terra, Yara, Merger Sub or any wholly owned subsidiary of Terra or Yara will automatically be cancelled and cease to exist and no consideration will be delivered in exchange for those shares.
Exchange and Payment Procedures
     Immediately after the effective time of the Merger, Yara will cause to be deposited with an exchange agent (the “Exchange Agent”), who must be reasonably acceptable to us, cash in an amount sufficient to pay the Merger Consideration and the equity award amounts due to each holder of shares of our common stock or other equity holders. As soon as reasonably practicable after the effective time of the Merger, Yara will cause the Exchange Agent to mail a letter of transmittal and instructions to you and our other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock certificates in exchange for the Merger Consideration.
     You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Exchange Agent without a letter of transmittal.
     You will not be entitled to receive the Merger Consideration until you surrender your stock certificate or certificates to the Exchange Agent, together with a duly completed and executed letter of transmittal and any other documents as may reasonably be required by the Exchange Agent. The Merger Consideration may be paid to a person other than the person in whose name the corresponding certificate is registered if the certificate is properly endorsed or is otherwise in the proper form for transfer and the person requesting such delivery of the Merger

Consideration pays to the Exchange Agent any required transfer or other similar taxes, or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.
     No interest will be paid or will accrue on the cash payable upon surrender of the stock certificates or in respect of equity award amounts. Yara, Merger Sub, the Surviving Corporation or the Exchange Agent will be entitled to deduct and withhold, and pay to the appropriate taxing authorities, any applicable taxes from the Merger Consideration and the equity award amounts. Any sum which is withheld and paid to a taxing authority by Yara, Merger Sub, the Surviving Corporation or the Exchange Agent will be deemed to have been paid to the person with regard to whom it is withheld.
     After the effective time of the Merger, there will be no further registration of transfers of shares of Terra common stock outstanding prior to the effective time. If, after the effective time of the Merger, certificates are presented to the Exchange Agent or Yara for transfer, they will be cancelled and exchanged for the Merger Consideration.
     None of Terra, Yara or Merger Sub will be liable to any person for any cash delivered to a public official pursuant to any applicable abandoned property laws. Any portion of the Merger Consideration or equity award amounts that remains unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental authority will, to the extent permitted by applicable law, become the property of Yara free and clear of any claims or interest of any person previously entitled to the Merger Consideration or equity award amounts.
     If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to make an affidavit of that fact and, if required by Yara, post a bond in such reasonable amount as Yara may direct as indemnity against any claim that may be made against it with respect to that certificate.
Effect on Restricted Stock, Phantom Units, Performance Shares and Phantom Performance Shares
     Immediately prior to the effective time of the Merger:
•	each outstanding share of restricted stock will become fully vested pursuant to its terms and will be converted into the right to receive the Merger Consideration, without interest and less any applicable taxes required to be withheld;

•	each Phantom Unit will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the number of shares of common stock subject to such Phantom Unit immediately prior to the effective time of the Merger and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger; and

•	each Performance Share Award and each Phantom Performance Share Award will be cancelled and the holder thereof will be entitled to receive a cash payment equal to the product of (i) the greater of (A) the number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award based on our actual performance calculated during the quarters completed through the effective time of the Merger and (B) the target number of shares of common stock subject to such Performance Share Award or Phantom Performance Share Award and (ii) the Merger Consideration, which amount will be payable to such holder, without interest and less any applicable taxes required to be withheld, as promptly as practicable following the effective time of the Merger.
Representations and Warranties
     We make various representations and warranties in the Merger Agreement, including with respect to, among other things:
•	our, our subsidiaries’ and certain of our joint ventures’ proper organization, good standing and qualification to do business;

•	our interests in our subsidiaries and joint ventures;

•	our capitalization, including in particular the number of shares of our common stock, preferred stock and other equity-based interests;

•	our corporate power and authority to enter into the Merger Agreement and to consummate the Merger;

•	the approval by our board of directors of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and the recommendation by our board of directors of the Merger;

•	the inapplicability of anti-takeover statutes to the Merger;

•	the absence of violations of, or conflicts with, our, our subsidiaries’ and certain of our joint ventures’ governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and the consummation of the Merger;

•	the required consents and approvals of governmental entities in connection with our entry into the Merger Agreement and our consummation of the transactions contemplated by the Merger Agreement;

•	our and Terra Nitrogen Company, L.P.’s (“TNCLP”) filings with the SEC since January 1, 2009, including the financial statements contained therein;

•	the absence of undisclosed liabilities;

•	the accuracy of this proxy statement and the information provided to Yara for inclusion in the documents relating to the Yara Stockholder Approval and the Rights Issue;

•	the absence of a “material adverse effect” and certain other changes or events related to us or our subsidiaries since January 1, 2009;

•	legal proceedings and judgments related to us and our subsidiaries;

•	our, our subsidiaries’ and certain of our joint ventures’ compliance with laws;

•	taxes;

•	our and our subsidiaries’ real property;

•	employment and labor matters affecting us or our subsidiaries, including matters relating to our and our subsidiaries’ employee benefit plans;

•	our and our subsidiaries’ intellectual property;

•	contracts to which we or our subsidiaries are a party;

•	environmental matters affecting us and our subsidiaries;

•	our and our subsidiaries’ insurance policies;

•	the absence of any improper payments by us or our subsidiaries;

•	the receipt by our board of directors of an opinion from Credit Suisse; and

•	the absence of undisclosed broker’s fees.
     For the purposes of the Merger Agreement, “material adverse effect” on Terra means any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of Terra, our subsidiaries and our joint ventures, taken as a whole.
     A “material adverse effect” will not have occurred, however, as a result of any change, development, event, occurrence, effect or state of facts resulting from: (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of the Merger Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of the Merger Agreement, (iv) any change in applicable law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of the Merger Agreement, (v) general conditions in the industries in which we and our subsidiaries operate, (vi) the failure, in and of itself, of Terra to meet any internal or published projections, forecasts, estimates or predictions with respect to revenues, earnings or other financial or operating metrics, before, on or after the date of the Merger Agreement, or changes in the market price, credit rating or trading volume of Terra’s securities after the date of the Merger Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a material adverse effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by us or any of our subsidiaries and (viii) the announcement and pendency of the Merger Agreement and the transactions contemplated thereby, including any lawsuit in respect of the Merger Agreement or the transactions contemplated thereby, compliance with the covenants contained therein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of Terra or any of our subsidiaries, except that in the cases of (i), (ii), (iii), (iv) and (v), to the extent that Terra and our subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which we and our subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a material adverse effect).
     The Merger Agreement also contains various representations and warranties made by Yara and Merger Sub, including with respect to, among other things:
•	their proper organization, good standing and qualification to do business;

•	the purpose of formation and prior activities of Merger Sub;

•	their corporate or other power and authority to enter into the Merger Agreement and to consummate the Merger and the other transactions contemplated by the Merger Agreement;

•	the approval by Yara’s board of directors of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;

•	the absence of any violation of, or conflicts with, their governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and the consummation of the Merger;

•	the required consents and approvals of governmental entities in connection with their entry into the Merger Agreement and their consummation of the transactions contemplated by the Merger Agreement;

•	the accuracy of information supplied by them for inclusion in this proxy statement and the accuracy of the documents relating to the Yara Stockholder Approval and the Rights Issue;

•	legal proceedings and judgments relating to them;

•	the absence of undisclosed broker’s fees;

•	the availability to them of sufficient funds as of the closing of the Merger to complete the Merger and the other transactions contemplated by the Merger Agreement; and

•	withholding taxes.

     For purposes of the Merger Agreement, a “material adverse effect” with respect to Yara means a material adverse effect on the ability of Yara or Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement in accordance with the terms thereof.
     The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the Merger. You should be aware that these representations and warranties made by Terra to Yara or by Yara and Merger Sub to Terra, as the case may be, are subject to important limitations and qualifications agreed to by the parties to the Merger Agreement or reflected in the confidential disclosure letter, may or may not be accurate as of the date they were made and do not purport to be accurate as of the date of this proxy statement.
Conduct of Business Pending the Merger
     From the date of the Merger Agreement until the effective time of the Merger or the termination of the Merger Agreement, unless Yara otherwise consents in writing (which consent shall not be unreasonably withheld or delayed), Terra and our subsidiaries will:
•	conduct its business in all material respects in the ordinary course and in a manner consistent with past practice; and

•	use commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all governmental entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice.
     Terra also agreed that, until the effective time of the Merger, Terra will not, and will cause its subsidiaries not to, take any of the following actions (subject to agreed exceptions) without the prior written consent of Yara (which consent, subject to agreed exceptions, shall not be unreasonably withheld or delayed):
•	amend or modify any of the charter or bylaws or other constituent documents of Terra, our subsidiaries or certain of our joint ventures;

•	(i) declare or pay any dividend or other distribution in respect of its capital stock, other than the declaration and payment of regular quarterly cash dividends of $0.10 per share for the fiscal quarters ended December 31, 2009 and March 31, 2010, (ii) split, combine or reclassify any capital stock of Terra or our subsidiaries or issue, deliver, sell, grant, dispose of or subject to a lien any capital stock or equity rights of Terra or our subsidiaries or (iii) repurchase, redeem, or otherwise acquire any capital stock or equity rights of Terra or our subsidiaries, except, in each case, as otherwise agreed to in the Merger Agreement;

•	acquire any person or division, business, or equity interest of any person;

•	sell, lease, subject to a lien (other than permitted liens) or dispose of any material assets or rights, other than as agreed to in the Merger Agreement;

•	(i) make any loans to or investments in any other person or (ii) incur, guarantee or assume any indebtedness, in each case other than as agreed to in the Merger Agreement;

•	other than as set forth in Terra’s capital budget, or in connection with the repair or replacement of the plant and equipment at the operating facilities of Terra or our subsidiaries, make any capital expenditure in excess of $5 million individually or $10 million in the aggregate;

•	except (i) as required pursuant to the terms of any benefit plan, (ii) as required to comply with applicable law or GAAP, (iii) as expressly permitted by the Merger Agreement or (iv) solely with respect to (A) below, in the ordinary course of business, (A) amend or otherwise modify in any material respect any benefit plan, (B) accelerate the payment or vesting of benefits or amounts payable or to become payable under any benefit plan, (C) terminate, establish or enter into any benefit plan, (D) grant any increase in the compensation or benefits of directors, officers, employees or consultants of Terra or any of our subsidiaries (except for increases in base salaries or hourly wages to certain employees and subject to certain parameters and except for certain arrangements for newly hired or promoted employees) or (E) hire any employee with an annual base salary in excess of $130,000, except to replace an existing employee of comparable compensation;

•	(i) settle any material claims or litigation, other than in the ordinary course of business consistent with past practice or in accordance with the terms of any liability reserved or disclosed in the most recent financial statements of Terra, (ii) cancel any material indebtedness or (iii) waive or assign any claims or rights of material value;

•	except as required by applicable law or in the ordinary course of business, (i) make, revoke or amend any material election relating to taxes, (ii) settle or compromise any material proceeding relating to taxes or (iii) enter into a written and legally binding material agreement with a taxing authority relating to taxes;

•	other than in the ordinary course consistent with past practice, (i) amend in any material respect, waive any material right under or terminate certain agreements of Terra or our subsidiaries or (ii) enter into any new material agreement;

•	adopt or implement a plan of liquidation or dissolution, restructuring or recapitalization of Terra or our subsidiaries;

•	change any method of financial accounting, except for such changes required by a change in GAAP;

•	terminate or amend in any material respect, any material insurance policies covering Terra or any of our subsidiaries;

•	other than in the ordinary course of business consistent with past practice, transfer, abandon or otherwise dispose of any rights to any material intellectual property; or

•	authorize, resolve, agree or commit to do any of the foregoing.
Financing; Cooperation of Terra
     Yara has agreed to use its reasonable best efforts to (i) arrange financing that is sufficient to permit Yara and Merger Sub to consummate the Merger and the other transactions contemplated by the Merger Agreement and (ii) enter into, prior to the date of the Yara Stockholders Meeting, an underwriting agreement with one or more financial institutions pursuant to which such financial institutions will commit to underwrite the portion of the Rights Issue in excess of the pro rata share of the Norwegian Ministry of Trade and Industry and the Norwegian National Insurance Scheme Fund.
     We have agreed to, and have agreed to cause our subsidiaries to, provide such assistance and cooperation as may be reasonably requested by Yara and Merger Sub in connection with such financing, including:
•	furnishing to Yara and its representatives certain pertinent information with respect to Terra, our subsidiaries and our joint ventures;

•	requesting that our independent accountants provide reasonable assistance to Yara or Merger Sub;

•	providing reasonable cooperation with prospective investors, arrangers and lenders in performing their due diligence; and

•	providing certain information relating to the indebtedness of Terra or our subsidiaries.
No Solicitation of Transactions
     We have agreed that we and our subsidiaries and our and their directors, officers, employees and representatives will not, directly or indirectly:
•	initiate or solicit or knowingly facilitate or encourage any inquiry or the making of any proposal that constitutes a “Takeover Proposal”; or

•	continue, or otherwise participate in any discussions regarding, furnish to any person any information or data or access to our properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate, any proposal that constitutes a “Takeover Proposal”.
     A “Takeover Proposal” means any third-party proposal or offer (other than the transactions contemplated by the Merger Agreement) for a direct or indirect:
•	merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving Terra or our subsidiaries;

•	sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of 15% or more of the fair value of the assets of Terra and our subsidiaries, taken as a whole, in one or a series of related transaction; or

•	purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of beneficial ownership of securities representing 15% or more of the voting power of Terra’s capital stock.
     Prior to the receipt of the Terra Stockholder Approval, we (and our subsidiaries and our and their directors, officers, employees and representatives) are permitted, however, in response to a bona fide written Takeover Proposal that (i) was made after the date of the Merger Agreement and did not result from a material breach of the Merger Agreement and (ii) constitutes, or our board of directors determines in good faith (after consultation with our outside counsel and financial advisor) could reasonably be expected to result in, a “Superior Proposal”, to (A) provide access to non-public information to the person making such Takeover Proposal and its representatives pursuant to a confidentiality agreement not less restrictive than our confidentiality agreement with Yara and (B) participate in discussions or negotiations with the person making such Takeover Proposal.
     For purposes of the Merger Agreement, “Superior Proposal” means any bona fide written Takeover Proposal that:
•	if consummated, would result in a person acquiring, directly or indirectly, all or substantially all of the voting power of Terra’s capital stock or all or substantially all of the assets of Terra and our subsidiaries; and

•	our board of directors determines in good faith (after consultation with our outside counsel and financial advisor) is reasonably expected to be consummated and is more favorable to our stockholders than the Merger from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.
     We also have agreed that our board of directors may not, directly or indirectly, make a “Change in Company Recommendation”, except prior to the receipt of the Terra Stockholder Approval and in compliance with the procedures described below, our board of directors may:
•	effect a Change in Company Recommendation if our board of directors determines, in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with its duties to the stockholders of Terra under applicable law; and

•	in response to a Superior Proposal that was made after the date of the Merger Agreement and did not result from a material breach of the Merger Agreement, cause Terra to terminate the Merger Agreement and concurrent with such termination, upon payment of the termination fee described below (the “Superior Proposal Termination Right”), enter into a definitive agreement with respect to such Superior Proposal.
     Prior to our board of directors making a Change in Company Recommendation or exercising our Superior Proposal Termination Right:

•	our board of directors first must provide prior written notice to Yara advising Yara that it intends to take such action and such notice must contain a description of the events, facts and circumstances giving rise to such action or the terms and conditions of the Superior Proposal, as applicable; and

•	Yara must not make, within five business days after receipt of our notice, a proposal that would, in the good faith determination of our board of directors (after consultation with our outside counsel and financial advisor) (i) cause such events, facts and circumstances to no longer form the basis for our board of directors to effect a Change in Company Recommendation or (ii) be at least as favorable to Terra stockholders as such Superior Proposal, as the case may be.
     For purposes of the Merger Agreement, “Change in Company Recommendation” means any action whereby our board of directors or any committee thereof, directly or indirectly:
•	withdraws, modifies, amends or qualifies, in a manner adverse to Yara, its recommendation that our stockholders vote for the approval of the Merger; or

•	executes or enters into any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal.
     We have also agreed:
•	to immediately cease and cause to be terminated, and to cause our subsidiaries and our and their directors, officers, employees and representatives to terminate, all existing discussions or negotiations with any person conducted prior to signing the Merger Agreement with respect to any Takeover Proposal, and request from each person who has executed a confidentiality agreement the prompt return or destruction of any confidential information previously furnished in connection therewith;

•	to advise Yara as promptly as practicable, and in any event within two business days, after the receipt of any Takeover Proposal or any inquiry that could reasonably be expected to lead to any Takeover Proposal of the identity of the person making any such Takeover Proposal or inquiry and the material terms and conditions of any such Takeover Proposal or inquiry; and

•	to keep Yara fully informed on a current basis of any such Takeover Proposal (including any changes to the terms and conditions thereof).
     We refer to the foregoing in this proxy statement as the “No Shop Covenant”.
Employee Benefits
     From the closing date of the Merger through December 31 of the calendar year following the calendar year in which we close the Merger (the “Continuation Period”), the Surviving Corporation will cause each individual who is employed by Terra and any of our subsidiaries immediately before the effective time of the Merger (each, a “Continuing Employee”) to be provided with (i) base compensation and bonus or incentive opportunities that are no less favorable in the aggregate than the base compensation and bonus or incentive opportunities (including value attributable to equity-based compensation) provided to such Continuing Employee immediately prior to the effective time of the Merger and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the effective time of the Merger. Further, the Surviving Corporation will recognize the service of each Continuing Employee prior to the effective time of the Merger as if such service had been performed with Yara or its affiliates (A) for all purposes under the Terra benefit plans, (B) for purposes of eligibility and vesting under the employee benefit plans and programs of the Surviving Corporation or its affiliates other than the Terra benefit plans and (C) for purposes of the determination of benefit accruals and benefit levels with respect to vacation, paid time off and severance under any Surviving Corporation or affiliate plans.
     With respect to any welfare plan maintained by the Surviving Corporation or its affiliates in which Continuing Employees are eligible to participate, the Surviving Corporation and its affiliates will (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the effective time of the Merger.
     From and after the effective time of the Merger, the Surviving Corporation and its affiliates will assume, honor and continue during the Continuation Period all of the Terra benefit plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreements). With respect to the annual performance period in which the effective time of the Merger occurs, the Surviving Corporation and its affiliates will (i) honor and continue in all material respects all cash incentive compensation plans maintained by Terra, (ii) make payments to the Continuing Employees in accordance with the applicable material terms of the incentive plans as in effect at the effective time of the Merger (subject to any plan provision requiring an employee to remain continuously employed following the end of the relevant performance period and up to the date that payments are made) and (iii) provide any Continuing Employee whose employment is terminated without cause prior to the time at which such payments are made with a prorated payment. During the Continuation Period, if the Surviving Corporation and its affiliates terminate the employment of any Continuing Employee other than for cause, the Surviving Corporation and its affiliates will pay to such Continuing Employee an amount equal to the greater of (A) the severance benefits due under the applicable severance plan, policy or guidelines of the Surviving Corporation then in effect and (B) the severance benefits that would have been due under the applicable severance plan, policy, or guidelines of Terra or any of our subsidiaries immediately prior to the effective time of the Merger.
Indemnification and D&O Insurance
     The Merger Agreement requires Yara to cause the Surviving Corporation to indemnify all current and former directors and officers of Terra to the fullest extent permitted by law for acts or omissions occurring at or prior to the effective time of the Merger and to honor all existing rights to indemnification in favor of such directors and officers.
     The Merger Agreement also requires Yara to cause the Surviving Corporation to maintain the current directors’ and officers’ liability insurance (or substitute insurance of at least the same coverage and amounts and on equal or better terms) for six years following the effective time of the Merger. However, the Surviving Corporation will not be required to pay premiums that on an annual basis exceed 300% of the current annual aggregate premiums paid by Terra.
Obligations to Cause the Merger to Occur
     The Merger Agreement requires Terra and Yara to use reasonable best efforts to satisfy the conditions and complete the Merger, except that Yara is required to use best efforts to obtain any clearance required under the HSR Act, any foreign competition laws or from CFIUS for the consummation of the Merger, including by (i) committing to hold separate or sell or divest assets of Yara or its subsidiaries or, after the closing of the Merger, Terra and our subsidiaries and joint ventures, and (ii) conducting its business, or proposing to conduct the business of Terra or our subsidiaries or joint ventures, in a specified manner. However, Yara is not required to agree to take any such action that would reasonably be expected to have, individually or in the aggregate, a “material adverse effect” on Terra.
     Yara is also required to use its best efforts to resist any action or proceeding or injunction that would prohibit, prevent, delay or restrict consummation of the Merger, including by taking any of the foregoing actions.
Stockholders Meetings
     The Merger Agreement requires each of Terra and Yara, as promptly as reasonably practicable, to take all necessary actions to duly call, give notice of, convene and hold the Terra Stockholders Meeting and the Yara Stockholders Meeting, as the case may be. However, Terra is obligated to use its reasonable best efforts to hold the Terra Stockholders Meeting as promptly as practicable following the Yara Stockholder Meeting. Except in limited circumstances when to do so would be inconsistent with its duties to the stockholders of Terra under applicable law, our board of directors has agreed to recommend that our stockholders vote in favor of the approval of the Merger. Yara’s board of directors has agreed to recommend that its stockholders vote in favor of the Rights Issue.

     The Merger Agreement also requires Yara and Terra to use best efforts to solicit their respective stockholders to obtain the Yara Stockholder Approval and the Terra Stockholder Approval, as the case may be.
Conditions to the Merger
     The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver of the following conditions:
•	Terra must have obtained the Terra Stockholder Approval;

•	Yara must have obtained the Yara Stockholder Approval;

•	there must be no law, order or injunction or other judgment by any governmental entity enjoining, making illegal or otherwise prohibiting the consummation of the Merger;

•	the waiting period under the HSR Act, the Canadian Competition Act and the Canada Transportation Act must have expired or been terminated and any applicable approvals pursuant to the antitrust, competition, trade regulation, foreign investment review or similar law of the European Union must have been obtained;

•	any review or investigation under the Exon-Florio Amendment must have been concluded, or CFIUS or the President of the United States must have determined not to take action authorized thereunder or have determined to take action that would not reasonably be expected to materially adversely affect the business or operations of Yara and its subsidiaries, taken as a whole; and

•	there must be no pending suits, actions or proceedings by any governmental entity that seek to prohibit the consummation of the Merger, except where such suit, action or proceeding would not reasonably be expected to have a “material adverse effect” on Terra.
     The obligations of Yara and Merger Sub to complete the Merger are also subject to satisfaction or waiver of the following conditions:
•	the representation with respect to the absence of a “material adverse effect” on Terra must be true and correct in all respects as of the date of the Merger Agreement and as of the date the Merger closes and the other representations and warranties of Terra in the Merger Agreement (disregarding all qualifications or limitations as to materiality and “material adverse effect”) must be true and correct as of the date of the Merger Agreement and as of the date the Merger closes (other than representations and warranties that by their terms speak as of another date, which representations and warranties must be true and correct as of such date), except for any failures of such representations and warranties to be true and correct that, individually or in the aggregate, do not have and are not reasonably expected to result in a “material adverse effect” on Terra, provided that the representations and warranties with respect to Terra’s capitalization, corporate authority, board approval, stockholder voting requirements and anti-takeover statutes must be true and correct in all material respects;

•	Terra must have performed or complied, in all material respects, with all of its obligations under the Merger Agreement at or prior to the closing of the Merger; and

•	the outstanding shares of the Series A Preferred Stock must have been converted into shares of Terra common stock and there must be no shares of Series A Preferred Stock outstanding.
     The obligations of Terra to complete the Merger are also subject to the satisfaction or waiver of the following conditions:
•	the representations and warranties of Yara and Merger Sub in the Merger Agreement (disregarding all qualifications or limitations as to materiality and “material adverse effect”) must be true and correct in all respects as of the date of the Merger Agreement and as of the date the Merger closes (other than representations and warranties that by their terms speak as of another date, which representations and warranties must be true and correct as of such date), except for any failures of such representations and warranties to be true and correct that, individually or in the aggregate, do not have and are not reasonably expected to result in a “material adverse effect” on Yara; and
•	each of Yara and Merger Sub must have performed or complied, in all material respects, with all of their obligations under the Merger Agreement at or prior to the closing of the Merger.
Termination of the Merger Agreement
     The Merger Agreement may be terminated at any time prior to the effective time of the Merger, whether before or after the receipt of the Terra Stockholder Approval, as follows:
•	by mutual written consent of Yara and Terra;

•	by either Yara or Terra, if:
•	the Merger has not been completed by September 30, 2010 (the “Walk-Away Date”); provided that (i) the party seeking to terminate is not the primary cause of the failure of the Merger to be completed by such date and (ii) if all of the conditions to the Merger have been satisfied (other than the conditions with respect to injunctions, antitrust and competition approvals, CFIUS review and suits by governmental entities in connection with the Merger), the Walk-Away Date may be extended by either party to December 31, 2010 (the “Extended Walk-Away Date”);

•	an injunction that prohibits the consummation of the Merger becomes final and non-appealable; provided that the party seeking to terminate must have used its best efforts to remove such restraint;

•	the Terra Stockholder Approval is not obtained at the Terra Stockholders Meeting; or

•	the Yara Stockholder Approval is not obtained at the Yara Stockholders Meeting.
•	by Yara, if:
•	we have breached any of our representations, warranties or covenants contained in the Merger Agreement and the breach results in the failure of a condition to Yara’s obligation to close and is incapable of being cured by the Walk-Away Date or the Extended Walk-Away Date (if applicable) or is not cured by the earlier of (i) 40 business days following written notice to Terra of such breach or (ii) the Walk-Away Date or the Extended Walk-Away Date;

•	the board of directors of Terra (i) fails to recommend that Terra stockholders vote to approve the Merger or include such recommendation in this proxy statement, (ii) fails to publicly reaffirm such recommendation within 10 business days of a written request by Yara to provide such reaffirmation or (iii) effects a Change in Company Recommendation (we refer to the foregoing in this proxy statement as a “Change in Company Recommendation Termination”); or

•	if Terra, any of our subsidiaries or any of our or their representatives has materially breached the No Shop Covenant.
•	by Terra, if:
•	Yara or Merger Sub has breached any of its respective representations, warranties or covenants contained in the Merger Agreement and the breach results in the failure of a condition to Terra’s obligation to close and is incapable of being cured by the Walk-Away Date or the Extended Walk-Away Date (if applicable) or is not cured by the earlier of (i) 40 business days following written notice to Yara of such breach or (ii) the Walk-Away Date or the Extended Walk-Away Date; or

•	in accordance with our Superior Proposal Termination Right.

Fees and Expenses
     We have agreed to pay to Yara a termination fee of $123 million if:
•	the Merger Agreement is terminated by Yara pursuant to a Change in Company Recommendation Termination;

•	the Merger Agreement is terminated by Terra in accordance with our Superior Proposal Termination Right;

•	(i) the Merger Agreement is terminated (A) by either Yara or Terra because the Terra Stockholder Approval is not obtained or (B) by Yara because Terra breached any of its covenants to an extent that resulted in the failure of a closing condition and such breach is not cured or Terra materially breached the No Shop Covenant and (ii) within six months after termination, Terra enters into a definitive agreement to consummate, or consummates, a Takeover Proposal for 50% or more of Terra’s stock or assets; or

•	(i) after the date of the Merger Agreement a Takeover Proposal for 50% or more of Terra’s stock or assets (or an intention to make such a Takeover Proposal) is publicly announced and not subsequently withdrawn, (ii) the Merger Agreement is then terminated (A) by either Yara or Terra because the Merger is not completed by the Walk-Away Date or the Extended Walk-Away Date (provided that all antitrust, competition and other regulatory conditions have been satisfied), (B) by either Yara or Terra because the Terra Stockholder Approval was not obtained at the Terra Stockholders Meeting or (C) by Yara because Terra breached any of its representations, warranties or covenants to an extent that resulted in the failure of a closing condition and such breach is not cured or Terra materially breached the No Shop Covenant and (iii) within 18 months after termination, Terra enters into a definitive agreement to consummate, or consummates, a Takeover Proposal.
Amendment
     The Merger Agreement may be amended by the parties at any time before or after the receipt of the Terra Stockholders Approval or the Yara Stockholders Approval, but, after such approval, no amendment may be made without further approval by such stockholders if and to the extent such approval is required by law. The Merger Agreement may not be amended except by Terra, Yara and Merger Sub in writing.
Enforcement
     The Merger Agreement provides that disputes arising out of the Merger Agreement will be subject to binding arbitration before the American Arbitration Association in Delaware. Any arbitrators will be able to grant both specific enforcement and damage awards.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING
     If at the time of the special meeting there are insufficient votes to approve the Merger under Maryland law, the presiding officer of the special meeting may move to adjourn the special meeting in order to enable our board of directors to continue to solicit additional proxies in favor of the approval of the Merger. In that event, we will ask you to vote only upon the adjournment proposal and not the proposal to approve the Merger.
     In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of adjourning the special meeting and any later adjournments. If the stockholders approve the adjournment proposal, we could adjourn the special meeting, and any adjourned session of the special meeting, to use the additional time to solicit additional proxies in favor of the proposal to approve the Merger, including the solicitation of proxies from Terra stockholders that have previously voted against the approval of the Merger. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the proposal to approve the Merger, we could adjourn the special meeting without a vote on the proposal to approve the Merger and seek to convince the holders of those shares to change their votes to votes in favor of the approval of the Merger.
     Approval of this proposal to adjourn the special meeting for the purpose of soliciting additional proxies requires the affirmative vote of a majority of the votes cast at the special meeting. Abstentions and broker non-votes will have no effect on this proposal. If no instructions are indicated on your proxy card, your shares will be voted “FOR” any adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
     Our board of directors believes that if the number of shares of Terra common stock present or represented at the special meeting and voting in favor of the proposal to approve the Merger is insufficient to approve such proposal, it is in the best interests of Terra stockholders to enable the board, for a limited period of time, to continue to seek to obtain a sufficient number of additional votes to approve such proposal.
     The board of directors recommends that you vote “FOR” any proposal to adjourn the special meeting.

MARKET PRICE AND DIVIDEND DATA
     Terra’s common stock is listed on the New York Stock Exchange under the symbol “TRA”. The following table sets forth the high and low sale prices of our common stock for the indicated part of our current fiscal year and for our 2009 and 2008 fiscal years, as reported on the New York Stock Exchange.

	First Quarter		Second Quarter	Third Quarter	Fourth Quarter
2010
High	$36.47	*
Low	$31.36	*
2009
High	$30.07		$30.02	$36.68	$43.12
Low	$15.03		$24.22	$24.45	$31.06
2008
High	$52.98		$55.10	$55.72	$28.40
Low	$35.53		$35.36	$26.63	$11.25

*	Through February 12, 2010.
     The closing sale price of our common stock on February 12, 2010, which was the last trading day before we announced that we had entered into the Merger Agreement, was $33.25 per share. On [     ] , 2010, the latest practicable date before the date of this proxy statement, the closing price of our common stock was $[     ] per share.
     As of [     ], 2010, there were approximately [     ] holders of record of our common stock.
     Prior to May 2008, we had never paid a cash dividend on our common stock. In May 2008, Terra began paying a quarterly cash dividend of $0.10 per common share. We declared a special cash dividend of $7.50 per common share in October 2009 that was paid on December 11, 2009 to stockholders of record as of November 23, 2009.
     The Merger Agreement contains restrictions on our ability to declare and pay dividends on our common stock (other than regular quarterly cash dividends of $0.10 per common share for the fourth quarter of 2009, which was declared in February 2010 and is payable on April 7, 2010 to stockholders of record as of March 17, 2010, and for the first quarter of 2010) prior to the completion of the Merger. See “The Merger Agreement—Conduct of the Business Pending the Merger”, beginning on page 46.
     If the Merger is completed, our common stock will be delisted from the New York Stock Exchange, there will be no further public market for shares of our common stock, and each share of our common stock (other than shares of our common stock owned by Terra, Yara, Merger Sub or any wholly owned subsidiary of Terra or Yara) will be automatically cancelled and cease to exist and will be converted into the right to receive the Merger Consideration, without interest and less any applicable taxes required to be withheld.

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS
     The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of February 22, 2010, by each of our directors, certain of our executive officers, all executive officers and directors as a group and beneficial owners known to Terra of 5% or more of our outstanding common stock. Unless otherwise specified, the address for each holder is c/o Terra Industries Inc., 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102.

	Amount of
	Beneficial		Percent of
Name and Address of Beneficial Owner	Ownership(1)		Class
FMR LLC	10,206,267	(2)	10.2%
82 Devonshire Street
Boston, Massachusetts 60015
BlackRock Inc.	5,879,699	(3)	5.9%
55 East 52nd Street
New York, New York 10055
TPG-Axon Capital Management, LP	5,000,000	(4)	5.0%
888 Seventh Avenue
38th Floor
New York, New York 10019
Michael L. Bennett, Director, President and Chief Executive Officer	684,894	(5)	*
David E. Fisher, Director	51,853	(6)	*
Dod A. Fraser, Director	37,097	(6)	*
Martha O. Hesse, Director	54,775	(6)	*
Peter S. Janson, Director	25,547	(6)	*
James R. Kroner, Director	25,647	(6)	*
John N. Lilly, Director	5,055	(6)	*
Dennis McGlone, Director	23,647	(6)	*
Hank R. Slack, Director	50,221	(6)	*
David A. Wilson, Director	5,055	(6)	*
Irving B. Yoskowitz, Director	5,055	(6)	*
Joseph D. Giesler, Senior Vice President-Commercial Operations	126,947	(7)	*
Daniel D. Greenwell, Senior Vice President and Chief Financial Officer	109,661	(8)	*
John W. Huey, Vice President, General Counsel and Corporate Secretary	58,313	(9)	*
Richard Sanders Jr., Vice President-Manufacturing	117,675	(10)	*
Directors and Executive Officers as a group (20 persons)	1,537,431		1.5%

*	Less than 1%

(1)	The number of common shares listed does not include shares of the 4.25% Series A Cumulative Convertible Perpetual Preferred Shares.

(2)	Based on the Schedule 13G filed by FMR LLC (“FMR”) with the SEC on February 10, 2010. FMR reports that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 8,544,400 shares of Terra common stock. It further reports that FMR’s beneficial ownership includes (i) 247,737 shares of Terra common stock beneficially owned by Strategic Advisers, Inc., a wholly owned subsidiary of FMR, (ii) 1,082,990 shares of Terra common stock beneficially owned by Pyramis Global Advisors, LLC (“PGALLC”), an indirect wholly owned subsidiary of FMR, (iii) 279,170 shares of Terra common stock beneficially owned by Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly owned subsidiary of FMR, and (iv) 51,970 shares of Terra common stock beneficially owned by FIL Limited (“FIL”). Edward C. Johnson 3d, Chairman of FMR and FIL, and FMR, through its control of Fidelity, each has sole dispositive power over 8,544,400 shares of Terra common stock beneficially owned by Fidelity. Mr. Johnson and FMR, through its control of PGALLC and PGATC, each has sole dispositive power over (i) 1,082,990 shares of Terra common stock and sole power to vote or to direct the voting of 1,082,990 shares of Terra common stock owned by the institutional accounts or funds advised by PGALLC and (ii) 279,170 shares of Terra common stock and sole power to vote or to direct the voting of 256,500 shares of Terra common stock owned by the institutional accounts managed by PGATC, respectively. Neither FMR nor Mr. Johnson has the sole power to vote or to direct the voting of the shares owned directly by the above listed funds, which power resides with the funds’ Boards of Trustees. FMR further reports that members of Mr. Johnson’s family, through their ownership of 49% of the voting power of FMR and the execution of a shareholders’ voting agreement with all other Series B shareholders of FMR, may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Partnerships controlled predominantly by members of Mr. Johnson’s family own 47% of the total votes which may be cast by all holders of FIL voting stock.

(3)	Based on the Schedule 13G filed by BlackRock Inc. (“BlackRock”) with the SEC on January 29, 2010, which indicates that BlackRock has sole voting and sole dispositive power over 5,879,699 shares of Terra common stock. BlackRock reports that on December 1, 2009, BlackRock completed its acquisition of Barclays Global Investors NA from Barclays Bank PLC, and that as a result, substantially all of the Barclays Global Investors entities are now included as subsidiaries of BlackRock for purposes of Schedule 13G filings.

(4)	Based on the Schedule 13G/A filed by TPG-Axon Capital Management, LP (“TPG-Axon Management”) with the SEC on February 16, 2010, which indicates that TPG-Axon Management shares voting and dispositive power over 5,000,000 shares of Terra common stock. TPG-Axon Management reports that it is an investment manager to TPG-Axon Partners, LP (“TPG-Axon Domestic”) and TPG-Axon Partners (Offshore), Ltd. (“TPG-Axon Offshore”), has the power to direct the disposition and voting of the shares held by TPG-Axon Domestic and TPG-Axon Offshore, and further that TPG-Axon Partners GP, LP (“PartnersGP”) is the general partner of TPG-Axon Domestic and TPG-Axon GP, LLC (“GPLLC”) is the general partner of PartnersGP and TPG-Axon Management. It further reports that Dinakar Singh LLC (“Singh LLC”) is a Managing Member of GPLLC and that Mr. Dinakar Singh is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore.

(5)	Includes 606,192 fully vested shares directly held, 18,921 shares indirectly held in Mr. Bennett’s 401(k) plan account, 1,781 shares indirectly held in Mr. Bennett’s wife’s 401(k) plan account and 58,000 restricted shares directly held.

(6)	All shares are held directly by the director.

(7)	Includes 111,847 fully vested shares directly held and 15,100 restricted shares directly held.

(8)	Includes 86,475 fully vested shares directly held, 1,986 shares indirectly held in Mr. Greenwell’s 401(k) plan account and 21,200 restricted shares directly held.

(9)	Includes 40,430 fully vested shares directly held, 83 shares indirectly held in Mr. Huey’s 401(k) plan account and 17,800 restricted shares directly held.

(10)	Includes 102,775 fully vested shares directly held and 14,900 restricted shares directly held.
Change in Control
     Except for the Merger Agreement, Terra is not aware of any arrangements, including any pledge by any person of securities of Terra, the consummation or operation of which may at a subsequent date result in a change of control of Terra.

FUTURE STOCKHOLDER PROPOSALS
     If stockholders approve the Merger and the Merger is completed, we will no longer have any public stockholders and we will not hold an annual meeting of stockholders in 2010. However, if the Merger is not completed for any reason, our board of directors will establish the date for the 2010 annual meeting of stockholders. Stockholder proposals intended for submission at the 2010 annual meeting of stockholders must be received by Terra at its principal executive offices on or before June 15, 2010 to be eligible for inclusion in Terra’s proxy statement and accompanying proxy for such meeting, unless the date of the 2010 annual meeting is changed by more than 30 days from November 20, 2010, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials for the 2010 annual meeting. If a stockholder intends to bring a matter before the 2010 annual meeting other than by submitting a proposal for inclusion in the proxy statement, the stockholder must give timely notice to Terra and otherwise satisfy the requirements of the Exchange Act. To be timely, such notice must be received by the Corporate Secretary at Terra’s principal executive offices not earlier than the close of business on July 23, 2010 and not later than the close of business on August 22, 2010, unless the 2010 annual meeting is more than 30 calendar days before or more than 60 calendar days after November 20, 2010, in which case the proposal must be received not earlier than the close of business on the 120th calendar day prior to the date of the 2010 annual meeting and not later than the close of business on the later of the 90th calendar day prior to the date of the 2010 annual meeting and the 10th calendar day following the day on which we first publicly announce the date of the 2010 annual meeting.
WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at its Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     We incorporate by reference into this proxy statement any Current Reports on Form 8-K filed by us pursuant to the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information.
     Information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
     Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements, reports and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to us at Terra Industries Inc., Investor Relations, Terra Centre, 600 Fourth Street, P.O. Box 6000, Sioux City, IA 51102 or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [     ], 2010. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.
     This proxy statement is preliminary, and we intend to file a definitive proxy statement. We encourage you to read the definitive proxy statement carefully when it becomes available, because it will contain important information and may contain additions and revisions to the information contained in this preliminary proxy statement. You may obtain free copies of the definitive proxy statement (when it becomes available) and other documents filed with the SEC from Terra or from the SEC as described above.
     Your vote is important. If you have any questions or require assistance voting your shares, please call our proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885.

Exhibit A
STRICTLY CONFIDENTIAL
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
YARA INTERNATIONAL ASA,
YUKON MERGER SUB, INC.,
AND
TERRA INDUSTRIES INC.
DATED AS OF FEBRUARY 12, 2010

A-i

A-ii

LIST OF EXHIBITS

Exhibit	Title

A	Form of Charter of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER
          This AGREEMENT AND PLAN OF MERGER, dated as of February 12, 2010 (this “Agreement”), is made and entered into by and among YARA INTERNATIONAL ASA, a Norwegian public company limited by shares (“Parent”), YUKON MERGER SUB, INC., a Maryland corporation and an indirect wholly owned Subsidiary of Parent (“Merger Sub”), and TERRA INDUSTRIES INC., a Maryland corporation (the “Company”). Parent, Merger Sub and the Company are referred to individually as a “Party” and collectively as the “Parties”.
RECITALS
          WHEREAS, the Boards of Directors of each of Parent, Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) in accordance with the applicable provisions of the Maryland General Corporation Law (the “MGCL”) and upon the terms and subject to the conditions set forth in this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:
ARTICLE I
DEFINED TERMS
          Section 1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings specified in this Section 1.1.
          “AAA” has the meaning set forth in Section 9.10(a).
          “Additional Per Share Consideration” means an amount per share equal to, (i) if the Parent Stockholders Meeting shall occur on or prior to the date that is 90 days from the date of this Agreement, zero; (ii) if the Parent Stockholders Meeting shall occur on or after the date that is 91 days from the date of this Agreement but prior to the date that is 98 days from the date of this Agreement, an amount equal to $5 million divided by the Fully Diluted Denominator; (iii) if the Parent Stockholders Meeting shall occur on or after the date that is 98 days from the date of this Agreement but prior to the date that is 105 days from the date of this Agreement, an amount equal to $10 million divided by the Fully Diluted Denominator; (iv) if the Parent Stockholders Meeting shall occur on or after the date that is 105 days from the date of this Agreement but prior to the date that is 112 days from the date of this Agreement, an amount equal to $20 million divided by the Fully Diluted Denominator; and (v) if the Parent Stockholders Meeting shall occur on or after the date that is 112 days from the date of this Agreement, the sum of (x) an amount equal to $20 million divided by the Fully Diluted Denominator plus (y) for each subsequent seven day period (or portion thereof) beginning on the date that is 112 days from the date of this Agreement, an additional amount equal to $15 million divided by the Fully Diluted Denominator. For purposes of this definition, “Fully Diluted Denominator” shall mean the actual number of shares of Company Common Stock and Company Stock-Based Awards (including Company Stock-Based Awards settled in cash) that are entitled to receive the Merger Consideration as of the Closing pursuant to the terms of this Agreement. If the Additional Per Share Consideration were calculated as of the date hereof, the Fully Diluted Denominator would equal 101,242,858. All per share amounts derived from the calculation set fort in this definition shall be rounded to the nearest whole cent.
          “Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor or otherwise. For the avoidance of doubt, Affiliate, when used with respect to Parent or Merger Sub, shall not include the Government of Norway or any Governmental Entity thereof.
          “Agreement” has the meaning set forth in the Preamble.
          “Articles of Merger” has the meaning set forth in Section 2.3.
          “Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, (ii) the power to dispose of, or to direct the disposition of, such Security or (iii) the ability to profit or share in any profit derived from a transaction in such Security.
          “Board of Directors” means the board of directors of any specified Person.
          “Business Day” means any day except Saturday or Sunday on which commercial banks are not required or authorized to close in the City of New York or in Oslo, Norway.
          “Certificate” has the meaning set forth in Section 2.6(b).
          “CFIUS” has the meaning set forth in Section 3.6(b).
          “Change in Company Recommendation” has the meaning set forth in Section 6.2(a).
          “Closing” has the meaning set forth in Section 2.2.
          “Closing Date” has the meaning set forth in Section 2.2.
          “Code” means the Internal Revenue Code of 1986, as amended.
          “Company” has the meaning set forth in the Preamble.
          “Company Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, stock purchase, stock option, phantom or other stock based award, severance or termination pay, retention, change in control, collective bargaining, fringe benefit, employee loan, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other “employee benefit plan” (within the meaning of Section 3(3) of ERISA, including, without limitation, multiemployer plans within the meaning of 3(37) of ERISA), program, agreement (including employment agreements) or arrangement, whether or not subject to ERISA, maintained or contributed to or required to be contributed to by (i) the Company, (ii) any Company Subsidiary or (iii) any ERISA Affiliate of the Company, for the benefit of any current or former employee, director or member of the Company or any Company Subsidiary, other than any plan, program, agreement or arrangement mandated by applicable Law.
          “Company Common Stock” means the common stock, without par value, of the Company.
          “Company Contracts” has the meaning set forth in Section 3.18(b).
          “Company Disclosure Letter” has the meaning set forth in ARTICLE III.
          “Company Financial Advisor” has the meaning set forth in Section 3.22.
          “Company Financial Statements” means the consolidated financial statements of the Company and the Company Subsidiaries included in the Company SEC Documents together, in the case of year-end statements, with reports thereon by Deloitte & Touche LLP, the independent auditors of the Company for the periods included therein, including in each case a consolidated balance sheet, a consolidated statement of income, a consolidated statement of stockholders’ equity and a consolidated statement of cash flows, and accompanying notes.
          “Company Intellectual Property” has the meaning set forth in Section 3.17(a).
          “Company Leased Real Property” means each material leasehold or similar interest held by the Company or a Company Subsidiary in any real property used or occupied in connection with the businesses of the Company or any Company Subsidiary.
          “Company Leases” means all leases and agreements under which the Company or any Company Subsidiary holds any Company Leased Real Property.
          “Company Owned Intellectual Property” means Intellectual Property owned by the Company or any Company Subsidiary.
          “Company Owned Real Property” means material real property held by the Company or any Company Subsidiary.
          “Company Performance Share Award” means a Company Stock-Based Award that is subject to performance-based vesting and is settled in shares of Company Common Stock pursuant to its terms.
          “Company Permits” has the meaning set forth in Section 3.12(a).
          “Company Phantom Performance Award” means a Company Stock-Based Award that is subject to performance-based vesting and is settled in cash pursuant to its terms.
          “Company Phantom Unit” means a Company Stock-Based Award that is subject to time-based vesting and is settled in cash pursuant to its terms.

          “Company Recommendation” has the meaning set forth in Section 3.4(b).
          “Company Restricted Share” has the meaning set forth in Section 3.3(b).
          “Company SEC Documents” has the meaning set forth in Section 3.7(a).
          “Company Series A Preferred Stock” means the 4.25% Series A Cumulative Convertible Perpetual Preferred Shares, without par value, of the Company.
          “Company Stock Plan” has the meaning set forth in Section 2.7.
          “Company Stock-Based Award” has the meaning set forth in Section 2.7.
          “Company Stockholder Approval” has the meaning set forth in Section 3.4(c).
          “Company Stockholders Meeting” has the meaning set forth in Section 6.2(a).
          “Company Subsidiary” has the meaning set forth in Section 3.2(a).
          “Confidentiality Agreement” has the meaning set forth in Section 6.3.
          “Constituent Documents” means, with respect to any entity, its certificate or articles of incorporation, bylaws, and any similar charter or other organizational documents of such entity.
          “Continuation Period” has the meaning set forth in Section 6.6(a).
          “Continuing Employee” has the meaning set forth in Section 6.6(a).
          “Divestiture Action” has the meaning set forth in Section 6.4(c).
          “D & O Insurance” has the meaning set forth in Section 6.8(b).
          “DOJ” has the meaning set forth in Section 6.4(b).
          “Effective Time” has the meaning set forth in Section 2.3.
          “Environmental Law” means any foreign, federal, state or local Law regulating or relating to the protection of human health or safety (as it relates to Releases of Hazardous Substances), natural resources or the environment, including Laws relating to wetlands, pollution, environmental contamination or the use, generation, management, handling, transport, treatment, disposal, storage, Release, threatened Release of, or exposure to, Hazardous Substances.
          “Environmental Permit” means any permit, license, registration, authorization or consent of any Governmental Entity and required pursuant to applicable Environmental Laws.
          “Equity Award Amount” means the sum of the aggregate Phantom Unit Amounts and the aggregate Performance Award Amounts.

          “Equity Rights” means, with respect to any Person, any security or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, restricted stock, deferred stock awards, performance shares, stock units, phantom awards, dividend equivalents, or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person, and shall include the Company Stock-Based Awards.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
          “ERISA Affiliate” means, with respect to any entity, any trade or business, whether or not incorporated, that together with such entity and its Subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
          “Exchange Agent” has the meaning set forth in Section 2.9(a).
          “Exchange Fund” has the meaning set forth in Section 2.9(a).
          “Exon-Florio Amendment” has the meaning set forth in Section 3.6(b).
          “Extended Walk-Away Date” has the meaning set forth in Section 8.1(b)(i).
          “Fairness Opinion” has the meaning set forth in Section 3.22.
          “Financing” has the meaning set forth in Section 6.15.
          “Financing Sources” means the entities that have committed to provide or have otherwise entered into agreements in connection with the Financing or other debt or equity financings in connection with the transactions contemplated hereby, including pursuant to any joinder agreements, indentures, credit agreements, underwriting agreements or other definitive documents entered into pursuant thereto or relating thereto, in each case, in any capacity in which they may be acting in connection with the Financing and together with their respective Affiliates, officers, directors, employees and representatives involved with the Financing and their respective successors and assigns.
          “Foreign Company Benefit Plan” has the meaning set forth in Section 3.15(e).
          “Foreign Competition Laws” has the meaning set forth in Section 3.6(b).
          “FTC” has the meaning set forth in Section 6.4(b).
          “GAAP” has the meaning set forth in Section 3.7(b).

          “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission, including the SEC or other governmental authority, including any state attorney general, or arbitral tribunal.
          “GrowHow” means GrowHow UK Limited, a private company incorporated in England.
          “HATLP” means Houston Ammonia Terminal, L.P., a Delaware limited partnership.
          “Hazardous Substances” means (a) any petrochemical or petroleum distillates or by-products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing polychlorinated biphenyls, and radon gas; or (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants” or “pollutants” or words of similar meaning and regulatory effect.
          “HSR Act” has the meaning set forth in Section 3.6(b).
          “Incentive Plans” has the meaning set forth in Section 6.6(d).
          “Indemnified Persons” has the meaning set forth in Section 6.8(a).
          “Intellectual Property” means (a) trademarks, service marks, trade names, and Internet domain names, together with all goodwill, registrations and applications related to the foregoing; (b) patents and patent applications; (c) copyrights (including any registrations and applications for any of the foregoing); and (d) computer programs (including any and all software implementation of algorithms, models and methodologies, whether in source code or object code).
          “IRS” means the Internal Revenue Service.
          “known” or “knowledge” means, with respect to any Party, the actual knowledge of such Party’s executive officers.
          “Law” (and with the correlative meaning “Laws”) means any rule, regulation, statute, Order, ordinance or code promulgated by any Governmental Entity, including any securities law.
          “Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), other charge or security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).
          “Material Adverse Effect” means, (a) when used in connection with the Company, any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate with all such other changes, developments, events, occurrences, effects or states of facts is, or is reasonably expected to be, materially adverse to the business, financial condition or results of operations of the Company, the Company Subsidiaries, GrowHow, HATLP, PLNL and OCOP, taken as a whole; provided, that none of the following shall be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect: any change, development, event, occurrence, effect or state of facts arising out of or resulting from (i) capital market conditions generally or general economic conditions, including with respect to interest rates or currency exchange rates, (ii) geopolitical conditions or any outbreak or escalation of hostilities, acts of war or terrorism occurring after the date of this Agreement, (iii) any hurricane, tornado, flood, earthquake or other natural or man-made disaster occurring after the date of this Agreement, (iv) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof) which is proposed, approved or enacted on or after the date of this Agreement, (v) general conditions in the industries in which the Company and the Company Subsidiaries operate, (vi) the failure, in and of itself, of the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the market price, credit rating or trading volume of the Company’s securities after the date of this Agreement (it being understood that the underlying facts giving rise or contributing to such failure or change may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been a Material Adverse Effect), (vii) changes in the price of natural gas, nitrogen, urea, ammonia or any other product used or sold by the Company or any Company Subsidiary and (viii) the announcement and pendency of this Agreement and the transactions contemplated hereby, including any lawsuit in respect of this Agreement or the transactions contemplated hereby, compliance with the covenants contained herein, and any loss of or change in relationship with any customer, supplier, distributor, or other business partner, or departure of any employee or officer, of the Company or any Company Subsidiary, except, in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate (in which case the incremental disproportionate impact or impacts may be deemed either alone or in combination to constitute, or be taken into account in determining whether there has been, or is reasonably expected to be, a Material Adverse Effect); and (b) when used in connection with Parent, a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby in accordance with the terms hereof.
          “Maximum Annual Premium” has the meaning set forth in Section 6.8(b).
          “Merger” has the meaning set forth in the Recitals.
          “Merger Consideration” has the meaning set forth in Section 2.6(a).
          “Merger Sub” has the meaning set forth in the Preamble.
          “MGCL” has the meaning set forth in the Recitals.
          “Notice of Change in Company Recommendation” has the meaning set forth in Section 6.5(c).
          “Notice of Superior Proposal” has the meaning set forth in Section 6.5(c).

          “OCOP” means Oklahoma CO2 Partnership, an Oklahoma partnership.
          “Order” means any order, writ, injunction, judgment, decree, ruling, opinion, decision, determination, directive, award or settlement, whether civil, criminal or administrative.
          “Parent” has the meaning set forth in the Preamble.
          “Parent Circular” has the meaning set forth in Section 6.1(d).
          “Parent Common Stock” means the common stock, par value NOK 1.70 per share, of Parent.
          “Parent Permits” means, with respect to Parent and the Parent Subsidiaries, all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets.
          “Parent Recommendation” has the meaning set forth in Section 6.2(b).
          “Parent Stockholder Approval” has the meaning set forth in Section 4.3(d).
          “Parent Stockholders Meeting” has the meaning set forth in Section 6.2(b).
          “Parent Subsidiary” means each Subsidiary of Parent.
          “Party” or “Parties” has the meaning set forth in the Preamble.
          “Performance Award Amount” has the meaning set forth in Section 2.7(c).
          “Permitted Liens” means (i) any liens for taxes, assessments or governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (iv) any lien which does not materially interfere with the use of the property subject thereto and (v) any lien permitted under the Amended and Restated Credit Agreement dated as of December 21, 2004, as amended as of December 1, 2009, among Terra Capital, Inc. and Terra Mississippi Holdings Corp., as Borrowers, the Company and Terra Capital Holdings Inc., as Guarantors, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent, and the Credit Agreement dated as of December 21, 2004, as amended as of February 2, 2007, among Terra Nitrogen, Limited Partnership, as Borrower, TNCLP, as a Guarantor, the lenders and issuers party thereto and Citicorp USA, Inc., as Administrative and Collateral Agent.
          “Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).
          “Phantom Unit Amount” has the meaning set forth in Section 2.7(b).

          “PLNL” means Point Lisas Nitrogen Limited, a limited company incorporated in Trinidad and Tobago.
          “Preferred Stock Conversion” has the meaning set forth in Section 6.13(a).
          “Preferred Stock Conversion Provisions” has the meaning set forth in Section 6.13(a).
          “Preferred Stock Conversion Right” has the meaning set forth in Section 6.13(a).
          “Process Agent” has the meaning set forth in Section 9.10(h).
          “Proxy Statement” has the meaning set forth in Section 6.1(a).
          “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, leaching, pumping, dumping, emitting, escaping, emptying, seeping, dispersal, migration, including the moving of any materials through, into or upon, any land, soil, surface water, groundwater or air, or otherwise entering into the indoor or outdoor environment.
          “Representatives” has the meaning set forth in Section 6.3.
          “Required Information” has the meaning set forth in Section 6.16(a).
          “Restraints” has the meaning set forth in Section 7.1(c).
          “Rights Issue” has the meaning set forth in Section 6.15.
          “Rights Offering Prospectus” has the meaning set forth in Section 6.1(d).
          “Sarbanes-Oxley Act” has the meaning set forth in Section 3.7(a).
          “SEC” has the meaning set forth in Section 3.6(b).
          “Securities” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person, however described and whether voting or non-voting.
          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
          “Subsidiary” (and with the correlative meaning “Subsidiaries”), when used with respect to any Person, means any other Person, whether incorporated or unincorporated, of which Securities or other interests having by their terms ordinary voting power to elect more than fifty percent of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries. For the avoidance of doubt, “Subsidiary”, when used with respect to the Company, shall not, unless explicitly set forth otherwise in any Section of this Agreement, include GrowHow, HATLP, OCOP or PLNL.

          “Superior Proposal” means any bona fide written Takeover Proposal regarding the Company made by any Person (other than Parent or Merger Sub) that, if consummated, would result in such Person acquiring, directly or indirectly, all or substantially all of the voting power of the Company’s Securities or all or substantially all of the assets of the Company and its Subsidiaries, and that the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) is reasonably expected to be consummated and is more favorable to its stockholders than the Merger and the other transactions contemplated hereby from a financial point of view, taking into account all financial, regulatory, legal and other aspects of such proposal.
          “Surviving Corporation” has the meaning set forth in Section 2.1.
          “Surviving Corporation Plans” has the meaning set forth in Section 6.6(a).
          “Takeover Proposal” means any third party proposal or offer for a direct or indirect (a) merger, tender offer, exchange offer, binding share exchange, recapitalization, reorganization, liquidation, dissolution, business combination or consolidation, or any similar transaction involving the Company or one or more of its Subsidiaries, (b) sale, lease exchange, mortgage, pledge, transfer or other acquisition or assumption of fifteen percent (15%) or more of the fair value of the assets of the Company and its Subsidiaries, taken as a whole, in one or a series of related transactions, or (c) purchase, tender offer, exchange offer or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of Beneficial Ownership of Securities representing fifteen percent (15%) or more of the voting power of the Company’s Securities; provided, however, that the term “Takeover Proposal” shall not include the Merger or the other transactions contemplated hereby.
          “Tax” (and with the correlative meaning “Taxes”) means any U.S. federal, state, local or foreign net income, franchise, gross income, sales, use, value added, goods and services, ad valorem, turnover, real property, personal property, gross receipts, net proceeds, license, capital stock, payroll, employment, unemployment, disability, customs duties, unclaimed property, withholding, social security (or similar), excise, severance, transfer, alternative or add-on minimum, stamp, estimated, registration, fuel, occupation, premium, environmental, excess profits, windfall profits, or other tax of any kind and similar charges, levies, imposts, duties, tariffs, licenses or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any Taxing Authority or Governmental Entity.
          “Tax Return” means any return, report, declaration, election, estimate, information statement, claim for refund or other document (including any related or supporting information and any amendment to any of the foregoing) filed or required to be filed with respect to Taxes.
          “Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.
          “Termination Fee” means $123 million.
          “Timing Agreement” has the meaning set forth in Section 6.4(b).

          “TNCLP” means Terra Nitrogen Company, L.P., a Delaware limited partnership.
          “U.S.” means the United States of America.
          “Walk-Away Date” has the meaning set forth in Section 8.1(b)(i).
ARTICLE II
THE MERGER
          Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease. The Company shall continue as the Surviving Corporation and shall continue to be governed by the laws of the State of Maryland (as such, the “Surviving Corporation”). At the Effective Time, the effects of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, in accordance with Section 3-114 of the MGCL, all of the property, rights, privileges, powers and franchises of Merger Sub shall vest in the Surviving Corporation, and all debts and obligations of Merger Sub shall become the debts and obligations of the Surviving Corporation.
          Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, on a date to be specified by the Parties, which date shall be no later than the third (3rd) Business Day after all of the conditions set forth in ARTICLE VII have been fulfilled or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, however, in no event shall Parent be obligated to effect the Closing until the earlier of (i) three (3) Business Days following the consummation of the Rights Issue, and (ii) the date that is twenty-five (25) Business Days following the date of receipt of the Company Stockholder Approval. The date the Closing occurs shall be referred to as the “Closing Date” and shall be subject to change upon the mutual agreement of the Parties.
          Section 2.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date, Merger Sub and the Company shall file articles of merger (“Articles of Merger”) with the State Department of Assessments and Taxation of Maryland, in such form as required by, and executed in accordance with, the MGCL. Unless otherwise mutually agreed upon by Parent and the Company, the Merger shall become effective at such time as the Articles of Merger are duly filed with and accepted for record by the State Department of Assessments and Taxation of Maryland, or at such later time (not to exceed thirty (30) days after such acceptance) as Parent and the Company shall agree and specify in the Articles of Merger. As used herein, the “Effective Time” shall mean the time at which the Merger shall become effective.
          Section 2.4 Surviving Corporation Constituent Documents.
          (a) The charter of the Company, as in effect immediately prior to the Effective Time, shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A and shall be the charter of the Surviving Corporation until amended as provided therein or by applicable Law.
          (b) The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until amended as provided therein or by applicable Law.
          Section 2.5 Surviving Corporation Directors and Officers. The directors and officers of Merger Sub in office immediately prior to the Effective Time shall be the sole initial directors and officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Constituent Documents of the Surviving Corporation or otherwise as provided by applicable Law.
          Section 2.6 Effect on Capital Stock.
          (a) At the Effective Time, subject to the provisions of this ARTICLE II, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock owned by Parent, Merger Sub, the Company, or any wholly owned Subsidiary of the Company or of Parent) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and shall thereafter represent the right to receive $41.10 plus the Additional Per Share Consideration, if any, in cash, without interest (the “Merger Consideration”).
          (b) From and after the Effective Time, none of the Company Common Stock converted into the Merger Consideration pursuant to this ARTICLE II shall remain outstanding and such Company Common Stock shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate previously representing any such Company Common Stock or shares of Company Common Stock that are in non-certificated book-entry form (either case being referred to in this Agreement, to the extent applicable, as a “Certificate”) shall thereafter cease to have any rights with respect to such Securities, except the right to receive the consideration to which such holder may be entitled pursuant to this Section 2.6.
          (c) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of Securities of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, the Merger Consideration and any other similarly dependent items shall be appropriately adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event. Nothing in this Section 2.6(c) shall be construed to require or permit the Company to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.
          (d) At the Effective Time, all shares of Company Common Stock that are owned by Parent, Merger Sub or the Company shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist and no cash or other consideration shall be delivered in exchange therefor.
          (e) At the Effective Time, each issued and outstanding share of common stock of Merger Sub shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.
          Section 2.7 Treatment of Company Equity-Based Awards. The Board of Directors of the Company (or the relevant committee thereof responsible for administration of the Company Stock Plans (as defined below)) has adopted or shall adopt prior to the Effective Time resolutions, and the Company has taken or shall take prior to the Effective Time all actions (including, without limitation, obtaining consent from any applicable holder), necessary to ensure that, as of the Effective Time, each Equity Right consisting of, based on or relating to shares of Company Common Stock granted under any equity or equity-based compensation plan or arrangement of the Company (each, a “Company Stock Plan”) (each, a “Company Stock-Based Award”) which is outstanding immediately prior to the Effective Time shall be treated as set forth below:
          (a) immediately prior to the Effective Time, each Company Restricted Share shall become fully vested at the Effective Time pursuant to its terms and, without any action on the part of any holder thereof, shall be converted into the right to receive the Merger Consideration;
          (b) each Company Phantom Unit shall be canceled at the Effective Time and the holder thereof shall be entitled to receive, in consideration for such cancellation, an amount of cash equal to the product of (A) the number of shares of Company Common Stock subject to such Company Phantom Unit immediately prior to the Effective Time (whether or not vested) and (B) the Merger Consideration, which amount shall be payable to such holder as promptly as practicable following the Effective Time in accordance with the provisions of Section 2.9 (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations) (such amount, the “Phantom Unit Amount”); and
          (c) each Company Performance Share Award and each Company Phantom Performance Award shall be canceled at the Effective Time and the holder thereof shall be entitled to receive, in consideration for such cancellation, an amount of cash equal to the product of (A) the greater of (1) the number of shares of Company Common Stock subject to such Company Phantom Performance Award or Company Performance Share Award based on the Company’s actual performance calculated using actual quarters completed through the Effective Time and (2) the target number of shares of Company Common Stock subject to such Company Phantom Performance Award or Company Performance Share Award and (B) the Merger Consideration, which amount shall be payable to such holder as promptly as practicable following the Effective Time in accordance with the provisions of Section 2.9 (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations) (such amount, the “Performance Award Amount”).

          Section 2.8 Appraisal or Dissenters’ Rights. No appraisal or dissenters’ rights shall be available to holders of Company Common Stock with respect to the Merger or the other transactions contemplated hereby.
          Section 2.9 Exchange of Shares.
          (a) Prior to the Effective Time, Parent shall appoint an exchange agent reasonably satisfactory to the Company (the “Exchange Agent”) for the purpose of exchanging Certificates for the Merger Consideration and for paying the Equity Award Amount. As soon as reasonably practicable after the Effective Time, Parent will cause the Exchange Agent to send to each holder of record of shares of Company Common Stock as of the Effective Time whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.6 a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates to the Exchange Agent), including instructions for use in effecting the surrender of Certificates to the Exchange Agent in exchange for the Merger Consideration. Immediately after the Effective Time, Parent shall cause to be deposited with the Exchange Agent cash in U.S. dollars sufficient to pay the aggregate Merger Consideration and the Equity Award Amount, in each case in trust for each holder of shares of Company Common Stock and each holder of a Company Stock-Based Award as required to be paid pursuant to this Agreement. All cash deposited with the Exchange Agent shall be referred to in this Agreement as the “Exchange Fund”. The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration and Equity Award Amount contemplated to be paid pursuant to Section 2.6 and Section 2.7 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be the property of, and paid to, Parent.
          (b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by Parent or the Exchange Agent, will be entitled to receive the Merger Consideration in exchange therefor. The Merger Consideration shall be paid as promptly as practicable after receipt by the Exchange Agent of the Certificate and letter of transmittal in accordance with the foregoing. The Equity Award Amount shall be paid, in accordance with instructions from the Company, as promptly as practicable following the Effective Time. No interest shall be paid or accrued on any Merger Consideration. Until so surrendered, each such Certificate shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.
          (c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the applicable surrendered Certificate is registered, it shall be a condition thereof that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any required transfer or other similar Taxes or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
          (d) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of Certificates representing shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided in this Agreement or by applicable Law. If, after the Effective Time, Certificates are presented to the Exchange Agent or Parent, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this ARTICLE II.
          (e) Any portion of the Exchange Fund that remains unclaimed by the holders of shares of Company Common Stock one (1) year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged his or her shares of Company Common Stock for the Merger Consideration in accordance with this Section 2.9 prior to that time shall thereafter look only to Parent for delivery of the Merger Consideration in respect of such holder’s shares of Company Common Stock. Notwithstanding the foregoing, none of Parent, Merger Sub or the Company shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to applicable abandoned property Laws. Any Merger Consideration remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
          Section 2.10 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate as contemplated by this ARTICLE II.
          Section 2.11 Withholding Rights. Each of Parent, Merger Sub and the Surviving Corporation shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Agreement (including pursuant to Section 2.7) such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so deducted or withheld and paid over to the applicable Governmental Entity or Taxing Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock or any Company Stock-Based Award in respect of which such deduction and withholding was made.

          Section 2.12 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
          Except as otherwise disclosed or identified in the Company SEC Documents filed or furnished prior to the date hereof (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Company SEC Documents that are predictive, forward-looking or primarily cautionary in nature) (other than with respect to Section 3.3(c) hereof) or in a letter (the “Company Disclosure Letter”) delivered to Parent by the Company prior to the execution of this Agreement (with reference to the sections or subsections in this Agreement to which the information in such Company Disclosure Letter relates; provided that any information set forth in one section of the Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof to which the relevance of such item is reasonably apparent), the Company represents and warrants to Parent and Merger Sub as follows:
          Section 3.1 Organization. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of its Constituent Documents, as amended and in effect on the date of this Agreement.
          Section 3.2 Subsidiaries.
          (a) Section 3.2(a) of the Company Disclosure Letter sets forth (i) each Subsidiary of the Company (individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”), and (ii) each such Company Subsidiary’s jurisdiction of incorporation or organization. Each Company Subsidiary, and each of HATLP, OCOP and PLNL is a corporation duly incorporated or a limited liability company, partnership or other entity duly organized and is validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be, and has all requisite corporate or other power and authority, as the case may be, to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company. The Company has made available to Parent true, correct and complete copies of the Constituent Documents of each Company Subsidiary, as amended and in effect on the date of this Agreement.
          (b) The Company is, directly or indirectly, the record and Beneficial Owner of (i) all of the outstanding Securities of each Company Subsidiary (other than TNCLP), (ii) 75.321% of the outstanding Securities of TNCLP, (iii) 50% of the outstanding Securities of GrowHow, (iv) 50% of the outstanding Securities of HATLP, (v) 50% of the outstanding Securities of OCOP and (vi) 50% of the outstanding Securities of PLNL, in each case free and clear of any Liens and, except with respect to the Securities of GrowHow, HATLP, OCOP and PLNL, free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer or otherwise dispose of the Securities). All of such Securities so owned by the Company have been duly authorized, validly issued, fully paid and nonassessable (and no such shares have been issued in violation of any preemptive or similar rights). Except for the Securities of the Company Subsidiaries, GrowHow, HATLP, OCOP and PLNL, the Company does not own, directly or indirectly, any Securities in any Person.
          Section 3.3 Capitalization.
          (a) The authorized stock of the Company consists of 133,500,000 shares, without par value, of which (i) 133,380,000 shares have been classified as Company Common Stock and (ii) 120,000 shares have been classified as Company Series A Preferred Stock.
          (b) At the close of business on February 10, 2010: (i) 99,841,005 shares of Company Common Stock were issued and outstanding, of which 202,200 were subject to vesting and other forfeiture restrictions or repurchase conditions (each, a “Company Restricted Share”), (ii) 500 shares of Company Series A Preferred Stock were issued and outstanding, (iii) 4,053,961 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans and (iv) 50,200 shares of Company Common Stock were reserved for issuance upon conversion of Company Series A Preferred Stock. Except as set forth above, as of February 10, 2010, no Securities of the Company were issued, reserved for issuance or outstanding. Except for the Company Restricted Shares, all issued and outstanding Company Common Stock and Company Series A Preferred Stock have been, and all shares of Company Common Stock that may be issued pursuant to the vesting of Company Stock-Based Awards or upon conversion of Company Series A Preferred Stock will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and are subject to no preemptive or similar rights.
          (c) Section 3.3(c) of the Company Disclosure Letter sets forth each Company Stock Plan and, as of February 12, 2010, the aggregate number of shares of Company Common Stock relating to outstanding awards under each Company Stock Plan, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Award and Company Phantom Performance Award. The Company has made available to Parent the form of agreement related to each such award. No material changes have been made to such form in connection with any award. The Company has made available to Parent a list that is current, accurate and complete in all material respects, as of February 12, 2010, of each Company Stock-Based Award, including the name of the holder thereof, the name of the Company Stock Plan under which such award was granted and the number of shares of Company Common Stock subject thereto, determined assuming that the maximum level of performance is achieved with respect to each Company Performance Award and Company Phantom Performance Award.
          (d) There are no preemptive or similar rights on the part of any holder of any class of Securities of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for Securities having the right to vote) with the holders of any class of Securities of the Company or any Company Subsidiary on any matter submitted to such holders of Securities. There are no Equity Rights, commitments, contracts, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which any of them is bound (i) obligating the Company or any Company Subsidiary to issue, deliver, sell or transfer or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred or repurchased, redeemed or otherwise acquired, any Securities of the Company or any Company Subsidiary, or any Equity Rights of the Company or any Company Subsidiary, (ii) obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such Equity Right, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of Securities of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards. There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company Subsidiary, except as set forth in the terms of the Company Series A Preferred Stock or the Company Stock-Based Awards. There are no proxies, voting trusts or other agreements or understandings to which the Company or any Company Subsidiary is a party or is bound with respect to the voting of the Securities of the Company. Solely for purposes of this Section 3.3(d), HATLP, OCOP and PLNL shall each be deemed to be a Company Subsidiary.
          Section 3.4 Authorization; Board Approval; Voting Requirements.
          (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Company Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary for it to authorize this Agreement or to consummate the transactions contemplated hereby, except, in each case, for the approval of the Merger by the Company Stockholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, the Company and its stockholders, (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement, and (iii) recommending that the Company’s stockholders approve the Merger and the transactions contemplated hereby (the “Company Recommendation”).
          (c) The affirmative vote at the Company Stockholders Meeting of holders of a majority of the outstanding shares of Company Common Stock to approve the Merger (the “Company Stockholder Approval”) is the only vote of the holders of any class or series of Securities of the Company necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.
          Section 3.5 Takeover Statute; No Restrictions on the Merger.
          The Board of Directors of the Company has adopted a resolution to exempt the Merger provided for by this Agreement from Title 3, Subtitle 6 of the MGCL. Assuming the accuracy of the representation of Parent and Merger Sub in Section 4.9, no state “fair price,” “moratorium,” “control share acquisition” or similar anti-takeover statute (including Title 3, Subtitle 7 of the MGCL) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.
          Section 3.6 Consents and Approvals; No Violations.
          (a) The execution and delivery of this Agreement by the Company does not and the consummation by the Company of the transactions contemplated hereby will not: (i) conflict with any provisions of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL, (ii) violate in any material respect any Law binding upon or otherwise applicable to the Company, any Company Subsidiary, HATLP, OCOP or PLNL or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 3.6(b)), (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any Company Contract or any agreement relating to the Company Leased Real Property, (iv) result in the creation or imposition of any Lien upon any properties or assets of the Company, any Company Subsidiary, HATLP, OCOP or PLNL or (v) cause the suspension or revocation of any Company Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company or prevent or materially delay the consummation of the transactions contemplated hereby.

          (b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by the Company, any Company Subsidiary, HATLP, OCOP or PLNL in connection with the execution or delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for: (i) compliance with and filing under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any antitrust, competition, trade regulation, foreign investment review or similar Law of any jurisdiction outside of the United States (collectively, “Foreign Competition Laws”), (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filings with the Securities and Exchange Commission (the “SEC”) of (A) the Proxy Statement in definitive form in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) submission of a notification to, and review by, the Committee on Foreign Investment in the United States (“CFIUS”) pursuant to Section 721 of the Defense Production Act of 1950, as amended (the “Exon-Florio Amendment”), (v) any such other clearance, consent, approval, order, license, authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to materially adversely affect the operations or business of the Company and its Subsidiaries or prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 3.7 SEC Reports; Company Financial Statements.
          (a) Each of the Company and TNCLP has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with or to the SEC since January 1, 2009 (together with all exhibits, financial statements and schedules thereto and all information incorporated therein by reference, the “Company SEC Documents”). As of its respective date, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated under such Act (the “Sarbanes-Oxley Act”) applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Other than TNCLP, none of the Company Subsidiaries is required to make any filings with the SEC.
          (b) The Company Financial Statements comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The consolidated balance sheets (including the related notes) included in the Company Financial Statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods presented and present fairly in all material respects the financial position of the Company and the Company Subsidiaries as at the respective dates thereof, and the consolidated statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows (in each case including the related notes) included in such Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented and present fairly in all material respects the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the respective periods indicated (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, for normal year-end audit adjustments and for the absence of footnotes, if applicable).
          Section 3.8 Absence of Undisclosed Liabilities. The Company and the Company Subsidiaries do not have any liabilities or obligations, whether or not accrued, contingent or otherwise that would be required by GAAP to be reflected on the consolidated balance sheet of the Company and the Company Subsidiaries, except for liabilities and obligations (i) reflected on or reserved against in the Company SEC Documents, (ii) incurred in connection with this Agreement or in the transactions contemplated by this Agreement, (iii) incurred in the ordinary course of business or (iv) that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.
          Section 3.9 Proxy Statement; Parent Circular; Rights Offering Prospectus.
          (a) None of the information contained in the Proxy Statement will, on the date first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by the Company with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied by Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement.
          (b) None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Parent Circular or the Rights Offering Prospectus will, on the date the Parent Circular and the Rights Offering Prospectus, respectively, are first announced, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 3.10 Absence of Certain Changes.
          (a) From January 1, 2009 to the date of this Agreement, except as specifically contemplated or required by this Agreement, (i) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course and in a manner consistent with past practice in all material respects and (ii) there has not been any action taken by the Company or any Company Subsidiary that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), Section 5.1(c), Section 5.1(d), Section 5.1(e)(ii), Section 5.1(k) or Section 5.1(l).
          (b) From January 1, 2009 to the date of this Agreement, and disregarding any action specifically contemplated or required by this Agreement, there has not been (i) any action taken by the Company or any Company Subsidiary with respect to any participant in the 2009 Officers and Key Employees Annual Incentive Plan or the 2010 Officers and Key Employees Annual Incentive Plan that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(g) or (ii) any other establishment or entry into any Company Benefit Plan under which the negotiation or execution of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation or (C) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate such Company Benefit Plan.
          (c) Since January 1, 2009, there has not been any change, development, event, occurrence, effect or state of facts that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.
          Section 3.11 Litigation. There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of the Company, threatened against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company. There is no Order of any Governmental Entity outstanding against the Company or any Company Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on the Company.
          Section 3.12 Compliance with Laws.
          (a) Each of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, hold all permits, licenses, variances, exemptions, Orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses or ownership of their respective properties and assets (the “Company Permits”), except where the failure to hold such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries. Each of the Company, the Company Subsidiaries, and, to the knowledge of the Company, HATLP, OCOP and PLNL, is in compliance with the terms of the Company Permits, except where the failure to comply with such Company Permits, individually or in the aggregate, would not materially adversely affect the business or operations of the Company and its Subsidiaries.

          (b) The businesses of the Company, the Company Subsidiaries and, to the knowledge of the Company, HATLP, OCOP and PLNL, are conducted in material compliance with all Laws and Orders. Each of the Company, the Company Subsidiaries, HATLP, OCOP and PLNL is in compliance in all material respects with its Constituent Documents. Since January 1, 2009, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, HATLP, OCOP or PLNL, has received from a Governmental Entity any written notice or written communication of any noncompliance in any material respect with any Laws or Orders, except where the receipt of such notice or communication would not materially adversely affect the business or operations of the Company and its Subsidiaries. This section does not relate to Tax matters, employee benefits matters, labor matters, Intellectual Property matters or environmental matters, which are separately addressed in Section 3.13, Section 3.15, Section 3.16, Section 3.17 and Section 3.19, respectively.
          (c) Each of the principal executive officer and the principal financial officer of the Company or TNCLP, as applicable (or each former principal executive officer and each former principal financial officer of the Company or TNCLP, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate as of the date such certifications were made. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Since January 1, 2009, the Company has complied in all material respects with the provisions of the Sarbanes-Oxley Act.
          (d) The Company maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15(d)-15(f) of the Exchange Act) in compliance with the Exchange Act.
          (e) Since January 1, 2009, neither the Company’s outside auditors nor the audit committee of the Board of Directors of the Company has been advised of (i) any “material weaknesses” in the design or operation of internal control over financial reporting or (ii) any fraud that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. For purposes of this Agreement, the term “material weakness” shall have the meaning assigned to it in the Statement of Auditing Standards No. 60, as in effect on the date hereof.
          Section 3.13 Taxes.
          (a) (i) The Company and each Company Subsidiary has (x) duly and timely filed or has caused to be filed with the appropriate Governmental Entities or Taxing Authorities all Tax Returns required to be filed by them in respect of any material Taxes, which Tax Returns were true, correct and complete in all material respects, or requests for extensions to file such Tax Returns have been timely filed, granted and have not expired and (y) duly and timely paid in full or withheld (or the Company has paid or withheld on the Company Subsidiaries’ behalf) all material Taxes that are due and payable by them, other than Taxes that are being contested in good faith in appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (ii) none of the

Company or any Company Subsidiary has any extension or waiver of the limitation period applicable to the payment or collection of material Taxes currently in effect; (iii) there are no Liens for material Taxes upon any property or assets of the Company or any Company Subsidiary, except for Permitted Liens; (iv) there are no requests for rulings or determinations in respect of any material Taxes or material Tax Returns pending between the Company or any Company Subsidiary and any authority responsible for such Taxes or Tax Returns; (v) no deficiency for any material Tax has been asserted or assessed by any Governmental Entity or Taxing Authority in writing against the Company or any Company Subsidiary, except for deficiencies which have been satisfied by payment, settled or been withdrawn, or which are being contested in good faith by appropriate proceedings or for which adequate reserves are reflected, in accordance with GAAP, in the Company Financial Statements; (vi) neither the Company nor any Company Subsidiary is party to any material tax sharing agreements, tax indemnity agreements or other similar agreements (other than such an agreement or arrangement exclusively between or among the Company and the Company Subsidiaries); (vii) none of the Company or any Company Subsidiary has any liability for material Taxes as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company or any Company Subsidiary), or has any liability for the material Taxes of any Person (other than the Company or the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), or as a transferee or successor, by contract or otherwise; (viii) none of the Company or any Company Subsidiary will be required to include in income after the Closing any material adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Law) by reason of a change in accounting method by the Company or any Company Subsidiary prior to Closing; and (ix) (w) TNCLP is a publicly traded partnership, the interests of which are either traded on an established securities market or readily tradable on a secondary market (or the substantial equivalent thereof), (x) TNCLP is treated as a partnership for U.S. federal income tax purposes, (y) TNCLP has satisfied the passive income test of Section 7704(c) of the Code for each taxable year after 1987 in which it was a publicly traded partnership and (z) TNCLP has not registered as a management company or unit investment trust under the Investment Company Act of 1940, as amended.
          (b) Neither the Company nor any Company Subsidiary has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).
          (c) Neither the Company nor any Company Subsidiary has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code occurring during the two-year period ending on the date hereof.
          (d) The representations and warranties in this Section 3.13 and Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Tax matters.

          Section 3.14 Real Property.
          (a) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company, with respect to each parcel of Company Owned Real Property: (i) the Company or a Company Subsidiary has good and marketable title to such Company Owned Real Property, free and clear of any Liens, other than Permitted Liens, (ii) neither the Company nor any Company Subsidiary has leased or otherwise granted to anyone the right to use or occupy such parcel of Company Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such parcel of Company Owned Real Property or any portion thereof or interest therein, (iv) all buildings, structures, fixtures and improvements on the Company Owned Real Property are in good condition and repair and (v) there is no condemnation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Owned Real Property or any portion thereof or interest therein.
          (b) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company: (i) each of the Company Leases is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the applicable Company Subsidiary, (ii) there are no outstanding options or rights of any party to terminate any Company Lease prior to the expiration of the term thereof, (iii) neither the Company nor any Company Subsidiary is in default under any Company Lease, nor has any notice of default been received by the Company or any Company Subsidiary, (iv) there are no leases, subleases, licenses, concessions or other agreements pursuant to which the Company or any Company Subsidiary has granted to any Person the right of use or occupancy of any portion of the Company Leased Real Property held by the Company or any Company Subsidiary under a Company Lease, (v) all buildings, structures, fixtures and improvements on the Company Leased Real Property are in good condition and repair and (vi) there is no condemnation or other proceeding in eminent domain pending or, to the knowledge of the Company, threatened, affecting any parcel of Company Leased Real Property or any portion thereof or interest therein.
          Section 3.15 Employee Benefit Plans and Related Matters; ERISA.
          (a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list of each material Company Benefit Plan. With respect to each material Company Benefit Plan, the Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, if applicable, (iii) any summary plan description and summaries of material modifications and (iv) the most recent year’s Form 5500 and attached schedules, actuarial valuation reports and audited financial statements.
          (b) Each Company Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the knowledge of the Company, no event has occurred that would reasonably be expected to result in disqualification of such Company Benefit Plan. Each of the Company Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and the terms of any applicable collectively bargained agreements. There are no pending or, to the knowledge of the Company, threatened actions, suits, audits, proceedings or claims by or on behalf of any of the Company Benefit Plans, by any employee or beneficiary covered under any Company Benefit Plan or otherwise involving any Company Benefit Plan (other than routine claims for benefits) that would, individually or in the aggregate, reasonably be expected to result in any material liability to the Company or any Company Subsidiary. No Company Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA. With respect to each of the Company Benefit Plans that is subject to Title IV of ERISA, the present value of projected benefit obligations under such Company Benefit Plan calculated using the actuarial methods and assumptions used for funding such plan did not, as of its latest actuarial valuation prior to the date of this Agreement, exceed the then current value of the assets of such Company Benefit Plan allocable to such projected benefit obligations. No event has occurred and, to the knowledge of the Company, no condition exists that would subject the Company or any Company Subsidiary, either directly or by reason of their affiliation with any ERISA Affiliate, to any material Tax, Lien, fine, penalty or other liability imposed by ERISA, the Code or other applicable Law. Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Company Benefit Plan.
          (c) No Company Benefit Plan provides health or welfare benefits (whether or not insured), with respect to current or former employees or directors of the Company or any Company Subsidiary or other Persons beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law, (ii) benefits the full costs of which are borne by the current or former employee or director or other Person or (iii) as required under any Company Benefit Plan that provides long-term disability benefits that have been fully provided for by insurance thereunder.
          (d) None of the negotiation or the execution of this Agreement, the obtaining of the Company Stockholder Approval or the consummation of the transactions contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer, employee or independent contractor of the Company or any Company Subsidiary to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits, or trigger any other obligation, under any Company Benefit Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Benefit Plan or (iv) result in the payment of any amount that would not be deductible as a result of Section 280G of the Code. There is no agreement, plan or other arrangement to which the Company or any Company Subsidiary is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.
          (e) With respect to each Company Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of the Company or any

Company Subsidiary residing outside of the U.S. (a “Foreign Company Benefit Plan”), and except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in any material liability to the Company or any Company Subsidiary: (i) all employer and employee contributions to each Foreign Company Benefit Plan required by Law or by the terms of such Foreign Company Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices, (ii) the fair market value of the assets of each funded Foreign Company Benefit Plan, the liability of each insurer for any Foreign Company Benefit Plan funded through insurance or the book reserve established for any Foreign Company Benefit Plan, together with any accrued contributions, are sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Company Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, and (iii) each Foreign Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
          (f) The representations and warranties in this Section 3.15 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to employee benefit matters.
          Section 3.16 Employees; Labor Matters.
          (a) Neither the Company nor any Company Subsidiary is party to, bound by, or in the process of negotiating, a collective bargaining agreement, work rules or practices, or similar labor-related agreement or understanding with any labor union or labor organization.
          (b) As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, none of the employees of the Company or any Company Subsidiary is represented by a labor union or other labor organization and (i) there is no organizational effort currently being made or threatened by or on behalf of any labor union or labor organization to organize any employees of the Company or any Company Subsidiary, (ii) no written demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union or labor organization in the past three (3) years and (iii) no petition has been filed, nor has any proceeding been instituted by any employee of the Company or any Company Subsidiary or group of employees of the Company or any Company Subsidiary with any labor relations board or commission of any Governmental Entity seeking recognition of a collective bargaining representative in the past three (3) years.
          (c) As of the date of this Agreement, except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, there is no pending or threatened strike, lockout, work stoppage, slowdown, picketing or grievance or labor dispute with respect to or involving any employees of the Company or any Company Subsidiary, and there has been no such action or event in the past three (3) years.
          (d) Except as, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in material liability to the Company or any Company Subsidiary, the Company and the Company Subsidiaries are in compliance with all obligations of the Company or any of the Company Subsidiaries under any employment agreement, severance agreement, collective bargaining agreement or any similar employment or labor-related agreement or understanding.
          (e) The representations and warranties in this Section 3.16 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to labor matters.
          Section 3.17 Intellectual Property.
          (a) The Company owns or has a valid right to use, free and clear of all Liens (except Permitted Liens), all of the Intellectual Property used in the conduct of the business of the Company and the Company Subsidiaries (“Company Intellectual Property”), except where the failure to own or otherwise have a right to use such Company Intellectual Property, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) There are no pending, or to the knowledge of the Company, threatened claims, suits, arbitrations or other adversarial proceedings before any Governmental Entity in any jurisdiction alleging that the activities or conduct of the business of the Company and the Company Subsidiaries infringe upon, misappropriate, or otherwise violate the Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any third party or challenging the Company’s ownership, use, validity, enforceability, or registrability of any Company Owned Intellectual Property, except for such claims, suits, arbitrations or other adversarial proceedings that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (c) To the knowledge of the Company, as of the date of this Agreement, neither the Company nor any Company Subsidiary is infringing upon, misappropriating, or otherwise violating any Intellectual Property, trade secrets or other confidential information, know how, proprietary processes, formulae, algorithms or models of any other Person, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.
          (d) To the knowledge of the Company, as of the date of this Agreement, no third party is misappropriating, infringing, or otherwise violating any Company Intellectual Property, except for such infringements, misappropriations, or other violations that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on the Company.

          (e) The representations and warranties in this Section 3.17 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to Intellectual Property matters.
          Section 3.18 Contracts.
          (a) Except as filed as an exhibit to a Company SEC Document prior to the date of this Agreement, and except for the Company Benefit Plans, each of the following contracts, agreements or arrangements are set forth in Section 3.18(a) of the Company Disclosure Letter:
          (i) any agreement relating to indebtedness (other than agreements among direct or indirect wholly owned Company Subsidiaries) in excess of $10 million;
          (ii) any joint venture, partnership, limited liability company or other similar agreements or arrangements relating to the formation, creation, operation, management or control of any partnership, strategic alliance or joint venture;
          (iii) any agreement or series of related agreements, including any option agreement, relating to the acquisition or disposition of any material business or material real property (whether by merger, sale of stock, sale of assets or otherwise) exceeding $15 million individually or $30 million in the aggregate for a series of related agreements;
          (iv) any agreement (including any exclusivity agreement) that purports to limit or restrict in any material respect either the type of business in which the Company or any Company Subsidiary (or, after the Effective Time, the Surviving Corporation or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business in which the Company is currently engaged including any covenant not to compete, or that could require the disposition of any material assets or line of business of the Company or any Company Subsidiary;
          (v) any agreement providing for the production by the Company or any Company Subsidiary of any product on an exclusive or requirements basis or the purchase by the Company or any Company Subsidiary of any product on an exclusive or output basis, in each case not entered into in the ordinary course of business consistent with past practice;
          (vi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).
          (vii) any agreement that involves expenditures or receipts of the Company or any Company Subsidiary in excess of $10 million per year not entered into in the ordinary course of business consistent with past practice;

          (viii) any agreement by which the Company or any Company Subsidiary licenses or otherwise obtains the right to use material Intellectual Property rights of any other Person (other than licenses for readily available commercial software) or by which the Company or any Company Subsidiary is restricted in its right to use or register, or licenses or otherwise permits any other Person to use, enforce, or register any material Company Owned Intellectual Property; or
          (ix) any agreement the termination or breach of which would reasonably be expected to result in a Material Adverse Effect on the Company.
          (b) The agreements, arrangements and plans that are required to be set forth in Section 3.18(a) of the Company Disclosure Letter, or that would be required to be set forth but for the filing thereof as exhibits to the Company SEC Documents, are referred to herein as the “Company Contracts”. Except with respect to matters that, individually or in the aggregate, have not resulted in and would not reasonably be expected to result in a material adverse effect on the business or operations of the Company and its Subsidiaries, each Company Contract is a valid and binding agreement of the Company or a Company Subsidiary, as the case may be, and is in full force and effect, and none of the Company, any Company Subsidiary or, to the knowledge of the Company, any other party thereto is in default or breach in any material respect under the terms of any such Company Contract; and since January 1, 2009, neither the Company nor any Company Subsidiary, as the case may be, has waived any material right or relinquished any material benefit under any such Company Contract; and no event has occurred, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material default by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party under such Company Contract. True, correct and complete copies of each such Company Contract (including all modifications and amendments thereto and waivers thereunder) have been made available to Parent.
          Section 3.19 Environmental Laws and Regulations.
          (a) (i) The Company and each Company Subsidiary has been, for the past three years, and is, in material compliance with all applicable Environmental Laws and (ii) the Company and each Company Subsidiary has obtained (and, to the extent required by Environmental Law, has applied for the renewal of) and is in material compliance with all Environmental Permits necessary for the ownership and operation of its respective businesses and facilities, all such Environmental Permits are in effect, and no appeal or other action is pending to revoke or modify any such Environmental Permit.
          (b) Except for matters that have been fully resolved with no further liability or obligation to the Company or any Company Subsidiary, no material written notice of violation, notification of liability, demand, request for information, complaint, action, suit, notice of investigation, citation, summons or order (judicial or administrative) relating to or arising out of any Environmental Law has been received by the Company or any Company Subsidiary.

          (c) No Release of Hazardous Substances has occurred at, on, above, under or from any properties currently or, to the knowledge of the Company, formerly owned, leased, operated or used by the Company or any Company Subsidiary in a manner that is reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.
          (d) During the past three years, the Company and the Company Subsidiaries have not generated, treated, stored, Released, transported or arranged for transportation or disposal of any Hazardous Substances at, to or from any location except in material compliance with Environmental Laws and as would not reasonably be expected to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.
          (e) There are no material claims pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by any employees of the Company or any Company Subsidiary alleging exposure to Hazardous Substances arising from or as the result of their employment with the Company or any Company Subsidiary.
          (f) The Company and the Company Subsidiaries are not subject to any consent decrees, administrative or judicial orders, judgments, or settlement agreements imposing any material obligations or liabilities on the Company or any Company Subsidiary, and have not entered into any agreements that may require them to pay to, guarantee, reimburse, pledge, defend, indemnify or hold harmless any Person from or against any material liabilities or costs, arising out of or related to the generation, manufacture, use, transport, or disposal of Hazardous Substances, or otherwise in connection with or under any Environmental Law.
          (g) There are no former operations of the Company or any Company Subsidiary, or any former Company Subsidiary, that are the subject of a pending material claim, proceeding, action, investigation, or order (civil or criminal) pursuant to applicable Environmental Law and to the Company’s knowledge, no events, actions or operations associated with such former operations or subsidiaries are reasonably likely to result in a material claim pursuant to applicable Environmental Law against the Company or any Company Subsidiary.
          (h) The representations and warranties in this Section 3.19 are the exclusive representations and warranties by the Company and each Company Subsidiary relating to environmental matters.
          Section 3.20 Insurance. The Company and the Company Subsidiaries maintain policies of insurance in such amounts and against such risks as are customary in the industry in which the Company and its Subsidiaries operate. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on the Company, all such insurance policies are in full force and effect and will not be affected by, or terminate or lapse by reason of, this Agreement or the consummation of the transactions contemplated hereby.

          Section 3.21 Improper Payments. Neither the Company nor any Company Subsidiary, nor any of their respective officers, directors, employees, agents or Persons acting on their behalf has, in connection with the operation of their respective Company businesses, used any corporate or other funds for bribes, kickbacks or unlawful contributions or payments.
          Section 3.22 Opinion of Financial Advisor. The Company has received the opinion of Credit Suisse Securities (USA) LLC (the “Company Financial Advisor”), dated as of February 12, 2010 (the “Fairness Opinion”), to the effect that, as of the date of such opinion and subject to the procedures followed, and the qualifications and limitations set forth therein, the consideration to be provided pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. The Company has made available to Parent a true, correct and complete copy of the Fairness Opinion.
          Section 3.23 Brokers. No Person other than the Company Financial Advisor and William Loomis is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by any Party hereto in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Company Subsidiary. The Company has made available to Parent a true, correct and complete copy of any agreement related to the matters contemplated by the foregoing sentence.
          Section 3.24 No Other Representations and Warranties. Except for the representations and warranties made by the Company in this ARTICLE III, neither the Company nor any other Person makes any representation or warranty with respect to the Company or its Subsidiaries or their respective business, operations, assets, liabilities, condition (financial or otherwise) or prospects, notwithstanding the delivery or disclosure to Parent or any of its Affiliates or representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. In particular, and without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by the Company in this ARTICLE III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
          Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:
          Section 4.1 Organization. Each of Parent and Merger Sub is duly organized and validly existing (and, in the case of Merger Sub, in good standing) under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not resulted in and would not reasonably be expected to result in a Material Adverse Effect on Parent.
          Section 4.2 Merger Sub.
          (a) Since the date of its incorporation, Merger Sub has not carried on any business or conducted any operations (other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto).
          (b) As of the date of this Agreement, the authorized stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned by Parent free and clear of any Lien.
          Section 4.3 Authorization; Board Approval; Voting Requirements.
          (a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Parent Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Parent or Merger Sub are necessary for Parent and Merger Sub to authorize this Agreement or to consummate the transactions contemplated hereby, except, in each case, for the approval of the Rights Issue by the Parent Stockholder Approval. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
          (b) The Board of Directors of Parent, at a meeting duly called and held, duly and unanimously adopted resolutions (i) determining that the terms of the Merger and the other transactions contemplated by this Agreement are advisable to, and in the best interests of, Parent and its stockholders and (ii) approving this Agreement, the Merger and the other transactions contemplated by this Agreement.
          (c) Merger Sub has taken all necessary corporate action to approve this Agreement, the Merger and the other transactions contemplated by this Agreement.
          (d) The affirmative vote at the Parent Stockholders Meeting of holders of at least two-thirds of the shares of Parent Common Stock represented in person or by proxy at the Parent Stockholders Meeting to approve the Rights Issue (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Securities of Parent necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.
          Section 4.4 Consents and Approvals; No Violations.
          (a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby will not: (i) conflict with any provisions of the Parent or Merger Sub Constituent Documents; (ii) violate in any material respect any Law binding upon or otherwise applicable to Parent or any Parent Subsidiary or any of their respective material properties or assets (assuming compliance with the matters set forth in Section 4.4(b)); (iii) result, after the giving of notice, with lapse of time, or otherwise, in any material violation, default or loss of a benefit under, or permit the acceleration or termination of any obligation under or require any consent under, any mortgage, indenture, lease, agreement or other instrument, permit, concession, grant, franchise or license of, or binding upon Parent or any Parent Subsidiary or any of their respective properties or assets; (iv) result in the creation or imposition of any Lien upon any properties or assets of Parent or any Parent Subsidiary; or (v) cause the suspension or revocation of any Parent Permit, except, in the case of clauses (iv) and (v), as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.
          (b) No clearance, consent, approval, order, license or authorization of, or declaration, registration or filing with, or notice to, or permit issued by, any Governmental Entity is required to be made or obtained by Parent or any Parent Subsidiary in connection with the execution or delivery of this Agreement by each of Parent and Merger Sub or the consummation by each of Parent and Merger Sub of the transactions contemplated hereby, except for: (i) compliance with and filing under the HSR Act and such other consents, registrations, declarations, notices or filings as are required to be made or obtained under any Foreign Competition Law, (ii) the filing of the Articles of Merger with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland in accordance with the MGCL and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (iii) the filings with the SEC of (A) the Proxy Statement in definitive form in accordance with Regulation 14A promulgated under the Exchange Act and (B) such reports under and such other compliance with the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (iv) submission of a notification to, and review by, CFIUS pursuant to the Exon-Florio Amendment, (vi) the required approvals of the Government of Norway and any Governmental Entity thereof and (vi) any such other clearance, consent, approval, order, license authorization, declaration, registration, filing, notice or permit, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Parent or prevent or materially delay the consummation of the transactions contemplated hereby.
          Section 4.5 Parent Circular; Rights Offering Prospectus, Proxy Statement.

          (a) None of the information contained in the Parent Circular or the Rights Offering Prospectus will, on date of announcement of the Parent Circular or the Rights Offering Prospectus, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. No representation or warranty is made by Parent with respect to statements made or incorporated by reference in the Parent Circular or the Rights Offering Prospectus based on information supplied by the Company specifically for inclusion or incorporation by reference in the Parent Circular or the Rights Offering Prospectus.
          (b) None of the information supplied or to be supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement will, on the date first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
          Section 4.6 Litigation. There is no suit, action, proceeding, claim, review or investigation (whether at law or in equity, before or by any Governmental Entity) pending, affecting, or to the knowledge of Parent, threatened against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent. There is no Order of any Governmental Entity outstanding against Parent or any Parent Subsidiary or their respective properties or assets that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Material Adverse Effect on Parent.
          Section 4.7 Brokers. No Person other than Citigroup Global Markets Limited is entitled to any brokerage, financial advisory, finder’s or similar fee or commission payable by Parent in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
          Section 4.8 Financing. Parent will have as of the Closing sufficient aggregate proceeds available for Merger Sub to pay the aggregate Merger Consideration and the Equity Award Amount in accordance with Section 2.9 and to pay all fees and expenses payable by them in connection with the transactions contemplated by this Agreement.
          Section 4.9 Takeover Statute. Neither Parent nor Merger Sub is an “interested stockholder” or an “affiliate” of an interested stockholder of the Company (both as defined in Section 3-601 of the MGCL).
          Section 4.10 No Withholding Tax. No withholding Tax will be imposed under the laws of Norway on the Merger Consideration or any amounts payable pursuant to this Agreement to holders of Company Stock-Based Awards (i) except to the extent that a holder is subject to such withholding as a result of being or having been resident for Tax purposes in, or having or having had a taxable presence (other than solely by reason of receiving the consideration otherwise payable under this Agreement) in, Norway, and (ii) except in the case of Company

Stock-Based Awards, for withholding Tax on compensation income of service providers that are performing or have performed services in Norway.
ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS
          Section 5.1 Covenants of the Company. From the date of this Agreement until the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as may be required by applicable Law, the Company shall, and shall cause each of the Company Subsidiaries to, conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and shall use its commercially reasonable efforts to preserve intact its business organization and goodwill and relationships with all Governmental Entities, customers, suppliers and others having business dealings with it, to keep available the services of its current officers and key employees and to maintain its current rights and franchises, in each case, consistent with past practice. In addition to and without limiting the generality of the foregoing, except as expressly set forth in Section 5.1 of the Company Disclosure Letter or as otherwise expressly provided for or contemplated by this Agreement or as required by applicable Law, from the date hereof until the Effective Time, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed (other than with respect to subsections (a), (b), (c), (g), (k) or (l)), the Company shall not, and shall not permit any Company Subsidiary to, directly or indirectly:
          (a) amend or modify any of the Constituent Documents of the Company, any Company Subsidiary, HATLP, OCOP or PLNL (solely to the extent, with respect to HATLP, OCOP or PLNL, that the Company or any Company Subsidiary may prevent an amendment or modification to the applicable Constituent Document of HATLP, OCOP or PLNL);
          (b) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its Securities, other than (A) dividends or distributions by wholly owned Company Subsidiaries to the Company, (B) the declaration and payment of regular quarterly cash dividends of $0.10 per share solely for the fiscal quarter ended December 31, 2009 and the fiscal quarter ended March 31, 2010, which shall be paid in accordance with Section 6.17, (C) regular quarterly dividends by the Company of $10.625 per outstanding share of Company Series A Preferred Stock to holders of such outstanding shares pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement, and (D) regular quarterly cash distributions by TNCLP to holders of its common units and its general partner pursuant to TNCLP’s Constituent Documents as in effect as of the date of this Agreement; (ii) split, combine or reclassify any of its Securities or issue, deliver, sell, grant, dispose of or subject to a Lien any Securities or Equity Rights, other than issuances of Company Common Stock (A) in connection with the vesting of the Company Stock-Based Awards issued prior to the date of this Agreement pursuant to a Company Benefit Plan or (B) upon conversion of shares of Company Series A Preferred Stock pursuant to the Company’s Constituent Documents as in effect as of the date of this Agreement; or (iii) repurchase, redeem or otherwise acquire any Securities or Equity Rights of the Company or any Company

Subsidiary, other than acquisitions of Securities or Equity Rights pursuant to any Company Benefit Plan as in effect on the date of this Agreement;
          (c) acquire by merging or consolidating with, or by share exchange, or by purchase or by any other manner, any Person or division, business or equity interest of any Person;
          (d) sell, lease, license, subject to a Lien (other than a Permitted Lien), encumber or otherwise surrender, relinquish or dispose of any material assets, property or rights, other than (i) sales of inventory in the ordinary course of business consistent with past practice and (ii) as would not result in consideration received in excess of $7 million individually or $15 million in the aggregate;
          (e) (i) make any loans, advances or capital contributions to, or investments in, any other Person other than (A) by the Company or any wholly owned Company Subsidiary to or in the Company or any wholly owned Company Subsidiary or (B) to employees for advancement of travel and related business expenses in the ordinary course of business consistent with past practice or (ii) create, incur, guarantee or assume any indebtedness, issuances of debt securities, guarantees, loans or advances, except guarantees by the Company of indebtedness of wholly owned Company Subsidiaries or guarantees by Company Subsidiaries of indebtedness of the Company, in each case in excess of $5 million individually or $10 million in the aggregate;
          (f) other than as set forth in the Company’s capital budget (a copy of which was made available to Parent prior to the date hereof) or in connection with the repair or replacement of the plant and equipment at the operating facilities of the Company or any Company Subsidiary, make any capital expenditure in excess of $5 million individually or $10 million in the aggregate;
          (g) except (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP, or (iii) as expressly permitted by this Agreement or (iv) solely with respect to (A) below, in the ordinary course of business, (A) amend or otherwise modify in any material respect any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (B) accelerate the payment or vesting of benefits or amounts payable or to become payable under any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (C) terminate, establish or enter into any Company Benefit Plan (or any plan, agreement or other arrangement that would be a Company Benefit Plan if it were in existence on the date of this Agreement), (D) grant any increase in the compensation or benefits of directors, officers, employees or consultants of the Company or any Company Subsidiary; provided, however, that the foregoing clause (D) shall not restrict the Company and any Company Subsidiary from granting increases in base salary or hourly wage rates to the employees and subject to the parameters set forth on Section 5.1(g) of the Company Disclosure Letter, in the ordinary course of business consistent with policies in effect on the date of this Agreement and in a manner consistent with past practice; provided, further that the foregoing clause (D) shall not restrict the Company or any Company Subsidiary from entering into or making available to newly hired employees or to employees in the context of promotions based on job performance, in each case in the ordinary course of business and in a manner consistent with past practice, benefits and compensation arrangements (excluding incentive grants or Company Stock-Based Awards) that have a value that is consistent with the past practice of making compensation and benefits available to newly hired or promoted employees in similar positions or (E) hire any employee with an annual base salary in excess of $130,000 except to replace an existing employee of comparable compensation;
          (h) (i) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) or material litigation (whether or not commenced prior to the date of this Agreement), other than in the ordinary course of business consistent with past practice or the payment, discharge, settlement or satisfaction in accordance with its terms of any liability accrued, reserved, recognized or disclosed in the most recent Company Financial Statements or incurred since the date of such Company Financial Statements in the ordinary course of business consistent with past practice, (ii) cancel any material indebtedness or (iii) waive or assign any claims or rights of material value;
          (i) except as required by applicable Law or in the ordinary course of business (i) make, revoke or amend any material election relating to Taxes, (ii) settle or compromise any material proceeding relating to Taxes or (iii) enter into a written and legally binding material agreement with a Taxing Authority relating to Taxes;
          (j) other than in the ordinary course of business consistent with past practice (i) modify, amend in any material respect, waive any material right under or terminate any Company Contract or (ii) enter into any new agreement that would have been considered a Company Contract if it were entered into at or prior to the date hereof; provided that this Section 5.1(j) shall not apply to the matters contemplated by Section 5.1(g);
          (k) adopt or implement a plan of complete or partial liquidation or a dissolution, restructuring, recapitalization or other reorganization of the Company or any of the Company Subsidiaries;
          (l) change any method of financial accounting or financial accounting principles or practices by the Company or any Company Subsidiary, except for any such change required by a change in GAAP;
          (m) terminate or cancel, or amend or modify in any material respect, any material insurance policies maintained by it covering the Company or any Company Subsidiary or their respective properties which is not replaced by a comparable amount of insurance with premiums at a comparable price;
          (n) other than in the ordinary course of business consistent with past practice, transfer, abandon, allow to lapse or otherwise dispose of any rights to any material Intellectual Property or disclose any material trade secrets of the Company or any Company Subsidiary to any person other than Parent or its Representatives; or

          (o) authorize, resolve, agree or commit to do any of the foregoing.
ARTICLE VI
ADDITIONAL AGREEMENTS
          Section 6.1 Preparation and Mailing of Proxy Statement; Preparation of Parent Circular and Rights Offering Prospectus.
          (a) As promptly as reasonably practicable, but in any event within twenty (20) Business Days, following the date hereof, the Company shall prepare and file with the SEC proxy materials that shall constitute the proxy statement relating to the matters to be submitted to the stockholders of the Company at the Company Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”). The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Exchange Act. The Company shall provide Parent with a reasonable opportunity to review and comment on the Proxy Statement prior to the initial filing with the SEC.
          (b) The Company shall, as promptly as practicable after receipt thereof, provide Parent copies of any written comments and advise Parent of any oral comments, with respect to the Proxy Statement received from the SEC. The Company shall provide Parent with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and any communications prior to filing such with the SEC and will promptly provide Parent with a copy of all such filings and communications made with the SEC.
          (c) If at any time prior to the Effective Time, (i) any event or change occurs with respect to the Parties or any of their respective Affiliates, officers or directors, which should be set forth in an amendment of, or a supplement to, the Proxy Statement or (ii) any information relating to the Parties, or any of their respective Affiliates, officers or directors, should be discovered by any of the Parties which should be set forth in an amendment or a supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Company shall file as promptly as practicable with the SEC an amendment of, or a supplement to, the Proxy Statement and, as required by Law, disseminate the information contained in such amendment or supplement to the stockholders of the Company.
          (d) As promptly as reasonably practicable, but in any event within twenty (20) Business Days, following the date hereof, Parent shall prepare and file with the Oslo Stock Exchange an information document describing the transactions contemplated by this Agreement (the “Parent Circular”). The Parent Circular shall comply as to form and in all material respects with the applicable provisions of the Oslo Stock Exchange continuing obligations. Parent shall also timely prepare and file with the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway a prospectus in connection with the Rights Issue (the “Rights Offering Prospectus”). The Rights Offering Prospectus shall comply as to form and in all material respects with the applicable provisions of the Norwegian Securities Trading Act. Parent shall provide the Company with a reasonable opportunity to review and comment on each of the Parent Circular and Rights Offering Prospectus prior to the announcement thereof.
          (e) Parent shall, as promptly as practicable after receipt thereof, provide the Company copies of any written comments and advise the Company of any oral comments, with respect to the Parent Circular and the Rights Offering Prospectus received from the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway. Parent shall provide the Company with a reasonable opportunity to review and comment on any amendment or supplement to the Parent Circular or Rights Offering Prospectus and any communications prior to filing such with the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway and will promptly provide the Company with a copy of all such filings and communications made with the Oslo Stock Exchange or The Norwegian Supervisory Authority of Norway.
          Section 6.2 Stockholder Meetings; Recommendations.
          (a) As promptly as reasonably practicable following the date hereof, the Company shall duly take all necessary actions to duly call, give notice of, convene and hold a meeting of the stockholders of the Company (such meeting, or any adjournments or postponements thereof, the “Company Stockholders Meeting”) for the purpose of obtaining the Company Stockholder Approval and shall, subject to this Section 6.2(a), use best efforts to solicit its stockholders to obtain the Company Stockholder Approval. The Board of Directors of the Company shall, subject to this Section 6.2(a), make the Company Recommendation to the stockholders of the Company and include the Company Recommendation and the Fairness Opinion in the Proxy Statement. Neither the Board of Directors of the Company nor any committee thereof, shall, directly or indirectly, withdraw, modify, amend or qualify the Company Recommendation in a manner adverse to Parent or Merger Sub (or publicly propose to take any of the foregoing actions) or execute or enter into, any letter of intent, memorandum of understanding, merger agreement or other written agreement providing for a Takeover Proposal (other than a confidentiality agreement permitted pursuant to Section 6.5(a)) (a “Change in Company Recommendation”) except in accordance with Section 6.5(c). Notwithstanding any Change in Company Recommendation, unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 prior to the Company Stockholders Meeting, the Company shall submit this Agreement to the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval.
          (b) As promptly as reasonably practicable following the date hereof, Parent shall duly take all necessary actions to cause the transactions contemplated by this Agreement to be considered by the Norwegian Parliament and will, as promptly as reasonably practicable thereafter, duly call, give notice of, convene and hold a meeting of the stockholders of Parent (such meeting, or any adjournments or postponements thereof, the “Parent Stockholders Meeting”) for the purpose of obtaining the Parent Stockholder Approval and shall use best efforts to solicit its stockholders to obtain the Parent Stockholder Approval, including by recommending that Parent’s stockholders approve the Rights Issue (the “Parent Recommendation”); provided, however, that Parent shall not be required to undertake any action not typically taken by Norwegian companies in soliciting stockholder approval. The Board of Directors of Parent shall make the Parent Recommendation to the stockholders of

Parent and include the Parent Recommendation in the notice of the Parent Stockholders Meeting. Neither the Board of Directors of Parent nor any committee thereof shall, directly or indirectly, withdraw, modify, amend or qualify the Parent Recommendation (or publicly propose to take any of the foregoing actions). Unless this Agreement is terminated pursuant to, and in accordance with, Section 8.1 prior to the Parent Stockholders Meeting, Parent shall submit the Rights Issue to the stockholders of Parent for the purpose of obtaining the Parent Stockholder Approval.
          (c) Notwithstanding Section 6.2(a), the Company shall use its reasonable best efforts to hold the Company Stockholders Meeting as promptly as practicable following the date of the Parent Stockholders Meeting and the current intention of the Parties is that the Company Stockholders Meeting shall be held on the next succeeding Business Day following the Parent Stockholders Meeting.
          Section 6.3 Access to Information. Upon reasonable notice, the Company shall, and shall cause each Company Subsidiary to, afford to the officers, directors, employees, accountants, counsel, financial advisors, consultants, Financing Sources and other advisors or representatives (collectively, “Representatives”) of Parent access during normal business hours to all of the Company’s and the Company Subsidiaries’ properties, books, records, contracts, commitments and personnel, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and the Company Subsidiaries, and the Company shall, and shall cause each of the Company Subsidiaries to, furnish as promptly as practicable to Parent (i) a copy of each material report, schedule and other document filed, furnished, published, announced or received by it during such period pursuant to the requirements of federal or state securities laws or a Governmental Entity and (ii) all other information with respect to the Company as Parent may reasonably request; provided, however, that none of Parent, any Parent Subsidiary or any of their respective Representatives shall conduct any environmental sampling or surface or subsurface assessment or investigation; and provided further that the Company may withhold any document or information (i) to the extent that such document or information is subject to the terms of a confidentiality agreement with a third party (provided that the Company shall use its reasonable best efforts to obtain waivers under such agreements or implement requisite procedures to enable reasonable access without violating such agreements), (ii) to the extent that the disclosure thereof would, in the Company’s good faith opinion after consultation with legal counsel, result in the loss of attorney-client privilege with respect to such document or information (provided that the Company shall use its reasonable best efforts to put in place an arrangement to permit such disclosure without loss of attorney-client privilege), (iii) to the extent required by applicable Law (provided that the Company shall use its reasonable best efforts to enable the provision of reasonable access without violating such Law) or (iv) to the extent that the disclosure thereof would, in the Company’s reasonable discretion, result in significant antitrust risk. All information exchanged pursuant to this Section 6.3 shall be provided pursuant to the terms of, and be subject to, the confidentiality agreement dated as of December 17, 2009 (as amended, the “Confidentiality Agreement”), between the Company and Parent.
          Section 6.4 Efforts; Consents and Approvals.
          (a) Subject to the terms and conditions of this Agreement (including Section 6.2, Section 6.4(b), Section 6.4(c) and Section 6.15), each of Parent and the Company shall cooperate to obtain all consents to the Merger and the other transactions contemplated hereby that are contemplated by or identified in this Agreement or the Company Disclosure Letter and shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Law to consummate the transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all necessary or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the transactions contemplated by this Agreement.
          (b) In furtherance and not in limitation of the other provisions of this Section 6.4, Parent and the Company shall, as promptly as practicable, file with all applicable U.S. and foreign Governmental Entities any notices and applications necessary to obtain merger control, competition or foreign investment Law approval (including approvals under Foreign Competition Laws and the Exon-Florio Amendment and submissions to CFIUS) for the Merger; provided that each of Parent and the Company shall consult and cooperate with one another in connection with the preparation of any such notices and applications prior to their filing, consistent with applicable Law. Without limiting the foregoing, Parent and the Company shall, as promptly as practicable, but in no event later than ten (10) Business Days after the date of this Agreement, file with the United States Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) the notification and report form, if any, required under the HSR Act for the transactions contemplated by this Agreement. All notices and applications, including such HSR Act notification and report form, shall be in substantial compliance with the applicable requirements of the HSR Act, Foreign Competition Law or the Exon-Florio Amendment. Each of the Company and Parent shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission which is necessary under the HSR Act, any Foreign Competition Law or the Exon-Florio Amendment. Each of the Company and Parent shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC, the DOJ and any other Governmental Entity and shall comply with any such inquiry or request as promptly as practicable, but in no event later than five (5) Business Days after receipt of such inquiry or request, or as otherwise agreed to by the Parties, which agreement shall not be unreasonably withheld. Any such additional information shall be in substantial compliance with the applicable requirements of the HSR Act, Foreign Competition Law or the Exon-Florio Amendment. Each of the Company and Parent shall not independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement, the Merger or the transactions contemplated hereby (including the expected or proposed timing of consummation of the Merger or the other transactions contemplated hereby) without giving the other Party prior notice of the meeting or conversation and, unless prohibited by any such Governmental Entity, the opportunity to attend or participate. Each of the Company and Parent shall consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with proceedings under or relating to the HSR Act, any Foreign Competition Law, the Exon-Florio Amendment or CFIUS. Each of the Company and Parent agrees not to extend, directly or indirectly, any waiting period under the HSR Act, any Foreign Competition Law or the Exon-Florio Amendment or enter into any agreement with a Governmental Entity to delay or not to consummate the transactions contemplated by this Agreement (a “Timing Agreement”), except with the prior written consent of the other Party. Each Party shall furnish the other Party’s outside counsel with copies of all correspondence, filings and written communications between such Party or any of its Subsidiaries, Affiliates or Representatives and any Governmental Entity or its respective staff with respect to this Agreement, the Merger or the transactions contemplated hereby.
          (c) Without limiting the generality of each Party’s obligations pursuant to Section 6.4(b), each of the Company and Parent shall use its best efforts to obtain, as promptly as practicable, any clearance required under the HSR Act, any Foreign Competition Law and the Exon-Florio Amendment or from CFIUS for the consummation of the Merger, including, in the case of Parent, by (i) selling, holding separate or otherwise disposing of, or proposing and agreeing to sell, hold separate or otherwise dispose of, or permitting the sale, holding separate or other disposition of, any assets of Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, and (ii) conducting its business in a specified manner, or proposing and agreeing or permitting Parent or its Subsidiaries, or after the Closing, the Company, its Subsidiaries, GrowHow, HATLP, OCOP or PLNL, to conduct its business in a specified manner (each a “Divestiture Action”); provided, however, that, in no event shall Parent be required to agree, pursuant to any Divestiture Action, to take any action that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (without giving effect to clause (viii) of the definition thereof). In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any competition, antitrust or foreign investment Law or of the Exon-Florio Amendment, or if any Law is enacted, entered, promulgated or enforced by a Governmental Entity that would make the transactions contemplated by this Agreement illegal or would otherwise prohibit or materially impair or delay the consummation of the transactions contemplated by this Agreement, Parent shall use its best efforts to resolve, contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, delays or restricts consummation of the transactions contemplated by this Agreement and to have such Law repealed, rescinded or made inapplicable so as to permit prompt consummation of the transactions contemplated by this Agreement, including by taking any Divestiture Action.
          Section 6.5 No Solicitation.
          (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries to, and it shall cause its and its Subsidiaries’ respective Representatives not to, directly or indirectly: (i) initiate or solicit or knowingly facilitate or encourage (it being understood that providing information in the ordinary course of business consistent with past practice to categories of Persons to whom the Company routinely provides such information in the ordinary course of business consistent with past practice will not, in and of itself, constitute encouragement hereunder) any inquiry or the making of any proposal that constitutes a Takeover Proposal or (ii) continue or otherwise participate in any discussions or negotiations regarding, furnish to any Person any information or data or access to its properties with respect to, or otherwise cooperate with or knowingly take any other action to facilitate any proposal that constitutes any Takeover Proposal. The Company shall, and shall cause its Subsidiaries and its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Takeover Proposal (and shall not waive or otherwise modify any existing standstill provision or confidentiality agreement that benefits the Company) and request from each Person that has executed a confidentiality agreement with the Company the prompt return or destruction of any confidential information previously furnished to such Person in connection therewith. Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval, the Company and its Representatives, in response to a bona fide written Takeover Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement and that (1) constitutes a Superior Proposal or (2) the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) could reasonably be expected to result in a Superior Proposal, shall be permitted to: (A) provide access to non-public information to the Person making such Takeover Proposal pursuant to and in accordance with an executed confidentiality agreement not less restrictive of the other party than the Confidentiality Agreement; provided that all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person; and (B) participate in discussions or negotiations with respect to such Takeover Proposal with the Person making such Takeover Proposal.
          (b) From and after the date of this Agreement, as promptly as practicable after the receipt, directly or indirectly, by the Company of any Takeover Proposal or any inquiry with respect to, or that could reasonably be expected to lead to, any Takeover Proposal, and in any case within two (2) Business Days after the receipt thereof, the Company shall provide oral and written notice to Parent of (i) such Takeover Proposal or inquiry, (ii) the identity of the Person making any such Takeover Proposal or inquiry and (iii) the material terms and conditions of any such Takeover Proposal or inquiry. The Company shall keep Parent fully informed on a current basis of the status of any such Takeover Proposal, including any changes to the terms and conditions thereof.
          (c) At any time prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company may (i) effect a Change in Company Recommendation; provided that the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with its duties to the stockholders of the Company under applicable Law, and (ii) in response to a Superior Proposal that was made after the date of this Agreement and did not result from a material breach of this Agreement, cause the Company to terminate this Agreement and concurrently with such termination, upon payment of the Termination Fee pursuant to Section 8.2(b)(i), enter into a definitive agreement with respect to such Superior Proposal. Notwithstanding the foregoing, the Company shall not be entitled to exercise its right to effect a Change in Company Recommendation or its right to terminate this Agreement pursuant hereto unless (A) the Board of Directors of the Company shall have first provided prior written notice to Parent advising Parent that the Board of Directors of the Company intends to (x) effect a Change in Company Recommendation (a “Notice of Change in Company Recommendation”) which notice shall contain a description of the events, facts and circumstances giving rise to such proposed action or (y) terminate this Agreement pursuant to this Section 6.5(c) in response to a Superior Proposal (a “Notice of Superior Proposal”) which notice shall contain a description of the terms and conditions of the Superior Proposal (including a copy of any such written Superior

Proposal) and (B) Parent does not make, within five (5) Business Days after receipt of such Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be (it being understood and agreed that, with respect to a Notice of Superior Proposal, any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five (5) Business Day period), a proposal that would, in the good faith determination of the Board of Directors of the Company (after consultation with outside counsel and a financial advisor of nationally recognized reputation), cause such events, facts and circumstances to no longer form the basis for the Board of Directors of the Company to effect a Change in Company Recommendation, in the case of a Change in Company Recommendation, or be at least as favorable to the stockholders of the Company as such Superior Proposal, in the case of a Notice of Superior Proposal. The Company agrees that, during the five (5) Business Day period after Parent’s receipt of a Notice of Change in Company Recommendation or Notice of Superior Proposal, as the case may be, the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of this Agreement proposed by Parent.
          (d) Nothing contained in this Section 6.5 shall prohibit the Company from (i) taking, and disclosing to its stockholders, a position contemplated by Rule 14e-2(a) under the Exchange Act or a statement required under Rule 14d-9 under the Exchange Act or (ii) making any disclosure to stockholders of the Company that is required by applicable Law; provided, however, that the taking of any such position or making of any such disclosure contemplated by clauses (i) or (ii) above shall be subject to and only taken in compliance with Section 6.2 and, to the extent applicable, Section 6.5(c).
          Section 6.6 Employee Matters.
          (a) From the Closing Date through no earlier than December 31 of the calendar year following the calendar year in which the Closing Date occurs (the “Continuation Period”), the Surviving Corporation shall cause each individual who is employed by the Company and any Company Subsidiary immediately before the Effective Time (each, a “Continuing Employee”) to be provided with (i) base compensation and bonus or incentive opportunities that are no less favorable in the aggregate than the base compensation and bonus or incentive opportunities (including value attributable to equity-based compensation) provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Effective Time. Except to the extent necessary to avoid the duplication of benefits, the Surviving Corporation shall recognize the service of each Continuing Employee prior to the Effective Time as if such service had been performed with Parent or its Affiliates (A) for all purposes under the Company Benefit Plans maintained by the Surviving Corporation or its Affiliates after the Effective Time (to the extent such plans, programs or agreements are provided to Continuing Employees), (B) for purposes of eligibility and vesting under any employee benefit plans and programs of the Surviving Corporation or its ERISA Affiliates other than the Company Benefit Plans (the “Surviving Corporation Plans”) in which the Continuing Employee participates after the Effective Time and (C) for purposes of determination of benefit accruals and benefit levels with respect to vacation, paid time off and severance under any Surviving Corporation Plan in which the Continuing Employee participates after the Effective Time (excluding, for the avoidance of doubt, benefit accrual under any defined benefit pension plans and non-qualified retirement plans), in each case to the same extent such Continuing Employee’s service was recognized by the Company and the Company Subsidiaries under the corresponding Company Benefit Plan in which such Continuing Employee participated immediately before the Effective Time. In addition, and without limiting the generality of the foregoing, each Continuing Employee shall be immediately eligible to participate, without any waiting time, in any and all Surviving Corporation Plans to the extent coverage under any such plan replaces coverage under a comparable benefit plan in which such Continuing Employee participates immediately before the Effective Time. For the avoidance of doubt, the Surviving Corporation shall have no obligation to grant equity awards to the Continuing Employees.
          (b) With respect to any welfare plan maintained by the Surviving Corporation or its Affiliates in which Continuing Employees are eligible to participate after the Effective Time, the Surviving Corporation and its Affiliates shall (i) waive all limitations as to pre-existing conditions, exclusions and waiting periods and actively-at-work requirements with respect to participation and coverage requirements applicable to such employees and their eligible dependents and beneficiaries, to the extent such limitations were waived, satisfied or did not apply to the applicable employee or eligible dependent or beneficiary under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Effective Time, and (ii) provide each Continuing Employee and his or her eligible dependents and beneficiaries with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan and to the same extent such credit was provided to him or her under the corresponding welfare Company Benefit Plan in which he or she participated immediately prior to the Effective Time, in each case without duplication of benefits.
          (c) Without limiting the generality of Section 6.6(a), from and after the Effective Time, the Surviving Corporation and its Affiliates shall assume, honor and continue during the Continuation Period, or if sooner, until all obligations thereunder have been satisfied, all of the Company Benefit Plans that are employment, severance, retention and termination plans, policies, programs, agreements and arrangements (including any change in control severance agreement between the Company and any Continuing Employee) maintained by the Company or any Company Subsidiary, in each case as in effect at the Effective Time and as set forth on Section 6.6(c) of the Company Disclosure Letter, including with respect to any payments, benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event), without any amendment or modification, other than (i) as required pursuant to the terms of any Company Benefit Plan (including any collective bargaining agreement) as in effect on the date of this Agreement, (ii) as required to comply with applicable Law or GAAP or (iii) as expressly permitted by this Agreement.
          (d) Without limiting the generality of Section 6.6(a), with respect to the annual performance period in which the Effective Time occurs, the Surviving Corporation and its Affiliates shall (i) honor and continue in all material respects the Company Benefit Plans that are cash incentive compensation plans maintained by the Company and any Company Subsidiary at the Effective Time, as set forth on Section 6.6(d) of the Company Disclosure Letter (the “Incentive Plans”), pursuant to their respective terms (except as modified by the following clauses (ii) and (iii)) as in effect at the Effective Time with respect to the annual performance period thereunder commencing prior to and ending after the Effective Time, (ii) at the time(s) prescribed by the Incentive Plans as in effect at the Effective Time, make payments to the Continuing Employees in accordance with the applicable material terms of the Incentive Plans as in effect at the Effective Time (subject to any plan provision requiring an employee to remain continuously employed following the end of the relevant performance period and up to the date that payments under the applicable Incentive Plan are made) and (iii) provide any Continuing Employee whose employment is terminated by Parent, the Surviving Corporation or their Subsidiaries without “Cause” (as such term is defined in Section 6.6(d) of the Company Disclosure Letter) prior to the time at which such payments are made with an amount in cash as described on Section 6.6(d) of the Company Disclosure Letter, prorated to reflect the portion of such annual performance period that elapsed prior to such termination (if such termination occurs prior to the end of such performance period), payable at the same time such bonus (if any) would have been paid had such termination not occurred (but in any event within the period required by Section 409A of the Code, such that it qualifies as a “short-term deferral” pursuant to Section 1.409A-1(b)(4) of the Department of Treasury Regulations).
          (e) Without limiting the generality of Section 6.6(a), during the Continuation Period, if the Surviving Corporation and its Affiliates terminate the employment of any Continuing Employee (other than any employee who is party to a Company Benefit Plan that is an employment, change in control, severance or other individual agreement) other than for Cause, the Surviving Corporation and its Affiliates shall pay to such Continuing Employee severance in an amount equal to the greater of (i) the severance benefits due under the applicable severance plan, policy or guidelines of the Surviving Corporation and its Affiliates then in effect for similarly situated employees of the Surviving Corporation and its Affiliates, and (ii) the severance benefits that would have been due under the applicable severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Effective Time. Without limiting the generality of Section 6.6(a), the level of severance benefits a terminated Continuing Employee is entitled to receive pursuant to clauses (i) and (ii) of the preceding sentence shall be determined by taking into account such employee’s service with the Company and any Company Subsidiary (and any predecessor) prior to the Effective Time (to the same extent such service would have been recognized under the severance plan, policy or guidelines of the Company or any Company Subsidiary that was applicable to such Continuing Employee immediately prior to the Effective Time) and such employee’s service with the Surviving Corporation and its Affiliates on and after the Effective Time.
          (f) Notwithstanding anything herein to the contrary, Parent, Merger Sub and the Company acknowledge and agree that all provisions contained in this Section 6.6 are included for the sole benefit of Parent, Merger Sub and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan or other employee benefit plan, agreement or other arrangement, (ii) shall limit the right of Parent, Merger Sub, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Effective Time, or (iii) shall create any third party beneficiary or other right (x) in any other Person, including, without limitation, any current or former director, officer, employee or independent contractor of the

Company or any Company Subsidiary or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof) or (y) to continued employment with Parent, Merger Sub, the Company or any of their respective Affiliates.
          Section 6.7 Fees and Expenses. Whether or not the Merger is consummated, all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses.
          Section 6.8 Directors’ and Officers’ Indemnification and Insurance.
          (a) From and after the Effective Time, Parent shall cause the Surviving Corporation to the greatest extent permitted by Law (a) to indemnify and hold harmless, against any costs or expenses (including attorney’s fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and provide advancement of expenses (without requiring a preliminary determination as to the ultimate entitlement to indemnification) to, all past and present directors and officers of the Company (in all of their capacities) (the “Indemnified Persons”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by the Company pursuant to the Company’s Constituent Documents and indemnification agreements, if any, in existence on the date hereof with any Indemnified Persons and (b) to honor the provisions regarding elimination of liability of directors, indemnification of officers and directors and advancement of expenses contained in the Company’s Constituent Documents and indemnification agreements immediately prior to the Effective Time.
          (b) From and after the Effective Time, Parent shall cause the Surviving Corporation to maintain for a period of six (6) years after the Effective Time the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (“D & O Insurance”) maintained by the Company; provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, further, that in no event shall the Surviving Corporation be required to expend in any one year more than 300% of the current annual premium expended by the Company and the Company Subsidiaries to maintain or procure such D & O Insurance immediately prior to the Effective Time (such 300% amount, the “Maximum Annual Premium”); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. Alternatively, prior to the Effective Time, either Parent or, if Parent does not do so prior to three (3) Business Days prior to the Closing, the Company may purchase a six-year prepaid “tail” policy containing terms and conditions which are, individually and in the aggregate, at least as protective and no less advantageous to the insured than the D & O Insurance maintained by the Company with respect to claims arising from facts or events that occurred on or before the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby); provided, however, that in no event shall any policy require payment of aggregate premiums for such insurance in excess of the aggregate Maximum Annual Premium for such six-year period. If such prepaid “tail” policy has been obtained by the Company, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by it and the Surviving Corporation.
          (c) The obligations of the Surviving Corporation under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any indemnitee to whom this Section 6.8 applies without the consent of such affected indemnitee (it being expressly agreed that the indemnitees to whom this Section 6.8 applies shall be third-party beneficiaries of this Section 6.8).
          Section 6.9 Public Announcements. Parent and the Company shall develop a joint communications plan and each Party shall (a) unless otherwise required by applicable Law, ensure that all press releases and other public statements or communications with respect to the transactions contemplated hereby shall be consistent with such joint communications plan and (b) unless otherwise required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange, consult with each other before issuing any press release or, to the extent practicable, otherwise making any public statement or communication with respect to this Agreement or the transactions contemplated hereby.
          Section 6.10 Notice of Certain Events. Each of Parent and the Company shall promptly notify the other after receiving or becoming aware of (a) any notice or other communication from any Person alleging that the consent of that Person is or may be required in connection with the transactions contemplated by this Agreement and (b) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would be reasonably likely to result in a failure of any condition set forth, in the case of the Company, in Section 7.2(a) or Section 7.2(b) or, in the case of Parent, in Section 7.3(a) or Section 7.3(b).
          Section 6.11 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or shall become applicable to the transactions contemplated hereby, the Company and its Board of Directors shall use their reasonable best efforts to ensure that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and shall otherwise act to minimize the effects of any such statute or regulation on the transactions contemplated hereby.
          Section 6.12 Stockholder Litigation. Each of the Company and Parent shall promptly advise the other Party orally and in writing of any litigation brought by any stockholder of the Company or Parent against the Company or Parent and/or their respective directors relating to this Agreement and/or the transactions contemplated by this Agreement, including the Merger, and shall keep the other Party fully informed regarding any such litigation. Each of the Company and Parent shall give the other Party the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense or settlement of any such litigation, shall give due consideration to the other Party’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of the other Party (not to be unreasonably withheld or delayed).

          Section 6.13 Company Series A Preferred Stock.
          (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall exercise its right (the “Preferred Stock Conversion Right”) pursuant to Section 8 of the provisions of the charter of the Company establishing the terms of the Company Series A Preferred Stock (the “Preferred Stock Conversion Provisions”) to require all holders of Company Series A Preferred Stock to convert such shares of Company Series A Preferred Stock into shares of Company Common Stock on the terms and subject to the conditions set forth in the Preferred Stock Conversion Provisions (the “Preferred Stock Conversion”). The Company’s exercise of its Preferred Stock Conversion Right and the Preferred Stock Conversion shall be conducted in accordance with the terms of the Preferred Stock Conversion Provisions; provided, that the date the Preferred Stock Conversion is to be effective shall be no later than one Business Day prior to the Closing Date.
          (b) Subject to Section 6.13(a), the Company shall take all action necessary to consummate the Preferred Stock Conversion, to comply in all material respects with all Laws and regulations applicable thereto, and to prepare and, if necessary, execute all documents as may be necessary to consummate the Preferred Stock Conversion.
          Section 6.14 Transfer Taxes. If the Effective Time occurs, all stock transfer, real estate transfer, documentary, stamp, recording and other similar taxes (including interest, penalties and additions to any such taxes) incurred in connection with this Agreement and the transactions contemplated hereby shall, except as provided by Section 2.9(c), be paid by Parent.
          Section 6.15 Financing. Parent shall use its reasonable best efforts (a) to arrange financing that is sufficient to permit Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby (the “Financing”) and (b) to enter into, prior to the date of the Parent Stockholders Meeting, an underwriting agreement with one or more financial institutions pursuant to which such financial institutions shall commit to underwrite a rights offering by Parent (the “Rights Issue”), which underwriting commitment shall cover the portion of the Rights Issue in excess of the pro rata share of the Norwegian Ministry of Trade and Industry and the Norwegian National Insurance Scheme Fund, and the proceeds of which will be used to provide Parent with a portion of the Financing to the extent the Rights Issue is undersubscribed.
          Section 6.16 Assistance with Financing.
          (a) In order to assist Parent in any way necessary, proper or advisable in connection with Parent’s arrangement of the Financing, the Company shall, and shall cause each of its Subsidiaries to, at the expense of Parent, provide such assistance and cooperation as Parent, Merger Sub and their Affiliates may reasonably request in connection with the arrangement of the Financing and the satisfaction, on a timely basis, of all conditions applicable to Parent and Merger Sub (or its or their Affiliates) in any definitive documents relating thereto including, (i) furnishing to Parent and its Representatives, to the extent reasonably available, pertinent information with respect to the Company and its Subsidiaries (or, to the extent required and reasonably available to it, GrowHow, HATLP, OCOP or PLNL) and their respective operations to be included in the Parent Circular, the Rights Offer Prospectus and any other prospectus, offering memorandum, rating agency presentations, bank book, information memorandum, lender presentation or similar document or marketing material (including historical financial statements prepared in accordance with GAAP and projected financial statements of the Company for inclusion in any such document, the “Required Information”), and assisting in the preparation of such documents (including the preparation of any pro forma financial information required to be included in any such document) and cooperating with and attending a reasonable number of meetings with prospective investors or lenders, (ii) requesting its independent accountants to provide reasonable assistance to Parent or Merger Sub consistent with their customary practice (including to provide consent to Parent or Merger Sub to prepare and use their audit reports relating to the Company and any necessary “comfort letters” in each case on customary terms and consistent with their customary practice in connection with the Financing), (iii) providing reasonable cooperation with prospective investors, arrangers and lenders and their respective advisors in performing their due diligence and (iv) providing all required information reasonably available to it relating to any indebtedness of the Company or its Subsidiaries whose terms require or permit it to be declared due and payable, or provide that it becomes automatically due and payable, prior to its stated maturity as a result of, or in connection with, the Merger. The Company will use its reasonable best efforts to update the Required Information from time to time as may be necessary such that such Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements therein not misleading.
          (b) In no event shall the Company or its Subsidiaries be required to pay any commitment or similar fee or incur any other liability in connection with the Financing prior to the Effective Time. The requested cooperation shall not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or otherwise materially impair the ability of any officer or executive of the Company to carry out their duties to the Company.
          (c) Parent and Merger Sub shall indemnify and hold harmless the Company and its Subsidiaries and its and their directors, officers, employees and agents from and against any and all losses or damages suffered or incurred by them in connection with the arrangement of the Financing and any information utilized in connection therewith; provided, however, that the foregoing shall not apply to the Company’s or its Subsidiaries’ or other Representatives’ willful misconduct or gross negligence.
          Section 6.17 Dividend Matters. If the Company has declared and set a record date for a regular quarterly cash dividend payable to the Company’s stockholders for the quarter ended prior to the quarter in which the Effective Time occurs (the “Final Full Quarterly Dividend”), and the Effective Time occurs prior to the payment date for the Final Full Quarterly Dividend, then Parent or the Surviving Corporation will pay the Final Full Quarterly Dividend on behalf of the Company following the Closing on the scheduled payment date for such dividend.
          Section 6.18 No Financing Condition. For the avoidance of doubt, the obligation of Parent and Merger Sub to close the transactions contemplated by this Agreement is conditioned upon the receipt of the Parent Stockholder Approval but is not conditioned upon the consummation of the Financing and, accordingly, the Parties agree that a failure of Parent and Merger Sub to close the transactions contemplated by this Agreement resulting from a failure or inability to consummate the Financing constitutes a breach for purposes of this Agreement.

          Section 6.19 Parent’s Vote at Company Stockholders Meeting. Parent shall vote all shares of Company Common Stock beneficially owned by it or any of its Subsidiaries in favor of the Merger at the Company Stockholders Meeting.
          Section 6.20 Merger Sub and Surviving Corporation Compliance. Parent shall cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement and Merger Sub shall not engage in any activities of any nature except as provided in or contemplated by this Agreement.
ARTICLE VII
CONDITIONS PRECEDENT
          Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger are subject to the satisfaction, or waiver by it, on or prior to, but in any event as of, the Closing Date, of the following conditions:
          (a) The Company shall have obtained the Company Stockholder Approval.
          (b) Parent shall have obtained the Parent Stockholder Approval.
          (c) No Laws shall have been adopted or promulgated, and no temporary, preliminary or permanent Order shall have been issued and remain in effect by a Governmental Entity of competent jurisdiction having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the transactions contemplated by this Agreement (collectively, “Restraints”).
          (d) (i) Any waiting period (including any extensions thereof) applicable to the Merger under the HSR Act, the Canadian Competition Act or the Canada Transportation Act and any Timing Agreement with any Government Entity shall have expired or been terminated and (ii) any applicable approvals pursuant to the Foreign Competition Laws of the European Union shall have been obtained.
          (e) Any review or investigation under the Exon-Florio Amendment shall have been concluded, or CFIUS or the President of the United States shall have determined not to take action authorized thereunder or have determined to take action that would not reasonably be expected to materially adversely affect the business or operations of Parent and its Subsidiaries, taken as a whole.
          (f) There shall not be pending, any suit, action or proceeding by any Governmental Entity of competent jurisdiction against Parent, Merger Sub, the Company or any Company Subsidiary, or otherwise in connection with the Merger, seeking to make illegal, restrain or prohibit the consummation of the Merger, except where such suit, action or proceeding would not reasonably be expected to have a Material Adverse Effect on the Company.

          Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction, or waiver by Parent, on or prior to, but in any event as of, the Closing Date, of the following additional conditions:
          (a) (i) The representation and warranty of the Company contained in Section 3.10(c) of this Agreement shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (ii) all other representations and warranties of the Company set forth in ARTICLE III of this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on the Company; provided, however, that, notwithstanding the foregoing, the representations and warranties contained in Section 3.3 (other than the last sentence of Section 3.3(c)), Section 3.4 and Section 3.5 shall be true and correct in all material respects. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.
          (b) The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.
          (c) The Preferred Stock Conversion Right shall have been exercised, the Preferred Stock Conversion shall have been consummated and no Company Series A Preferred Stock shall be outstanding.
          Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction, or waiver by the Company, on or prior to, but in any event as of, the Closing Date, of the following additional conditions:
          (a) Each of the representations and warranties of Parent and Merger Sub set forth in ARTICLE IV of this Agreement, in each case made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and correct, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (other than representations and warranties that by their terms speak as of another date, which shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct as so made, individually or in the aggregate, does not have and is not reasonably expected to result in a Material Adverse Effect on Parent. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

          (b) Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.
ARTICLE VIII
TERMINATION
          Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval:
          (a) by mutual written consent of Parent and the Company;
          (b) by either Parent or the Company, if:
          (i) the Merger shall not have been consummated by September 30, 2010 (the “Walk-Away Date”); provided that the right to terminate the Agreement pursuant to this Section 8.1(b)(i) shall not be available to any Party whose failure to perform any of its obligations under this Agreement is the primary cause of the failure of the Merger to be consummated by the Walk-Away Date; provided further that if the Merger shall not have been consummated by the Walk-Away Date, but on such date, all of the conditions to Closing set forth in ARTICLE VII, other than (x) conditions that by their nature are only to be satisfied as of the Closing and (y) any of the conditions set forth in Section 7.1(c), Section 7.1(d), Section 7.1(e) or Section 7.1(f) (but solely, in the case of Section 7.1(c) or Section 7.1(f), to the extent the matter giving rise to the failure of any such condition is related to the HSR Act, the Foreign Competition Laws, the Exon-Florio Amendment or a notification to CFIUS), have been fulfilled or waived, then at the election of either the Company or Parent, the Walk-Away Date shall be extended to December 31, 2010 (such date, the “Extended Walk-Away Date”);
          (ii) any Restraint having any of the effects set forth in Section 7.1(c) shall be in effect and shall have become final and non-appealable; provided that the Party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have used its best efforts to remove such Restraint as required by Section 6.4;
          (iii) the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting; or
          (iv) the Parent Stockholder Approval shall not have been obtained at the Parent Stockholders Meeting;
          (c) by Parent:

          (i) if the Company shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company prior to the Walk-Away Date or Extended Walk-Away Date (if applicable) or is not cured by the earlier of (x) forty (40) Business Days following written notice to the Company by Parent of such breach or (y) the Walk-Away Date or Extended Walk-Away Date (if applicable) and (B) would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); or
          (ii) if the Board of Directors of the Company or any committee thereof shall (A) fail to make the Company Recommendation or include the Company Recommendation in the Proxy Statement, (B) fail to publicly reaffirm the Company Recommendation within ten (10) Business Days of receipt of a written request by Parent to provide such reaffirmation (provided Parent exercises such termination right within ten (10) Business Days of such failure) or (C) effect a Change in Company Recommendation; or
          (iii) if the Company or any Company Subsidiary or its or their respective Representatives, directly or indirectly, shall have materially breached any of their obligations under Section 6.5;
          (d) by the Company:
          (i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub prior to the Walk-Away Date or Extended Walk-Away Date (if applicable) or is not cured by the earlier of (x) forty (40) Business Days following written notice to Parent by the Company of such breach or (y) the Walk-Away Date or Extended Walk-Away Date (if applicable) and (B) would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); or
          (ii) in accordance with the terms and subject to the conditions of Section 6.5(c).
          Section 8.2 Effect of Termination.
          (a) In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the Parties hereunder shall terminate and there shall be no liability on the part of any Party hereto with respect thereto, except for the provisions of this Section 8.2 and ARTICLE IX, each of which shall remain in full force and effect; provided, however, that no Party hereto shall be relieved or released from any liability or damages arising from a breach of any provision of this Agreement, and the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, including, in the case of a breach by Parent or Merger Sub, liability to the Company for damages, determined taking into account all relevant factors including lost stockholder premium and any relevant breaches by the Company.
          (b) In the event that:
          (i) this Agreement is terminated pursuant to Section 8.1(c)(ii) or Section 8.1(d)(ii), then the Company shall pay to Parent the Termination Fee. The Company shall pay such Termination Fee by wire transfer of immediately available funds by the second (2nd) Business Day following such termination in the case of the termination of this Agreement pursuant to Section 8.1(c)(ii), or concurrently with such termination in the case of the termination of this Agreement pursuant to Section 8.1(d)(ii);
          (ii) this Agreement is terminated pursuant to Section 8.1(b)(iii), Section 8.1(c)(i) (as a result of a breach by the Company of any of its covenants contained in this Agreement) or Section 8.1(c)(iii) and within six (6) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by a Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(ii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%); or
          (iii) this Agreement is terminated pursuant to Section 8.1(b)(i) (provided that at the time of such termination, the conditions set forth in Section 7.1(c), Section 7.1(d), Section 7.1(e) and Section 7.1(f) shall have been satisfied), Section 8.1(b)(iii), Section 8.1(c)(i) or Section 8.1(c)(iii) and (x) at any time after the date of this Agreement and prior to the date of termination, a Takeover Proposal shall have been publicly announced and not subsequently withdrawn (or any Person shall have publicly announced or publicly communicated an intention, whether or not conditional, to make a Takeover Proposal and such intention is not subsequently withdrawn), and (y) within eighteen (18) months after the date of such termination, the Company enters into a definitive agreement to consummate or consummates the transactions contemplated by any Takeover Proposal, then the Company shall pay to Parent, by wire transfer of immediately available funds, an amount equal to the Termination Fee by the second (2nd) Business Day following the earlier of the date the Company enters into a definitive agreement or consummates such transaction; provided that, for purposes of this Section 8.2(b)(iii), the term “Takeover Proposal” shall have the meaning ascribed thereto in Section 1.1, except that all references to fifteen percent (15%) shall be changed to fifty percent (50%); or
          (iv) this Agreement is terminated pursuant to Section 8.1(b)(iv), then Parent shall pay to the Company the Termination Fee. Parent shall pay such Termination Fee by wire transfer of immediately available funds concurrently with such termination, in the case of a termination by Parent, or by the second (2nd) Business Day following such termination, in the case of a termination by the Company.
          (c) Each Party agrees that the agreements contained in Section 8.2(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not enter into this Agreement; accordingly, if either Parent or the Company fails promptly to pay any amounts due under Section 8.2(b) and, in order to obtain such payment, the other Party commences a suit that results in a judgment against the nonpaying Party for such amounts, the nonpaying Party shall pay interest on such amounts from the date payment of such amounts was due to the date of actual payment at the prime rate of the Bank of New York in effect on the date such payment was due, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit.
ARTICLE IX
GENERAL PROVISIONS
          Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Section 6.8) that by their terms apply or are to be performed in whole or in part after the Effective Time and this ARTICLE IX.
          Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt or (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:
If to Parent or Merger Sub, to:
Yara International ASA
P.O. Box 2464, Solli
Bygdoy alle 2
N-0202 Oslo
Norway
Telecopier: +(47) 24 15 75 64
Attention: Chief Legal Counsel
with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Telecopier: (212) 751-4864
Attention: Barry A. Bryer, Esq.
                 Eric J. Schwartzman, Esq.
and
Wikborg Rein
Pb 1513 Vika
0117 Oslo
Norway
Telecopier: +(47) 22 82 75 01
Attention: Per Anders Sæhle, Esq.
          If to the Company, to:
Terra Industries Inc.
Terra Centre
600 Fourth Street
P.O. Box 6000
Sioux City, IA 51102-6000
Telecopier: (712) 233-5586
Attention: John W. Huey, Esq.
with a copy (which shall not constitute notice) to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Telecopier: (212) 474-3700
Attention: Faiza J. Saeed, Esq.
                 Thomas E. Dunn, Esq.
and
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Telecopier: (212) 403-2000
Attention: David C. Karp, Esq.
          Section 9.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or a Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this

Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”. The words “hereby”, “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” shall refer to the date of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words describing the singular number shall include the plural and vice versa and words denoting any gender shall include all genders. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.
          Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument. This Agreement shall become effective when each Party hereto shall have received counterparts thereof signed and delivered (by telecopy or otherwise) by the other Parties hereto.
          Section 9.5 Entire Agreement; Third Party Beneficiaries.
          (a) This Agreement (including the Company Disclosure Letter and the Exhibits hereto), together with the Confidentiality Agreement, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
          (b) This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person not a Party to this Agreement any rights, benefits or remedies of any nature whatsoever, other than Section 6.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons). Notwithstanding the immediately preceding sentence, following the Effective Time, the provisions of ARTICLE II shall be enforceable by holders of Certificates.
          Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

          Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void; provided, that Parent and Merger Sub may assign their rights and obligations pursuant to this Agreement to any direct or indirect wholly-owned Subsidiary of Parent so long as Parent continues to remain primarily liable for all of such rights and obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.
          Section 9.8 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or the stockholders of Parent, but, after such approval, no amendment shall be made which by Law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.
          Section 9.9 Extension; Waiver. At any time prior to the Effective Time, the Parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of any Party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
          Section 9.10 GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.
          (a) All disputes arising out of or concerning the existence, validity interpretation or performance of this Agreement shall be resolved by binding arbitration administered by the American Arbitration Association (“AAA”) pursuant to its Commercial Arbitration Rules in accordance with Section 9.10(b).
          (b) The arbitral panel shall consist of three members, one to be appointed by each of the Parties (with Parent and Merger Sub being treated as a single Party for purposes of this Section 9.10) and the third to be chosen by the two party-appointed arbitrators. If the responding Party fails to appoint an arbitrator or the two party-appointed arbitrators fail to appoint the third within the prescribed time periods, then the appointments shall be made by the AAA pursuant to its rules and procedures in effect at the time of the appointments:
          (i) Arbitration may be commenced by any Party by giving written notice to the other Party and to the AAA pursuant to the rules of the AAA then in existence. Within 15 days of such notice, the Party demanding arbitration shall appoint its arbitrator. Within 15 days of that appointment, the other Party shall appoint its arbitrator. Within 15 days after the appointment of both Party-appointed arbitrators, those two shall appoint the third, who shall preside over the panel.

          (ii) The situs of the arbitration shall be the State of Delaware and the evidentiary proceedings shall be conducted in Wilmington, Delaware. The panel may conduct proceedings in other locations if necessary for the taking of evidence.
          (iii) Each arbitrator shall be impartial and shall be a retired Delaware Chancery Court judge or Delaware Supreme Court justice, or, if not reasonably available, shall otherwise be knowledgeable about and experienced with the law of Delaware and have had at least 15 years of legal experience in the area of mergers and acquisitions.
          (iv) In connection with any arbitration proceeding hereunder, the arbitral panel shall allow reasonable requests for the production of documents relevant to the dispute and permit the taking of depositions limited to not more than seven persons on each side and for not more than 70 hours in total for each side. The panel may seek to compel the production of evidence from non-Parties.
          (c) The arbitral panel is authorized to award monetary damages and to grant specific performance of the Agreement and other injunctive relief, including interim relief pending the final award.
          (d) The Parties shall bear their own costs incurred in connection with the arbitration and share equally the fees and expenses of the arbitral panel and the costs of administration.
          (e) The arbitral award shall be final and non-appealable and may be enforced in any court of competent jurisdiction.
          (f) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN ACCORDANCE WITH, AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH, THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO ITS RULES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY, EXCEPT FOR SUCH PROVISIONS WHERE THE MGCL IS MANDATORILY APPLICABLE, WHICH PROVISIONS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE MGCL; PROVIDED, HOWEVER, THAT THE MGCL SHALL GOVERN THE RELATIVE RIGHTS, OBLIGATIONS, POWERS, DUTIES AND OTHER INTERNAL AFFAIRS OF THE COMPANY AND THE BOARD OF DIRECTORS OF THE COMPANY.
          (g) With respect to any matter not subject to arbitration under this Section of the Agreement, each Party hereby irrevocably consents to the exclusive jurisdiction of the courts of the State of Delaware and waives any objection to personal jurisdiction of and venue in such court with respect to such proceeding and any claim that such forum is inconvenient. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
          (h) PARENT HEREBY IRREVOCABLY DESIGNATES NATIONAL CORPORATE RESEARCH, LTD. (IN SUCH CAPACITY THE “PROCESS AGENT”), WITH AN OFFICE AT 615 SOUTH DUPONT HIGHWAY, DOVER, DE 19901, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
          (i) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.10(i).
          Section 9.11 Specific Enforcement. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction without proof of damages or otherwise (and each Party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The right for specific enforcement shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions set forth in this Agreement. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. If, prior to the Walk-Away Date or Extended Walk-Away Date (if applicable), any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Walk-Away Date or Extended Walk-Away Date (if applicable) shall automatically be extended by (x) the amount of time during which such action is pending, plus twenty (20) Business Days or (y) such other time period established by the court presiding over such action.
[signature page follows]

          IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

YARA INTERNATIONAL ASA
By:	/s/ Øivind Lund
	Name:	Øivind Lund
	Title:	Chairman of the Board

By:	/s/ Jørgen Ole Haslestad
	Name:	Jørgen Ole Haslestad
	Title:	President and Chief Executive Officer

YUKON MERGER SUB, INC.
By:	/s/ Edward Cavazuti
	Name:	Edward Cavazuti
	Title:	President

TERRA INDUSTRIES INC.
By:	/s/ Michael L. Bennett
	Name:	Michael L. Bennett
	Title:	President and Chief Executive Officer

EXHIBIT A
TERRA INDUSTRIES INC.
AMENDED AND RESTATED CHARTER
ARTICLE I
NAME
          The name of the corporation (the “Corporation”) is “Terra Industries Inc.”
ARTICLE II
PURPOSE
          The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as now or hereafter in force.
ARTICLE III
PRINCIPAL OFFICE
          The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.
ARTICLE IV
RESIDENT AGENT
          The name of the resident agent of the Corporation in the State of Maryland is The Corporation Trust Incorporated, and its address is 351 West Camden Street, Baltimore, Maryland 21201. The resident agent is a Maryland corporation.
ARTICLE V
PROVISIONS FOR DEFINING, LIMITING
AND REGULATING CERTAIN POWERS OF THE
CORPORATION AND OF THE STOCKHOLDERS AND DIRECTORS
          Section 5.1 Number of Directors. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors. The number of directors of the Corporation is [one], which number may be increased or decreased pursuant to the Bylaws of the Corporation (the “Bylaws”), but shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”). The name[s] of the director[s] who shall serve until the next annual meeting of stockholders and until [his][their] successors are duly elected and qualify are:

[                                        ]
The directors may increase the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise, on the Board of Directors in the manner provided in the Bylaws.
          Section 5.2 Authorization by Board of Stock Issuance. The Board of Directors may authorize the issuance from time to time of shares of stock of the Corporation of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the charter (the “Charter”) or the Bylaws.
          Section 5.3 Indemnification. The Corporation shall, to the maximum extent permitted by Maryland law in effect from time to time, indemnify, and pay or reimburse reasonable expenses in advance of final disposition of a proceeding without requiring a preliminary determination as to the ultimate entitlement to indemnification to, (a) any individual who is a present or former director or present or former officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. No amendment of the Charter or any repeal of any of its provisions shall limit or eliminate any of the benefits provided to present or former directors and present or former officers under this Section 5.3 in respect of any act or omission that occurred prior to such amendment or repeal.
          Section 5.4 Appraisal Rights. Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.
          Section 5.5 Extraordinary Actions. Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the Board of Directors and taken or approved by the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter.

          Section 5.6 Determinations by Board. The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors consistent with the Charter, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock: the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; the number of shares of stock of any class of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.
          Section 5.7 Stockholder Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the stockholders may be taken without a meeting by consent, in writing or by electronic transmission, in any manner permitted by the MGCL and set forth in the Bylaws (including by less than unanimous consent, if so provided in the Bylaws).
ARTICLE VI
STOCK
          Section 6.1 Authorized Shares. The Corporation has authority to issue 1000 shares of stock, consisting of 1000 shares of common stock, $0.01 par value per share. The aggregate par value of all authorized shares of stock having par value is $10.00. The Board of Directors, with the approval of a majority of the entire Board and without any action by the stockholders of the Corporation, may amend the Charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.
          Section 6.2 Classified or Reclassified Shares. The Board of Directors may reclassify any unissued shares of stock of the Corporation from time to time in one or more classes or series of stock. If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of Section

6.1. Prior to issuance of classified or reclassified shares of any class or series, the Board of Directors by resolution shall: (i) designate that class or series to distinguish it from all other classes and series of stock of the Corporation; (ii) specify the number of shares to be included in the class or series; (iii) set or change, subject to the express terms of any class or series of stock of the Corporation outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (iv) cause the Corporation to file articles supplementary with the State Department of Assessments and Taxation of Maryland. Any of the terms of any class or series of stock set or changed pursuant to clause (iii) of this Section 6.2 may be made dependent upon facts or events ascertainable outside the Charter (including determinations by the Board of Directors or other facts or events within the control of the Corporation) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of stock is clearly and expressly set forth in the articles supplementary or other charter document.
          Section 6.3 Charter and Bylaws. The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws. The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.
ARTICLE VII
AMENDMENTS
          The Corporation reserves the right from time to time to make any amendment to its Charter, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Charter, of any shares of outstanding stock. All rights and powers conferred by the Charter on stockholders, directors and officers are granted subject to this reservation.
ARTICLE VIII
LIMITATION OF LIABILITY
          To the fullest extent permitted by Maryland law, as it may be amended from time to time, no person who at any time was or is a director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for money damages. No amendment of the Charter or repeal of any of its provisions shall limit or eliminate any of the benefits provided to present or former directors and present or former officers under this Article VIII in respect of any act or omission that occurred prior to such amendment or repeal.

Exhibit B
February 12, 2010
Board of Directors
Terra Industries Inc.
Terra Center
600 Fourth Street
P.O. Box 6000
Sioux City, Iowa 51102
Members of the Board:
You have asked us to advise you with respect to the fairness to the holders of common stock, without par value (“Company Common Stock”), of Terra Industries Inc. (the “Company”), from a financial point of view, of the Consideration (as defined below) to be received by such stockholders pursuant to the terms of the Agreement and Plan of Merger, dated as of February 12, 2010 (the “Merger Agreement”) by and among Yara International ASA (“Parent”), Yukon Merger Sub, Inc., an indirect wholly owned subsidiary of Parent (“Merger Sub”) and the Company. The Merger Agreement provides for, among other things, the merger (the “Merger”) of Merger Sub with and into the Company, whereby the Company will become a wholly owned subsidiary of Parent and each outstanding share of Company Common Stock, other than those shares owned by Parent, Merger Sub and the Company, will be converted into the right to receive $41.10 in cash (the “Consideration”).
In arriving at our opinion, we have reviewed a draft of the Merger Agreement dated February 12, 2010, certain related agreements, as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts relating to the Company (certain of which were publicly available), as well as pricing information related to natural gas and certain other commodities reflected in such forecasts and data, which were provided to or discussed with us by the Company. We also have met with the management of the Company to discuss the business and prospects of the Company. We have also considered certain financial and stock market data of the Company and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to that of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.
In connection with our review, we have not independently verified any of the foregoing information and have assumed and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company and the estimated data for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s management as to the future financial performance of the Company, and that such other data (including the

Board of Directors
Terra Industries Inc.
February 12, 2010

assumptions related to pricing of natural gas and certain other commodities) have also been reasonably prepared on bases reflecting the best currently available estimates. With respect to the publicly available financial forecasts for the Company referred to above, we have reviewed and discussed such forecasts with the management of the Company and have assumed, with your consent, that such forecasts represent reasonable estimates and judgments with respect to the future financial performance of the Company. For purposes of our opinion, we have assumed, with your consent, that the Company will complete the acquisition of Carseland on the terms described to us by management of the Company. We have also assumed, with your consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company or the Merger in any respect material to our analyses and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Representatives of the Company have advised us, and we have assumed, that the terms of the Merger Agreement, when executed, will conform in all respects material to our analyses to the terms reflected in the draft reviewed by us. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals.
Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Stock of the Consideration to be received in the Merger and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to, any compensation to any officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration or otherwise. The issuance of this opinion was approved by our authorized internal committee.
Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof and upon certain assumptions regarding such financial, economic, market and other conditions, which are currently subject to unusual volatility and which, if different than assumed, could have a material impact on our analyses. Our opinion also is based on assumptions provided by the Company’s management as to the pricing of natural gas and certain other commodities, which is subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses. Our opinion does not address the merits of the Merger as compared to alternative transactions or strategies that may be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.
We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also became entitled to receive a fee upon the rendering of our opinion. In addition, the Company has agreed to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement. We and our affiliates have in the past provided investment banking and other financial services to the

Board of Directors
Terra Industries Inc.
February 12, 2010

Company and its affiliates, for which we and our affiliates have received compensation, including having acted as (i) financial advisor to the Company in connection with the consideration of various proposals made in 2009 by CF Industries Holdings, Inc. for a business combination with the Company, (ii) financial advisor to the Company in 2008 in connection with the review of the Company’s strategic alternatives (which alternatives included a potential transaction involving Parent), and (iii) joint lead managing underwriter in connection with a subsidiary of the Company’s offering in 2009 of $600,000,000 of 7.75% Senior Notes due 2019. We and our affiliates may in the future provide financial advice and services to the Company, Parent and their respective affiliates or any company that may be involved in the Merger for which we and our affiliates would expect to receive compensation. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Parent and any other companies that may be involved in the Merger, as well as provide investment banking and other financial services to such companies.
It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Stock in the Merger is fair, from a financial point of view, to such stockholders.
Very truly yours,
CREDIT SUISSE SECURITIES (USA) LLC

By: Title:	/s/ David A. DeNunzio Managing Director

NNNNNNNNNNNN —Convert to E2 Admission Ticket — file on BOC Bowneshare —> start at pcn 401 NNNNNNNNNNNNNNN C123456789 000004 000000000.000000 ext 000000000.000000 ext NNNNNNNNN 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week! ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 12:00 a.m., Eastern Time, on ☐, 2010. Vote by Internet • Log on to the Internet and go to www.investorvote.com • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas. Special Meeting Proxy Card 1234 5678 9012 345 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR the approval of the Merger and FOR Proposal 2. + For Against Abstain For Against Abstain 1. To approve the merger of Yukon Merger Sub, Inc. (“Merger 2. To adjourn the special meeting for the purpose of soliciting Sub”), an indirect, wholly owned subsidiary of Yara additional proxies if there are insufficient votes at the time of International ASA (“Yara”), with and into Terra Industries Inc. the special meeting to approve the Merger. (“Terra”), and the other transactions constituting a part of the merger (the “Merger”), pursuant to the Agreement and Plan of Merger, dated as of February 12, 2010, by and among Yara, Merger Sub and Terra. 3. To consider and vote, in accordance with their discretion, on any other business that may properly come before the special meeting or any adjournment or postponement of the special meeting. B Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Special Meeting. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please also give your full title. If a corporation, please sign in full corporate name by an authorized officer. If a partnership, please sign in full partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND NNNNNNN1 U P X 0 2 4 7 8 6 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 015ESB

. Special Meeting of Stockholders Admission Ticket Special Meeting of Stockholders of Terra Industries Inc. Stockholders ☐, 2010, ☐ Local Time [LOCATION] [ADDRESS] [CITY, STATE ZIP] Upon arrival, please present this admission ticket and photo identification at the registration desk. Terra News and Information Our goal is to provide interested parties with timely information in an efficient, cost effective manner most convenient to you. We distribute our news releases and other materials in email, fax and hard copy format. Let us know what materials you’d like to receive and how by: 3 Providing your contact information via our website at www.terraindustries.com or 3 Calling us at (800) 831-1002, ext. 8788. 3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3 Proxy — TERRA INDUSTRIES INC. TERRA INDUSTRIES INC. Proxy Solicited on Behalf of the Board of Directors of Terra Industries Inc. (the “Board of Directors”) The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Stockholders and the Proxy Statement, each dated ☐, 2010, and revoking all prior proxies, hereby appoints HENRY R. SLACK, MICHAEL L. BENNETT and DANIEL D. GREENWELL, and each or any of them, as proxy holders with full power of substitution, to vote the shares of Terra common stock which the undersigned is entitled to vote at the special meeting of stockholders (including any adjournments or postponements thereof) of TERRA INDUSTRIES INC. to be held on ☐, 2010, with all powers the undersigned would possess if personally present, on Proposal 1, Proposal 2 and, in accordance with their discretion, on any other business that may come before the special meeting (including any adjournments or postponements thereof.) You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxy holders cannot vote your shares of common stock unless you sign and return this card. PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE REVERSE SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. This proxy will be governed by, and construed in accordance with, the laws of the state of Maryland and applicable federal securities laws.